Exhibit 1

WESTPAC

GROUP

INTERIM

RESULTS

2012

INCORPORATING
THE REQUIREMENTS
OF APPENDIX 4D

Westpac Banking Corporation ABN 33 007 457 141

RESULTS ANNOUNCEMENT TO THE MARKET

ASX APPENDIX 4D

RESULTS FOR ANNOUNCEMENT TO THE MARKET1

REPORT FOR THE HALF YEAR ENDED 31 MARCH 20122

Revenue from ordinary activities[3,4] ($m)	up	6%	to	$8,832
Profit from ordinary activities after tax attributable to equity holders[4] ($m)	down	(25%)	to	$2,967
Net profit for the period attributable to equity holders[4] ($m)	down	(25%)	to	$2,967

Dividend Distributions (cents per ordinary share)	Amount per security		Franked amount per security
Interim Dividend	82		82

Record date for determining entitlements to the dividend	18 May 2012 (Sydney)
	17 May 2012 (New York)

1     This document comprises the Westpac Group interim results and is provided to the Australian Securities Exchange under Listing Rule 4.2A.

2     This report should be read in conjunction with the Westpac Group Annual Report 2011 and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

3     Comprises reported interest income, interest expense and non-interest income.

4     All comparisons are with the reported results for the six months ended 31 March 2011.

RESULTS ANNOUNCEMENT TO THE MARKET

INTERIM 2012 RESULT

01	PRESS RELEASE AND OUTLOOK	v
02

GROUP RESULTS

2.1   Reported Results

2.2   Reported Balance Sheet

2.3   Key Financial Data – Reported Earnings

2.4   Cash Earnings Results

2.5   Key Financial Data – Cash Earnings

2.6   Market Share and System Multiple Metrics

1 1 2 3 4 7 8
03

REVIEW OF GROUP OPERATIONS

3.1   Cash Earnings Summary

3.2   Review of Earnings

3.3   Credit Quality

3.4   Balance Sheet and Funding

3.5   Capital and Dividends

3.6   Other Significant Developments

3.7   Sustainability Performance

10 10 18 37 40 46 50 56
04

DIVISIONAL RESULTS

4.1   Australian Financial Services

4.1.1     Westpac Retail & Business Banking

4.1.2     St.George Banking Group

4.1.3     BT Financial Group (Australia)

4.2   Westpac Institutional Bank

4.3   Westpac New Zealand

4.4   Pacific Banking

4.5   Group Businesses

60 61 62 66 70 80 83 86 88
05

INTERIM 2012 REPORTED FINANCIAL INFORMATION

5.1   Consolidated Income Statement

5.2   Consolidated Balance Sheet

5.3   Consolidated Cash Flow Statement

5.4   Consolidated Statement of Comprehensive Income

5.5   Consolidated Statement of Changes in Equity

5.6   Notes to Interim 2012 Reported Financial Information

5.7   Statement in Relation to the Review of the Financial Statements

90 91 92 93 94 95 96 124
06	INTERIM 2012 CASH EARNINGS FINANCIAL INFORMATION 6.1 Interim 2012 Cash Earnings Financial Information	125 125
07	OTHER INFORMATION 7.1 Credit Ratings and Exchange Rates 7.2 Disclosure Regarding Forward-Looking Statements 7.3 Financial Calendar	133 133 134 135
08	SEGMENT RESULT 8.1 Half Year Segment Reported Results 8.2 Westpac New Zealand Division Performance (A$ Equivalent to Section 4.5)	136 136 139

RESULTS ANNOUNCEMENT TO THE MARKET

09	GROUP RECONCILIATIONS 9.1 Group Half Year Earnings Reconciliation	140 140
10	ECONOMIC PROFIT	145
11	GLOSSARY	146

In this announcement references to ‘Westpac’, ‘WBC’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

All references to $ in this document are to Australian Dollars unless otherwise stated.

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE

AND OUTLOOK

3 May 2012

SOUND RESULTS, WELL POSITIONED IN CHANGING AND CHALLENGING TIMES

■	Cash earnings[1] $3,195 million, up 1% on 1H11 and up 2% on 2H11

■	Cash earnings per share of 105 cents, down 1% on 1H11 and up 1% on 2H11

■	Operating income[1] up 5%, growing ahead of expenses at 4%

■	Fully franked dividend of 82 cents per share, up 2 cents

■	Customer deposits up 11%, lending up 5%

■	Net interest margin 2.17%, down 4bps on 1H11 and down 6bps on 2H11

■	Expense to income ratio[1] 41.1%, improved 10bps

■	Statutory net profit $2,967 million, down 25% as 1H11 benefited from St.George tax consolidation

■	Tier 1 capital up 28bps to 9.81%; improved asset quality, with stressed exposures to total committed exposures declining 59bps

■	Cash return on equity 15.1%

Westpac Group today announced increased cash earnings of $3,195 million for the six months to 31 March 2012, rising 1% from $3,168 million compared to the same period last year.

Westpac Group Chief Executive Officer, Gail Kelly, said: “This is a sound result in a challenging environment and reflects continued progress in building a stronger and more productive organisation.

“A highlight of these results is the strong performance of our two largest divisions, Westpac Retail & Business Banking and Westpac Institutional Bank. Both delivered particularly pleasing core earnings2 growth from strong customer activity. In Westpac Retail & Business Banking, our investment in the front line through Westpac Local is clearly delivering; in Westpac Institutional Bank, as Australia’s leading institutional bank, we are well placed to assist customers in these volatile times.

“St.George Banking Group’s earnings were lower but the foundations are in place for improved performance. Already our investment in Bank of Melbourne is showing good progress. BT Financial Group had solid operating momentum offset by the impact of softer asset markets and a weaker equities contribution. Westpac New Zealand produced a strong all-round performance, with cash earnings up 24% on First Half 2011.

“A strong balance sheet has been a hallmark of the Westpac Group over recent years. I am pleased to say we continued to strengthen our position with increased capital, an improved funding profile and excellent asset quality. On efficiency, we continue to be the leading Australian bank, with our cost to income ratio significantly better than our peers.”

Leading indicators of progress on our strategy

At Westpac’s Full Year 2011 results, the Group outlined a number of focus areas. Compared to Second Half 2011, the Group made good progress in growing revenues and building stronger returns. In particular:

■                Customer return on credit risk weighted assets improved to 4.12% from 4.07% recorded for the Second Half 2011;

■                Deposit growth was above system; lending was a little below system, with disciplined management of margin;

■                Customer numbers increased 2.4%, with growth in Bank of Melbourne particularly strong, up 7% in First Half 2012;

■                Penetration of insurance and wealth cross-sell increased – up 70 basis points to 17.7% across the Group. Westpac Retail & Business Banking ranked number one among the large banks at 20.3% and St.George had the greatest improvement, up 140 basis points to 14%;

■                Westpac Institutional Bank grew customer revenue by 8% and deepened market share in key target segments of trade, natural resources and agriculture;

■                Customers with four or more products increased to 29.9% in Westpac Retail & Business Banking (up 60 basis points) and to 27.5% in St.George Banking Group (up 90 basis points);

■                Revenue per average FTE increased 5%.

1 All comparisons in this release refer to First Half 2012 against First Half 2011 unless otherwise stated. For an explanation of cash earnings and reconciliation to reported results refer to pages 5-6 of the Group’s Interim Results Announcement for the Half Year ended 31 March 2012.

2 Core earnings is operating profit before income tax and impairment charges.

v

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE

AND OUTLOOK

Dividend

Westpac Group declared a record fully franked interim dividend of 82 cents per share, up 3% over the prior half. The Group’s strong capital position, with Tier 1 ratio up 13 basis points on Second Half 2011 to 9.81%, and surplus franking credit position, supported the dividend increase.

Mrs Kelly said: “The strength of our position means that about three-quarters of our profit can be returned as dividends to our shareholders, the vast majority of whom are Australians owning shares directly or through their superannuation funds.”

Composition of operating profit (on a cash earnings basis)

■              Net interest income increased $259 million to $6,223 million, with a 6% rise in average interest earning assets partially offset by a decline in margins.

■              Lending increased $22 billion, or 5%, from March 2011, with growth in Australian housing loans the primary driver of this increase. This was supported by Westpac Institutional Bank’s growth in trade finance and 3% loan growth in New Zealand.

■              Customer deposits increased $31 billion to $320 billion, up 11%, with virtually all the growth in Australian term deposits (up 31%), reflecting a focus on more stable deposit sources.

■              Group net interest margin was 2.17% for First Half 2012, a decrease of 4 basis points from First Half 2011 and a decrease of 6 basis points on Second Half 2011. The decline was due to the repricing of lending being insufficient to offset higher funding costs. These higher funding costs were mostly due to the increased benefit customers received from higher deposit returns relative to market rates. The margin, excluding the more volatile Treasury and Markets income, was 2.07% for First Half 2012, down five basis points from Second Half 2011 and down one basis point from First Half 2011. Given ongoing funding pressures, the margin, excluding Treasury and Markets, ended the half lower at 2.02%.

■              Non-interest income was up $126 million or 5% compared to First Half 2011. Trading income rose $102 million, mostly from increased customer demand for foreign exchange and interest rate hedging. Wealth management income was a little lower, down $10 million, as the benefits from improving cross sell and strong fund flows were offset by the impact of weaker markets on funds under management and funds under administration balances.

■              Expenses were up $154 million, or 4%, over First Half 2011, compared with 5% revenue growth. Compared to Second Half 2011, expenses were up 1%.

■              Impairment charges were $145 million higher, principally due to reduced benefit from repayments and write-backs in Westpac Institutional Bank. In addition, the prior corresponding period benefited from reduced economic overlay provisions, which were not repeated in First Half 2012.

Divisional performance

Cash earnings by division ($million)	1H12	2H11	1H11	% change 1H11-1H12	% change 2H11-1H12
Australian Financial Services	1,912	1,972	1,865	+3	-3
Westpac Retail & Business Banking	1,049	994	921	+14	+6
St.George Banking Group	569	615	602	-5	-7
BT Financial Group	294	363	342	-14	-19
Westpac Institutional Bank	663	661	655	+1	+0.3
Westpac New Zealand (NZ$)	333	291	269	+24	+14

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE

AND OUTLOOK

Australian Financial Services

In November 2011, the Group announced a new structure as part of the next phase of its strategy. The newly-created Australian Financial Services division consists of the Group’s Australian retail, business banking and wealth businesses (Westpac Retail & Business Banking, St.George Banking Group and BT Financial Group).

Westpac Retail & Business Banking saw an increase in cash earnings of 14%, the result of momentum created by our investment in Westpac Local, a program to upskill and empower front-line staff. This result was achieved in an environment where demand for new lending remains low and where customers continue to focus on reducing their debt and increasing their savings. Westpac Retail & Business Banking achieved retail deposit growth ahead of system, and lending growth in line with system.

St.George Banking Group cash earnings were down 5% compared to First Half 2011. This reflects work over the past 18 months to reposition the St.George and BankSA businesses to improve mortgage returns by reducing reliance on third party mortgage lending and reducing concentration in the commercial property segment. Asset quality has continued to improve although impairment charges were slightly higher in First Half 2012.

St.George Banking Group continued to strengthen customer relationships, with the fastest growth in penetration of wealth products among the major banks. Deposit growth in particular was very strong, up 12% compared to First Half 2011, while reliance on third party lending was much reduced. Bank of Melbourne has shown early signs of success, with a 7% increase in customer numbers over the past six months.

BT Financial Group recorded good operational momentum but its overall financial result was lower principally because of the impact of lower asset markets, a reduced contribution from the equities business and the de-risking of its lenders mortgage insurance business. Supporting BT Financial Group’s performance were good funds under administration flows, improving insurance cross-sell, stronger advice sales (new business revenues up 36%) and continued success capturing a higher portion of corporate superannuation flows.

Westpac Institutional Bank

Westpac Institutional Bank delivered a strong increase in core earnings of 9% on First Half 2011, with improved customer activity and well-managed expenses. Supporting this growth has been higher debt markets origination income, increased transactional revenues (particularly from trade finance), and strong markets income as customers looked to manage their exposure to the more volatile conditions. Asset quality remains strong, although a reduced benefit from repayment and write-backs led to an impairment charge.

Westpac New Zealand

Westpac New Zealand delivered a strong performance, with cash earnings increasing 24% compared to First Half 2011, benefiting from the prior investment in the New Zealand branch network. Balance sheet growth was modest with lending up 4% and deposits up 6%, reflecting the subdued economy. Improved margins, strong wealth and insurance cross-sell and lower impairment charges contributed to the strong result.

Productivity

In First Half 2012, the Group delivered $102 million in productivity savings. Most of these efficiencies were generated from programs delivered in the prior year. This included a reduction in the number of full-time equivalent employees and significant efficiencies gained through improving processes. Examples include a 25% reduction in the time taken to approve broker originated loans in certain brands and cutting the time taken to prepare business loan contracts from three days to one. Savings have also been achieved following the creation of the Australian Financial Services, and Group Services divisions (which principally combined the Technology and Operations divisions). These changes created additional opportunities to reduce duplication and improve co-ordination.

The Group also announced it was looking at its supplier arrangements through a best-sourcing program. This has involved bringing in-house some activities previously managed externally, and better utilising the global expertise of select suppliers in certain technology and back-office areas.  In First Half 2012, as part of its supplier program, the Group incurred and provisioned for non-recurring expenses amounting to $93 million after tax. This amount has been excluded from cash earnings.

The Group’s five-year, $2 billion Strategic Investment Priorities program is more than 60% complete and is increasing productivity and providing new functionality to front-line staff and customers. In addition, this investment is significantly improving the stability of IT infrastructure. Over the past six months the program rolled out the St.George call centre platform across Westpac Retail & Business Banking, commissioned the new data centre in Western Sydney and finalised major payment changes. The roll-out of the St.George teller platform (Spider) across Westpac Retail & Business Banking is also almost two-thirds complete.

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE

AND OUTLOOK

Asset quality

Asset quality continued to improve in First Half 2012 with the proportion of stressed exposures to total committed exposures steadily declining. At 31 March 2012, the ratio had fallen to 2.26%, down 22 basis points over the half and down 94 basis points from the peak recorded at September 2010.  The small and medium business portfolio is recognising additional stress, although at a much slower rate. Stress has begun to emerge in sectors impacted by the high Australian dollar and by weak discretionary consumer spending such as the wholesale retail and trade segments.

Consumer asset quality has continued to be very solid, with little change to delinquencies over the half, and actual mortgage losses remaining small. Mortgage delinquencies greater than 90 days were down 4 basis points during the year to 55 basis points at 31 March 2012.

Provisioning cover remains very strong, with total impaired asset provisions to impaired assets at 38%. The ratio of collectively assessed provisions to credit risk weighted assets remains at the top end of the sector at 1.22%, down 16 basis points since 31 March 2011.

Balance sheet strength

Westpac Group’s funding position has continued to improve, with the customer deposits to loans ratio rising 360 basis points to 63.2%. The Group raised $17.4 billion in new term wholesale funding in First Half 2012 and the Group’s stable funding ratio increased 200 basis points over the half to 79%. The Group’s liquidity position stands at $101 billion, with the composition little changed from 30 September 2011.

Westpac Group further strengthened its balance sheet, with the Tier 1 ratio up 28 basis points over the year to 9.81%, supported by good organic capital growth and the issue of a new hybrid, Westpac CPS. The Group is well placed to meet the new Basel III capital requirements when they become effective on 1 January 2013.

Outlook

The 2012 financial year began with significant uncertainty and volatility driven by a weaker global economic outlook and ongoing instability associated with the European sovereign crisis. Some stability returned to markets during the half, supported by a more positive US growth outlook and the European Long-Term Refinancing Operation, which provided more certainty to markets. Overall, however, the global recovery remains fragile.

Australia’s economic fundamentals remain sound with low unemployment, controlled inflation and low levels of Government debt.  Nevertheless, businesses and consumers remain cautious with a preference towards paying off debt and holding more deposits. As a result, growth remains uneven and activity remains soft in those sectors that rely on consumer demand, non-commodity exports and tourism.

New Zealand is experiencing similar trends, although growth has been even more modest, with global uncertainty impacting exports. Confidence and activity are showing some signs of improvement as the rebuild of Christchurch gathers momentum, although the pace of improvement is likely to be slow.

For the financial services industry these economic shifts are part of broader structural changes for the sector, which include significantly increased regulatory demands and costs. Higher capital, higher levels of liquidity and the need to further enhance the stability of funding are also features in this changed environment. Funding costs are expected to remain elevated, with competition intense, particularly for retail deposits. Lending growth is likely to remain modest.

Westpac believes that these changed economic and industry forces are structural in nature and requires a strategic response. In this regard:

■                The Group is well underway with its balance sheet repositioning work, strengthening its capital and funding profile;

■                Westpac is driving a strong productivity agenda, including the simplification of processes, and the implementation of new supplier arrangements;

■                From a growth perspective, Westpac is directing effort and investment to those sectors expected to generate higher growth and return outcomes, including wealth, deposits, SME, natural resources, agriculture, trade finance (including through investment in Asia) and transactional banking. The Group’s distinctive multi-brand approach and relationship management capabilities are key enablers for this, as is the fact that Westpac is Australia’s leading institutional bank.

In conclusion, having come through the Global Financial Crisis in good shape, and while expecting volatile and challenging times to continue, Westpac Group is proactively positioning itself for continued success.

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE

AND OUTLOOK

For further information

Paul Marriage Westpac Media Relations Ph: 02 8219 8512 Mob: 0401 751 860	Andrew Bowden Westpac Investor Relations Ph: 02 8253 4008 Mob: 0438 284 863

interim RESULTS 2012

GROUP RESULTS

REPORTED RESULTS

2.0       GROUP RESULTS

2.1        Reported Results

Reported net profit attributable to owners of Westpac Banking Corporation (WBC) is prepared in accordance with the requirements of Australian Accounting Standards (A-IFRS) and regulations applicable to Australian Authorised Deposit-taking Institutions (ADIs).

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Net interest income	6,185	6,151	5,845	1	6
Non-interest income	2,647	2,415	2,502	10	6
Net operating income before operating expenses and impairment charges	8,832	8,566	8,347	3	6
Operating expenses	(3,896)	(3,753)	(3,653)	(4)	(7)
Net profit before impairment charges and income tax expense	4,936	4,813	4,694	3	5
Impairment charges	(608)	(530)	(463)	(15)	(31)
Profit before income tax	4,328	4,283	4,231	1	2
Income tax expense	(1,327)	(1,220)	(235)	(9)	large
Net profit for the period	3,001	3,063	3,996	(2)	(25)
Profit attributable to non-controlling interests	(34)	(33)	(35)	(3)	3
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	2,967	3,030	3,961	(2)	(25)

Net profit attributable to owners for First Half 2012 was $2,967 million, a decrease of $994 million or 25% compared to First Half 2011. Features of this result were a 6% increase in Net operating income, a 31% increase in Impairment charges and a $1,092 million increase in Income tax expense.  First Half 2011 Income tax expense benefited from a $1,110 million tax adjustment relating to the impact of finalising tax consolidation of the St.George Bank merger.

Net profit before impairment charges and income tax expense was $242 million or 5% higher.  Net operating income increased in the majority of the Group’s Divisions including Westpac Retail & Business Banking (Westpac RBB), Westpac Institutional Bank (WIB), Westpac New Zealand and St.George Banking Group (St.George).  Operating expense growth reflected higher restructuring costs and the impact of prior period investments.

Net interest income increased $340 million compared to First Half 2011, reflecting growth in loans and deposits – offset by some margin contraction. This is discussed further in Section 3.2.1.

Non-interest income increased $145 million compared to First Half 2011, reflecting growth in the retail banking divisions, the benefit of the J O Hambro acquisition and higher markets income. The drivers of Non-interest income are discussed in Section 3.2.2.

Operating expenses increased $243 million compared to First Half 2011. This primarily reflects the impact of the acquisition of J O Hambro, an increase in operating costs from the Bank of Melbourne expansion and a provision raised for the Group’s supplier program1. Operating expenses are discussed further in Section 3.2.3.

Impairment charges increased $145 million, or 31% compared to First Half 2011. This change was mostly due to a $106 million net reduction in economic overlay provisions in First Half 2011, while there was little change in the economic overlay in First Half 2012.

The effective tax rate was 30.7% in First Half 2012 compared to 5.6% in First Half 2011.  The increase in the effective tax rate was the result of the $1,110 million benefit received in First Half 2011 not being repeated in First Half 2012.

1     Further details of the supplier program can be found on page 6.

interim RESULTS 2012

GROUP RESULTS

REPORTED RESULTS

2.2        Reported Balance Sheet

2.2.1     Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12
Assets
Cash and balances with central banks	11,462	16,258	4,781	(29)	140
Receivables due from other financial institutions	6,662	8,551	8,981	(22)	(26)
Trading securities, other financial assets designated at fair value and available-for-sale securities	69,175	69,006	61,233	-	13
Derivative financial instruments	30,641	49,145	31,555	(38)	(3)
Loans	506,124	496,609	484,207	2	5
Life insurance assets	8,147	7,916	9,586	3	(15)
Other assets	21,721	22,743	21,615	(4)	-
Total assets	653,932	670,228	621,958	(2)	5
Liabilities
Payables due to other financial institutions	9,019	14,512	12,873	(38)	(30)
Deposits	377,458	370,278	342,498	2	10
Trading liabilities and other financial liabilities designated at fair value	6,205	9,803	7,700	(37)	(19)
Derivative financial instruments	31,358	39,405	35,258	(20)	(11)
Debt issues and acceptances	157,576	165,931	153,597	(5)	3
Life insurance liabilities	7,196	7,002	8,723	3	(18)
Loan capital	8,356	8,173	8,250	2	1
Other liabilities	11,889	11,316	10,940	5	9
Total liabilities	609,057	626,420	579,839	(3)	5
Equity
Total equity attributable to owners of Westpac Banking Corporation	42,898	41,826	40,196	3	7
Non-controlling interests	1,977	1,982	1,923	-	3
Total equity	44,875	43,808	42,119	2	7

interim RESULTS 2012

GROUP RESULTS

REPORTED RESULTS

2.3        Key Financial Data – Reported Earnings

2.3.1     Key Financial Data – Earnings

				% Mov’t	% Mov’t
	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Shareholder Value
Earnings per ordinary share (cents)	97.8	100.6	132.5	(3)	(26)
Weighted average ordinary shares (millions)[1]	3,031	3,007	2,987	1	1
Fully franked dividends per ordinary share (cents)	82	80	76	3	8
Net tangible assets per ordinary share ($)	10.12	9.96	9.55	2	6

Productivity and efficiency
Expense to income ratio	44.1%	43.8%	43.8%	(30bps)	(30bps)

Business performance
Interest spread	1.86%	1.90%	1.82%	(4bps)	4bps
Benefit of net non-interest bearing assets, liabilities and equity	0.30%	0.31%	0.35%	(1bps)	(5bps)
Net interest margin	2.16%	2.21%	2.17%	(5bps)	(1bps)
Average interest earning assets ($m)	573,644	555,187	541,217	3	6

2.3.2     Key Financial Data – Profitability and Capital Adequacy

				% Mov’t	% Mov’t
	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Return on average ordinary equity	14.0%	15.1%	20.6%	(110bps)	large
Average ordinary equity ($m)	42,278	40,143	38,609	5	10
Average total equity ($m)	44,251	42,062	40,532	5	9
Total committed exposures (TCE) ($m)	744,596	744,209	702,228	-	6
Common equity capital ratio	8.0%	8.1%	8.0%	(10bps)	-
Tier 1 capital ratio	9.8%	9.7%	9.5%	10bps	30bps
Total regulatory capital ratio	10.8%	11.0%	11.0%	(20bps)	(20bps)
Risk weighted assets ($m)	300,046	279,961	276,827	7	8

2.3.3     Key Financial Data – Asset Quality

	As at	As at	As at	% Mov’t	% Mov’t
	31 March 2012	30 Sept 2011	31 March 2011	Sept 11 - Mar 12	Mar 11 - Mar 12
Total impaired assets to gross loans	0.88%	0.92%	0.98%	4bps	10bps
Total impaired assets to equity and total provisions	9.1%	9.6%	10.1%	50bps	100bps
Total impaired asset provisions to total impaired assets	37.8%	36.0%	42.2%	180bps	large
Total stressed exposures as a % of total committed exposures	2.26%	2.48%	2.85%	22bps	59bps
Total provisions to gross loans	86bps	88bps	102bps	(2bps)	(16bps)

Collectively assessed provisions to performing non-housing loans[2]	164bps	169bps	182bps	(5bps)	(18bps)
Mortgages 90 days past due	0.55%	0.55%	0.59%	-	4bps
Other consumer loans 90 days past due	1.33%	1.16%	1.34%	(17bps)	1bps
Collectively assessed provisions to credit risk weighted assets	122bps	126bps	138bps	(4bps)	(16bps)

1 Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

2 Non-housing loans have been determined on a loan purpose basis.

interim RESULTS 2012

GROUP RESULTS

REPORTED RESULTS

2.4        Cash Earnings Results

Throughout this results announcement, reporting and commentary of financial performance for First Half 2012, Second Half 2011 and First Half 2011 will refer to “Cash Earnings results”.

Analysis of Cash Earnings by key line item				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Net interest income	6,223	6,205	5,964	-	4
Non-interest income	2,663	2,417	2,537	10	5
Net operating income	8,886	8,622	8,501	3	5
Operating expenses	(3,655)	(3,605)	(3,501)	(1)	(4)
Core earnings	5,231	5,017	5,000	4	5
Impairment charges	(608)	(530)	(463)	(15)	(31)
Operating profit before income tax	4,623	4,487	4,537	3	2
Income tax expense	(1,393)	(1,321)	(1,334)	(5)	(4)
Net profit	3,230	3,166	3,203	2	1
Net profit attributable to non-controlling interests	(35)	(33)	(35)	(6)	-
Cash Earnings	3,195	3,133	3,168	2	1
Effective tax rate	30.1%	29.4%	29.4%	(70bps)	(70bps)

Cash Earnings Policy

In assessing financial performance, including divisional results, Westpac Group uses a measure of performance referred to as “Cash Earnings”1. To calculate Cash Earnings Westpac adjusts the reported results for the items outlined below. This allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Three categories of adjustments are made to reported results to determine Cash Earnings:

■	Material items that key decision makers at the Westpac Group believe do not reflect ongoing operations;

■	Items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

■	Accounting reclassifications between individual line items that do not impact reported results, such as policy holder tax recoveries[2].

1 Cash Earnings adjustments are explained on pages 5 and 6.

2 Policy holder tax recoveries – Income and tax amounts that are grossed up to comply with the A-IFRS accounting standard covering Life Insurance Business (policy holder tax recoveries) are reversed in deriving income and taxation expense on a Cash Earnings basis.

interim RESULTS 2012

GROUP RESULTS

REPORTED RESULTS

Reconciliation of Reported Results to Cash Earnings

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	2,967	3,030	3,961	(2)	(25)

Cash Earnings adjustments (post-tax):
Non-merger related Cash Earnings adjustments:
TPS revaluations	24	(6)	27	large	(11)
Treasury shares	12	(13)	7	192	71
Ineffective hedges	(8)	17	(4)	(147)	(100)
Fair value gain/(loss) on economic hedges	20	(26)	62	177	(68)
Buyback of government guaranteed debt	(5)	(15)	20	67	(125)
Tax provision	-	(23)	93	100	(100)
Supplier program	93	-	-	-	-
Amortisation of intangible assets	2	-	-	-	-
Total non-merger related Cash Earnings adjustments	138	(66)	205	large	(33)

St.George merger related Cash Earnings adjustments:
Merger transaction and integration expenses	-	32	34	(100)	(100)
Amortisation of intangible assets	72	74	72	(3)	-
Fair value amortisation of financial instruments	18	63	6	(71)	200
Tax consolidation adjustment	-	-	(1,110)	-	100
Total St.George merger related Cash Earnings adjustments	90	169	(998)	(47)	109
Total Cash Earnings adjustments	228	103	(793)	121	129
Cash Earnings	3,195	3,133	3,168	2	1

Outlined below are the Cash Earnings adjustments to the reported result:

■

TPS revaluations – Adjustment for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore there is a mismatch in the timing of income recognition in the reported results. The mismatch is added back to reported results in deriving Cash Earnings as it does not affect the Group’s profits over time;

■

Treasury shares – Under A-IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in deriving income;

■

Ineffective hedges – The gain/(loss) on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time;

■	Fair value gain/(loss) on economic hedges (which do not qualify for hedge accounting under A-IFRS) comprises:

-

The unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting Non-interest income is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

-

The unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the Government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge; and

interim RESULTS 2012

GROUP RESULTS

REPORTED RESULTS

-

The unrealised fair value gain/(loss) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

■

Gain/(loss) on buyback of Government guaranteed debt – During 2011, the Group bought back some Government guaranteed debt which reduced Government guarantee fees (70 basis points) paid. In undertaking the buybacks, in addition to the 70 basis point fee saving, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result the cost incurred is recognised at the time of the buybacks. In Cash Earnings the cost incurred is being amortised over the original term of the debt that was bought back. The Cash Earnings adjustment gives effect to the timing difference between Reported Earnings and Cash Earnings;

■

Tax provision – In First Half 2011, the Group increased tax provisions by $93 million in respect of certain existing positions for transactions previously undertaken by the Group. The increase reflected the recent trend of global taxation authorities challenging the historical tax treatment of cross border and complex transactions. This increase in tax provisions was treated as a Cash Earnings adjustment as it related to the global management of historical tax positions and does not reflect ongoing operations. The Group’s management of tax positions has moved to disclosing any such transactions to the taxation authorities at or around the time of execution. In Second Half 2011, several of these outstanding matters were resolved.  As a result, $23 million of the provision was not required.  This benefit was also treated as a Cash Earnings adjustment;

■

Supplier program – In First Half 2012, the Group incurred and provisioned for non-recurring expenses as part of its program to increase the use of global specialists in certain technology and back office operations.  These expenses included costs associated with streamlining and better documenting systems and processes, technology costs to enable infrastructure and enhance interaction with suppliers, and costs associated with restructuring the workforce.  Given these significant expenses are not considered in determining dividends they are being treated as Cash Earnings adjustments; and

■

Amortisation of intangible assets – The acquisition of J O Hambro, previously a privately owned London-based boutique equity investment manager, by BT Investment Management (BTIM) during First Half 2012 resulted in the recognition of management contract intangible assets.  These intangible items are amortised over their useful lives, ranging between five and twenty years.  The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders.

St.George merger related Cash Earnings adjustments:

■

As part of the merger with St.George, transaction and integration expenses incurred over three years following the merger were treated as a Cash Earnings adjustment as they do not impact the earnings expected from St.George following the integration period.  As the merger was completed over three years ago no further merger transaction expenses will be incurred;

■

Amortisation of intangible assets – The merger with St.George resulted in the recognition of core deposit intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between five and nine years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders;

■

The accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, have been treated as a Cash Earnings adjustment; and

■

Tax consolidation adjustment – Finalisation of tax consolidation related to the merger with St.George gave rise to an income tax expense adjustment of $1,110 million in First Half 2011.  The tax consolidation process required Westpac to reset the tax value of certain St.George assets to the appropriate market value of those assets at the effective date of the tax consolidation (31 March 2009). These adjustments have been treated as a Cash Earnings adjustment due to their size and because they do not reflect ongoing operations.

interim RESULTS 2012

GROUP RESULTS

REPORTED RESULTS

2.5                              Key Financial Data – Cash Earnings

2.5.1                   Key Financial Data – Earnings

	Half Year March 12	Half Year Sept 11	Half Year March 11	% Mov’t Sept 11- Mar 12	% Mov’t Mar 11- Mar 12
Shareholder Value
Cash Earnings per ordinary share (cents)	105.0	103.8	105.6	1	(1)
Economic profit ($m)	1,687	1,695	1,883	-	(10)
Weighted average ordinary shares (millions) - Cash Earnings[1]	3,044	3,019	3,000	1	1
Dividend payout ratio - Cash Earnings	78.4%	77.4%	72.0%	100bps	large

Productivity and efficiency
Expense to income ratio - Cash Earnings	41.1%	41.8%	41.2%	70bps	10bps
Total banking expense to income ratio - Cash Earnings	39.6%	40.8%	40.2%	120bps	60bps
Full - time equivalent employees (FTE)	36,407	37,712	37,889	(3)	(4)

Business performance
Interest spread	1.87%	1.93%	1.87%	(6bps)	-
Benefit of net non-interest bearing assets, liabilities and equity	0.30%	0.30%	0.34%	-	(4bps)
Net interest margin	2.17%	2.23%	2.21%	(6bps)	(4bps)
Average interest earning assets ($m)	573,644	555,187	541,217	3	6

2.5.2     Key Financial Data – Profitability

	Half Year March 12	Half Year Sept 11	Half Year March 11	% Mov’t Sept 11- Mar 12	% Mov’t Mar 11- Mar 12
Cash Earnings to average ordinary equity	15.1%	15.6%	16.5%	(50bps)	(140bps)
Cash Earnings to average tangible ordinary equity	20.2%	21.1%	22.7%	(90bps)	(250bps)
Average ordinary equity ($m)	42,278	40,143	38,609	5	10
Average tangible ordinary equity ($m)[2]	31,607	29,612	27,980	7	13

2.5.3     Key Financial Data – Impairment Charges

				% Mov’t	% Mov’t
	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Impairment charges to average loans annualised	24bps	22bps	19bps	(2bps)	(5bps)
Write-offs to average loans annualised	29bps	49bps	28bps	20bps	(1bps)

1 Weighted average ordinary shares - Cash Earnings – Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

2 Average tangible ordinary equity is average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

interim RESULTS 2012

GROUP RESULTS

REPORTED RESULTS

2.6        Market Share and System Multiple Metrics

2.6.1     Market Share

Australia	Half Year March 12	Half Year Sept 11	Half Year March 11
Banking System (APRA)[1]
Housing credit[2]	26%	26%	26%
Cards	23%	23%	23%
Household deposits	23%	23%	23%
Business deposits	21%	21%	21%

Financial System (RBA)[3]
Housing credit[2]	24%	24%	24%
Business credit	18%	18%	18%
Retail deposits[4]	21%	21%	21%

New Zealand[5,6]	Half Year March 12	Half Year Sept 11	Half Year March 11
Consumer lending	20%	20%	20%
Deposits	21%	21%	20%
Business lending	17%	18%	18%

Australian Wealth Management[7]	Half Year March 12	Half Year Sept 11	Half Year March 11
Platforms (includes Wrap)	21%	20%	20%
Retail (excludes Cash)	20%	19%	19%
Corporate Super	13%	10%	10%
Funds Management - BTIM	5%	5%	5%
Wholesale - BTIM	2%	2%	3%

Australian Life Insurance[8]	Half Year March 12	Half Year Sept 11	Half Year March 11
Life Insurance - inflows	7%	7%	7%
Life Insurance - new business	8%	8%	8%

1 Source: Australian Prudential Regulation Authority (APRA).

2 Includes securitised loans.

3 Source: Reserve Bank of Australia (RBA).

4 Retail deposits as measured by the RBA financial system includes financial corporations deposits.

5 New Zealand comprises New Zealand banking operations.

6 Source: Reserve Bank of New Zealand (RBNZ).

7 Market Share Funds under Management/Funds under Administration based on published market share statistics from Plan for Life and Morningstar as at 31 December 2011 (for First Half 2012), 30 June 2011 (for Second Half 2011), and as at 31 December 2010 (for First Half 2011) and represents the addition of St.George Wealth and BT Wealth business market share at these times.

8 Source: Life Insurance – Plan for Life 31 December 2011 (for First Half 2012), 30 June 2011 (for Second Half 2011), 31 December 2010 (for First Half 2011).

interim RESULTS 2012

GROUP RESULTS

REPORTED RESULTS

2.6.2     System Multiples

Australia	Half Year March 12	Half Year Sept 11	Half Year March 11
Banking System (APRA)[1]
Housing credit[2]	0.7	0.9	0.9
Cards[4]	1.2	n/a	0.1
Household deposits	1.0	1.1	0.1
Business deposits	4.2	1.1	1.6

Financial System (RBA)[3]
Housing credit[2]	0.8	1.1	1.0
Business credit[4]	1.2	n/a	n/a
Retail deposits[5]	1.7	1.1	1.0

New Zealand[6,7,8]	Half Year March 12	Half Year Sept 11	Half Year March 11
Consumer lending	2.0	3.1	1.1
Deposits	0.8	3.1	0.7

1 Source: Australian Prudential Regulation Authority (APRA).

2 Includes securitised loans.

3 Source: Reserve Bank of Australia (RBA).

4 n/a indicates that system growth was negative, and as such system growth multiples cannot be calculated.

5 Retail deposits as measured by the RBA financial system includes financial corporations deposits.

6 New Zealand comprises New Zealand banking operations.

7 Source: Reserve Bank of New Zealand (RBNZ).

8 System multiple calculated as a six month rolling average.

interim RESULTS 2012

REVIEW OF GROUP

OPERATIONS

3.0        REVIEW OF GROUP OPERATIONS

3.1        Cash Earnings Summary

$m
Movement in Cash Earnings ($m)
Second Half 2011 - First Half 2012
4,000
3,500
3,000
2,500
2,000
3,133
18
246
(50)
(78)
(74)
3,195
Second Half 2011 Cash Earnings
Net interest income
Non-interest income
Expenses
Impairment charges
Tax & non-controlling interests
First Half 2012 Cash Earnings

$m
Movement in Cash Earnings ($m)
First Half 2011 - First Half 2012
4,000
3,500
3,000
2,500
2,000
3,168
259
126
(154)
(145)
(59)
3,195
First Half 2011 Cash Earnings
Net interest income
Non-interest income
Expenses
Impairment charges
Tax & non-controlling interests
First Half 2012 Cash Earnings

interim RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Overview

The Westpac Group delivered a sound performance in First Half 2012 with strong Core earnings growth of 4%, a further strengthening of the balance sheet and significant progress on the Group’s strategic agenda.  Cash Earnings for First Half 2012 were $3,195 million, 2% higher than Second Half 2011 and 1% higher than First Half 2011.  The result was driven by an increase in revenue and well controlled expenses partially offset by higher impairment charges in an environment of subdued credit growth and volatile markets.

Core earnings of $5,231 million for the First Half 2012 were up 4% compared to Second Half 2011 and while customer flows (lending, deposits and funds) improved, these were partially offset by higher funding costs, contributing to lower margins, and a reduced contribution from wealth and insurance.  Expenses were well managed, rising 1% compared to the Second Half 2011.

The Group continues to experience sound customer growth benefitting from the ongoing investment in Westpac Retail & Business Banking (Westpac RBB), Westpac Institutional Bank (WIB), BT Financial Group (BTFG), Westpac New Zealand, and Bank of Melbourne.  Within St.George, while Bank of Melbourne and RAMS are performing solidly, revenue growth in the other St.George brands has been somewhat lower.

Across other divisions, Pacific Banking delivered a strong uplift in Cash Earnings (up $18 million or 49% compared to Second Half 2011) supported by an improving environment and increased foreign exchange activity and notwithstanding inter-period volatility, Treasury recorded an uplift in Cash Earnings of 8% in First Half 2012 compared to Second Half 2011.

At Westpac’s Full Year 2011 results, the Group outlined the key metrics being used to assess progress in executing its strategy.  The success of our approach is evidenced in:

■	The customer return on credit risk weighted assets improved to 4.12% from 4.07% for the Second Half 2011;

■

A rise in insurance and wealth cross sell of 70 basis points to 17.7%, with Westpac RBB leading major bank wealth penetration at 20.3% and St.George the strongest improver over the period up 140 basis points to 14.0%;

■	Customers with 4+ products increased 60 basis points to 29.9% in Westpac RBB, 90 basis points to 27.5% in St.George and 80 basis points to 49.0% in Westpac New Zealand; and

■	An increase in customer numbers of 2.4%, with growth through Bank of Melbourne brand particularly strong, up 6.8%.

Asset quality trends continue to be positive although there was a lower benefit from stressed businesses returning to full health and reducing their exposure and a reduction in write-backs and this contributed to a rise in impairment charges in First Half 2012 compared to both Second Half 2011 and First Half 2011.

Cash Earnings of $3,195 million were equivalent to Cash Earnings per share of 105.0 cents which, was 1% higher compared to Second Half 2011.  Shares on issue increased 1% over the half due principally to shares issued under the dividend reinvestment plan.  The return on equity for First Half 2012 was 15.1%.  This was lower than the 15.6% recorded in Second Half 2011 as average ordinary equity rose 5% in First Half 2012.

The Group has made significant strategic progress over the half, including realigning its business model for the changing operating environment and continuing to deliver on its investment program.  In particular the Group has:

■	Completed an organisational restructure to improve coordination across the Group while generating additional efficiencies. The key changes under this approach were:

	-	The establishment of Australian Financial Services (AFS), bringing together the Group’s Australian retail, business banking and wealth businesses under a single reporting line; and

	-	The creation of the Group Services division, principally combining the Technology and Operations areas of the Group.

■	Delivered over $100 million in productivity benefits from prior programs and from the organisational restructure;

■	Focused on operational productivity, seeking to drive greater value from existing resources;

■

Made significant headway in the development of an improved supplier model that will lead to an increase in functions being provided by global specialists.  This changed model is improving the flexibility and cost of managing key technology functions;

interim RESULTS 2012

REVIEW OF GROUP

OPERATIONS

■

Continued its investment in Bank of Melbourne, with 19 branches opened since the July 2011 launch. The number of new customers joining Bank of Melbourne each month is now almost three times the level prior to the launch; and

■

Continued to deliver on the Strategic Investment Priorities (SIPs) investment program, including the completion of major payments enhancements and the substantial completion of the roll out of the St.George call centre and teller platforms into Westpac RBB.

At the same time, the Group has continued to re-shape its balance sheet, with more capital and a stronger funding mix.  This has included:

■	Further increasing capital, resulting in a Tier 1 ratio of 9.81%;

■	Strengthening the funding mix with a 2 percentage point rise in the stable funding ratio[1] to 79% and an improvement in the customer deposit to loan ratio to 63.2% up 70 basis points;

■	Maintaining liquid asset holdings above $100 billion; and

■	Maintaining very strong provisioning cover, with the ratio of collectively assessed provisions to credit risk weighted assets little changed at 122 basis points.

While strengthening the balance sheet has better positioned the Group for the changed operating and regulatory environment, it continues to have an impact on earnings and returns.  In particular, margins are lower from changes in the deposit and funding mix and from significantly higher liquid asset holdings.  The return on equity has also been impacted by higher capital levels.

Given the solid performance for First Half 2012, the Board declared an interim dividend of 82 cents up 2 cents (2.5%) on the 2011 final dividend and 6 cents (7.9%) higher than the 2011 interim dividend.  This dividend represents a pay-out ratio of 78.4% and reflects the Group’s strong capital position and substantial franking balance.

Operating environment

The 2012 financial year commenced with significant uncertainty and volatility driven by a weakening in the global economic outlook and a further deterioration in the European sovereign crisis.  While economic growth in Australia has continued to be sound with GDP rising 2.3% in the year to December 2011, this was principally driven by mining investment, with other sectors in the economy experiencing slowing demand and ongoing strains from the high Australian dollar.  These trends led the Reserve Bank to ease monetary policy in the first half of the year, reducing its cash rate by a total of 100 basis points.

For the banking sector, global trends contributed to increased market volatility leading to a general widening of credit spreads and negative revaluations of most fixed income securities.  At the same time, term funding markets were challenging as investor uncertainty reduced their appetite for term debt.

As the half progressed, the introduction of the Long Term Refinancing Operation (LTRO) in Europe proved a significant catalyst to improving sentiment and, combined with early signs of healthier economic conditions in the US, contributed to a more stable global outlook.  This in turn led to improved demand for Australian bank debt, including covered bond issuance.

While some stability has now returned to global markets, businesses and consumers remain cautious in Australia leading to: demand for new lending remaining low; a continued focus on improving balance sheet strength; and limited investor appetite for riskier assets.  As a result financial system housing credit has increased 2.4% between September 2011 and March 2012 and business credit has increased just 1.6%.  These conditions have also led to an improved savings rate and more robust growth in customer deposits, which rose 3% over the last six months and led to customer deposits fully funding lending for the half.

In New Zealand, economic conditions were also relatively subdued in First Half 2012 as activity associated with the Rugby World Cup subsided and global uncertainty impacted exports. While growth has been modest, confidence and activity measures have improved as the economy begins its rebuilding phase following the Christchurch earthquakes.  From a financial services perspective, growth has remained low with lending little changed over the prior six months.  Consistent with trends in Australia, deposit growth has been more robust rising by 3% between 30 September 2011 and 31 March 2012.

1 Stable funding ratio is total stable funding divided by total funding. Total funding includes customer deposits, total wholesale funding (short and long term) and equity.

interim RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Financial Performance Summary

First Half 2012 – Second Half 2011

In First Half 2012, Cash Earnings of $3,195 million were $62 million higher than Cash Earnings in Second Half 2011 due to a $214 million improvement in Core earnings partially offset by a $78 million rise in impairment charges, and a slightly higher effective tax rate.  Operating income increased 3% compared to Second Half 2011 with all the increase due to a 10% rise in Non-interest income supported by good customer flows.  The result was driven by strong performances from Westpac RBB and Westpac New Zealand, with the prior implementation of the Westpac Local model in both divisions a key catalyst.  WIB also made a strong contribution to Core earnings from improved customer activity.

Net interest income increased modestly (up $18 million) compared to the prior half with a 3% rise in average interest earning assets offset by a 6 basis point decline in net interest margins.  Lending rose 2% over the half, with Australian housing lending increasing $5.6 billion (up 2%), Australian business lending rising 2% and personal lending increasing 3%.  New Zealand lending was little changed over the half.  The rise in average interest earning assets also reflected the build up in liquid assets through the 2011 financial year, which has been maintained in 2012.

Net interest margins declined 6 basis points from Second Half 2011 to First Half 2012; excluding the more volatile Treasury and Markets contribution, margins were down 5 basis points.  This decline was principally due to higher retail funding costs, a spike in wholesale funding costs in the second quarter of the year and an increase in liquid asset holdings.  Some asset repricing occurred through the period, and the realisation of establishment fees was higher, although these were insufficient to offset higher funding costs.

Non-interest income increased solidly in the half, rising $246 million, with good growth in business fees, stronger markets income, and an increased contribution from asset sales.  Partially offsetting growth over the half were higher general insurance claims and weaker asset markets which reduced BTFG income.

Operating expenses increased 1% over the prior half, with higher restructuring costs and increased investment partially offset by productivity improvements.  Salaries and other staff expenses increased 3% while salaries and wages rose a modest 1% over prior half, with lower average FTE numbers (down 741) offsetting salary increases.  Occupancy expenses were higher from the Group’s investment in Bank of Melbourne and a rise in lease rentals across the network. Other expenses were down, with professional services costs lower as a number of projects were completed.

The $608 million impairment charge for First Half 2012 was $78 million higher than the Second Half 2011.  The higher charge was principally due to reduced benefit from the reduction in watchlist and substandard loans and a lower level of write-backs in WIB.  The half also included the top-up of provisions on some existing stressed assets from a fall in security values.  Overall asset quality has continued to improve.

The effective tax rate of 30% was a little higher than the prior half as Second Half 2011 included a release of tax provisions.

First Half 2012 – First Half 2011

Cash Earnings in First Half 2012 were $27 million higher than First Half 2011, with a $231 million rise in Core earnings offset by a $145 million increase in impairment charges and an increase in the effective tax rate.

Core earnings were 5% higher compared to the prior corresponding period with solid contributions from Westpac RBB, WIB and New Zealand.  Net operating income increased 5%, with Net interest income increasing 4% and Non-interest income rising 5%.

Average interest earning assets increased 6% over the year with lending up 5% and funded liquid assets up 27%.  Australian housing lending grew $15 billion over the year, up 5% and broadly in line with financial system growth of 5.3%.  Australian Business lending was little changed, with the de-gearing of institutional clients particularly prevalent in the Second Half 2011.  New Zealand lending rose 3%, with similar rises in housing and business lending.

Margins were lower over the year at 2.17% for First Half 2012 compared to 2.21% in First Half 2011.  Much of the decline was due to a lower Treasury and Markets contribution in First Half 2012.  Margins excluding Treasury and Markets were 1 basis point lower over the year at 2.07%.  Funding costs continued to rise through the year, although these were offset by some asset repricing and higher establishment fee income.

The increase in Non-interest income reflected a rise in business line fees and a $102 million rise in trading income as more customers sought to manage their exposure to more volatile markets.

interim RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Expenses were 4% up over the year, with higher salary costs and the impact of our investment program partially offset by productivity improvements.

Impairment charges were $145 million higher, principally due to the slowing in the improvement in asset quality and little change in economic overlays in First Half 2012 whereas First Half 2011 included a $106 million reduction in economic overlays.

Asset quality

Asset quality continued to improve, with the proportion of stressed loans to total committed exposures declining 22 basis points since 30 September 2011 to 2.26%.  This level is 94 basis points below the peak recorded at 30 September 2010.

The improvement in stressed assets has been principally due to the limited emergence of new stress and further companies being upgraded and returning to full health.  Commercial property and manufacturing sectors have seen the biggest reductions in stress.  New stress continues to emerge but the sizes have been smaller and mostly related to those sectors of the economy experiencing softer conditions including retail and wholesale trade.

The ratio of impaired assets to total committed exposures was little changed since 30 September 2011 at 60 basis points (down 2 basis points).  The work-out of existing problem assets has continued to see some companies downgraded into impaired, while write-offs of impaired assets were $786 million over the half.

The more cautious consumer has led to a strong consumer asset quality performance.  Since 30 September 2011, mortgage delinquencies have changed little and actual losses remain small. Mortgage 90+ day delinquencies were 55 basis points at 31 March 2012, compared to 55 basis points at 30 September 2011 and 59 basis points at 31 March 2011.  New Zealand housing delinquencies were lower over the half.  Other consumer delinquencies were a little higher over the half in both Australia and New Zealand consistent with seasonal trends.

While asset quality has improved, the Group has maintained its conservative provisioning stance.  Impaired asset provisions to impaired assets remained strong at 38% while the collectively assessed provisions to credit risk weighted assets were 122 basis points, down just 4 basis points since 30 September 2011.

Economic overlays in aggregate were $345 million at 31 March 2012, down only $1 million compared to 30 September 2011.  While the overlays were little changed, the composition was adjusted to reflect the changing operating environment.  Greater certainty around the impact of the floods and earthquakes of 2011 and reducing stress in the commercial property segment saw some release of overlays as provisions were utilised or no longer needed.  This was offset by increases in economic overlays for other sectors of the Australian economy that may be impacted by the strength of the Australian dollar and weak consumer and business sentiment.

Overall total provisions were $4,391 million comprising $1,482 million in individually assessed provisions and $2,909 million in collectively assessed provisions.

Balance Sheet, Capital and Funding

In First Half 2012, the Group further strengthened the balance sheet, with Tier 1 capital increasing by 13 basis points to 9.81%, an increase in the deposit to loan ratio and maintaining a strong liquid asset balance.

Capital ratios were boosted over the last six months by around 10 basis points from organic capital generation and the issue of a new Hybrid, Westpac CPS, adding 39 basis points.  Partially offsetting these increases has been the introduction of Basel 2.5 measurement rules on securitisation and market risk effective 1 January 2012.  These changes have led to an increase in risk weighted assets and an associated reduction in capital ratios of 37 basis points.

Given these regulatory measurement changes, Westpac’s Common Equity ratio was a little lower at 7.96% at 31 March 2012 compared to 8.09% at 30 September 2011.  Under APRA’s full Basel III calculations this ratio is estimated to be 7.74% and positions the Group well to meet the new minimums of 7% Common Equity (including capital conservation buffers).

On an international basis, Westpac’s capital ratios are even stronger.  Calculated on a basis consistent with the global Basel III methodology, Westpac’s Tier 1 ratio is estimated to be 12.26% and the Group’s Common Equity ratio is estimated to be 10.29%.

The Westpac Group’s funding position remained strong over the half, with customer deposits fully funding loan growth contributing to a 70 basis point rise in the deposit to loan ratio to 63.2%.  The stable funding ratio also increased over the half with $17.4 billion in term funding raised.

interim RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Productivity

In November 2011, the Group announced a step-up in its productivity plans, responding to the changing financial services environment and to support increased investment and additional compliance costs associated with the changing regulatory environment.  These productivity plans delivered $102 million in benefits, primarily from reduced FTE in First Half 2012.  The Group’s productivity agenda essentially has three elements:

■

Generation of operational efficiencies.  First outlined in 2010, this program has involved a detailed review and re-engineering of processes across the organisation.  In First Half 2012, around three quarters of the productivity gains achieved by the Group were related to this element and included improving call centre productivity and changing teller work flows;

■

Organisational changes.  The creation of AFS and Group Services divisions has provided the opportunity to reduce duplication, and improve coordination in various back office and support activities.  This has included FTE reductions in marketing, technology and some operations areas.  The number of General Managers and General Manager direct reports has also declined over the half.  These changes have accounted for the remaining one quarter of the productivity gains achieved by the Group in First Half 2012; and

■

Changes in supplier arrangements.  In First Half 2012 the Group commenced a review of certain back office and technology activities with a view to increasing the use of global specialists through the Group’s supplier program.  This program aims to significantly improve the Group’s capability and flexibility while also reducing cost.  This element is in its early phases with productivity improvements expected to emerge later in 2012 and into 2013.

Each of these elements is ongoing and further productivity gains are expected to be achieved in Second Half 2012 and into 2013.

Summary of business units

Westpac Retail & Business Banking delivered a very strong performance in First Half 2012, with Cash Earnings rising 6% compared to Second Half 2011 and 14% compared to First Half 2011.  The prior investment in Westpac Local has increased the efficiency and effectiveness of our front line resources and delivered solid relationship-based growth.  Within the result there was good balance sheet growth (particularly deposits), improving cross sell, tightly controlled expenses and a decline in impairment charges.

St.George has continued to build customer relationships and has had good early success with the launch of Bank of Melbourne and continued growth of RAMS.  However, Cash Earnings were lower in First Half 2012 principally reflecting the repositioning of the St.George and BankSA businesses to improve mortgage returns by reducing their reliance on third party lending and reducing their exposure to the lower return commercial property segment.  Impairment charges were a little higher over the half principally due to increasing consumer delinquencies in line with seasonal trends and the top-up of provisions on some existing stressed assets.

BT Financial Group has seen all customer elements of its business perform solidly, with good fund flows, improving insurance and wealth cross sell, and increased advice sales.  Despite this growth, earnings for the half were lower mostly reflecting weaker asset markets, lower mortgage insurance income following a de-risking of this business, and higher seasonal general insurance claims.

Westpac Institutional Bank delivered a strong 16% increase in Core earnings, compared to Second Half 2011 with improved customer activity and well managed expenses.  Supporting this growth has been higher Debt Markets origination income, increased transactional revenues (particularly from trade finance), and stronger markets income as customers looked to manage their exposure to the more volatile conditions.  These gains were largely offset by an increase in the impairment charge and led to Cash Earnings being little changed over the prior half.

Westpac New Zealand delivered a strong performance, continuing to benefit from its ongoing investment in the division.  Lending growth has been modest, reflecting the subdued economy whilst deposit growth has been more robust.  Improved margins, however, and strong wealth and insurance cross sell contributed to sound revenue growth.  With expenses well managed and a further decline in impairment charges, Cash Earnings increased a strong 14% over the prior half.

interim RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Divisional Cash Earnings Summary

Six months to 31 March 2012 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,687	1,438	198	4,323	781	587	72	460	6,223
Non-interest income	581	280	776	1,637	703	165	77	81	2,663
Net operating income	3,268	1,718	974	5,960	1,484	752	149	541	8,886
Operating expenses	(1,549)	(663)	(545)	(2,757)	(480)	(321)	(48)	(49)	(3,655)
Core earnings	1,719	1,055	429	3,203	1,004	431	101	492	5,231
Impairment charges	(218)	(240)	(6)	(464)	(65)	(76)	(10)	7	(608)
Operating profit before income tax	1,501	815	423	2,739	939	355	91	499	4,623
Income tax expense	(452)	(246)	(125)	(823)	(276)	(97)	(31)	(166)	(1,393)
Net profit	1,049	569	298	1,916	663	258	60	333	3,230
Net profit attributable to non-controlling interests	-	-	(4)	(4)	-	(1)	(5)	(25)	(35)
Cash Earnings	1,049	569	294	1,912	663	257	55	308	3,195

Six months to 30 September 2011 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,684	1,479	226	4,389	782	573	64	397	6,205
Non-interest income	547	283	816	1,646	552	154	59	6	2,417
Net operating income	3,231	1,762	1,042	6,035	1,334	727	123	403	8,622
Operating expenses	(1,562)	(671)	(518)	(2,751)	(470)	(322)	(46)	(16)	(3,605)
Core earnings	1,669	1,091	524	3,284	864	405	77	387	5,017
Impairment charges	(274)	(213)	(1)	(488)	78	(84)	(18)	(18)	(530)
Operating profit before income tax	1,395	878	523	2,796	942	321	59	369	4,487
Income tax expense	(401)	(263)	(158)	(822)	(281)	(98)	(19)	(101)	(1,321)
Net profit	994	615	365	1,974	661	223	40	268	3,166
Net profit attributable to non-controlling interests	-	-	(2)	(2)	-	(1)	(3)	(27)	(33)
Cash Earnings	994	615	363	1,972	661	222	37	241	3,133

Six months to 31 March 2011 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,575	1,427	177	4,179	761	544	58	422	5,964
Non-interest income	544	266	797	1,607	630	150	48	102	2,537
Net operating income	3,119	1,693	974	5,786	1,391	694	106	524	8,501
Operating expenses	(1,525)	(652)	(487)	(2,664)	(468)	(305)	(39)	(25)	(3,501)
Core earnings	1,594	1,041	487	3,122	923	389	67	499	5,000
Impairment charges	(273)	(180)	5	(448)	12	(101)	(7)	81	(463)
Operating profit before income tax	1,321	861	492	2,674	935	288	60	580	4,537
Income tax expense	(400)	(259)	(145)	(804)	(280)	(81)	(17)	(152)	(1,334)
Net profit	921	602	347	1,870	655	207	43	428	3,203
Net profit attributable to non-controlling interests	-	-	(5)	(5)	-	(2)	(3)	(25)	(35)
Cash Earnings	921	602	342	1,865	655	205	40	403	3,168

interim RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Movement in Cash Earnings by Division
Second Half 2011 - First Half 2012
$m
4,000
3,500
3,000
2,500
2,000
3,133
55
(46)
(69)
2
35
18
67
3,195
Second Half 2011 Cash Earnings
Westpac RBB
St.George
BTFG
WIB
New Zealand
Pacific Banking
Group Businesses
First Half 2012 Cash Earnings

Movement in Cash Earnings by Division
First Half 2011 - First Half 2012
$m
4,000
3,500
3,000
2,500
2,000
3,168
128
(33)
(48)
8
52
15
(95)
3,195
First Half 2011 Cash Earnings
Westpac RBB
St.George
BTFG
WIB
New Zealand
Pacific Banking
Group Businesses
First Half 2012 Cash Earnings

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

3.2        Review of Earnings

3.2.1            Net Interest Income

First Half 2012 - Second Half 2011

Net interest income was $18 million higher than Second Half 2011. This was driven by an $18 billion or 3% increase in average interest earning assets partially offset by a 6 basis point decline in the Net interest margin.

First Half 2012 – First Half 2011

Net interest income increased by $259 million (4%) compared to First Half 2011. The increase was the result of a $32 billion or 6% increase in average interest earning assets, partially offset by a decline in the Net interest margin of 4 basis points.

Loans1

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12

Australia	453,195	445,060	437,598	2	4
Housing	310,127	304,569	295,115	2	5
Personal (loans and cards)	16,234	15,688	15,741	3	3
Business	127,432	125,273	127,136	2	-
Margin lending	2,667	2,852	3,406	(6)	(22)
Other (including provisions)	(3,265)	(3,322)	(3,800)	2	14

New Zealand (NZ$)[2]	58,689	58,114	56,771	1	3
Housing	35,543	35,044	34,429	1	3
Personal (loans and cards)	1,666	1,605	1,597	4	4
Business	22,014	21,990	21,455	-	3
Other (including provisions)	(534)	(525)	(710)	(2)	25

Other overseas	6,693	5,962	4,833	12	38

Total loans	506,124	496,609	484,207	2	5

First Half 2012 – Second Half 2011

Total loans as at 31 March 2012 were $9.5 billion or 2% higher than 30 September 2011. Key features of this increase were growth in Australian mortgages (2%) and Australian business lending (2%).

Key movements included:

                 Australian housing loans continued to be the main feature of loan growth, increasing $5.6 billion or 2% in First Half 2012. Housing loans grew at 0.8 times financial system as the Group did not match some of the more aggressive competitor offers at certain stages of the half.  Across the Group the portion of housing lending originated through the proprietary branch network remained high at 62%;

                 Australian personal loans and cards increased $0.5 billion, or 3%, driven by growth in Auto finance, personal loans and low rate credit card balances;

                 Australian business lending grew ahead of system, increasing $2.2 billion or 2%. Growth occurred in the Institutional and SME segments. Partially offsetting this growth was accelerated repayments in the Agricultural sector;

                 New Zealand lending grew 1%, with the majority of growth in housing. Business lending was unchanged; and

                 Other overseas loans grew 12%, due to strong growth in trade finance in WIB.

1         Spot loan balances.

2     New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

First Half 2012 – First Half 2011

As at 31 March 2012, total loans were $21.9 billion or 5% higher than 31 March 2011. Growth in Australian housing loans was the primary driver of this increase, although the rise was also supported by WIB’s growth in Asia and New Zealand loan growth in Second Half 2011.

The growth in loans largely comprised of:

                 Australian housing lending increased $15.0 billion or 5%. The proportion of lending originated from proprietary channels was 63%;

                 Australian personal loans and cards increased $0.5 billion, or 3%, driven by growth in Auto finance, personal loans and low rate credit cards, particularly in First Half 2012;

               Australian business lending increased $0.3 billion as growth in Westpac RBB and trade finance was partially offset by continued deleveraging by large corporates;

                 Australian margin lending declined $0.7 billion as investor sentiment remained cautious towards geared equity investment;

                 New Zealand lending grew NZ$1.9 billion or 3%, with housing loans increasing NZ$1.1 billion or 3%; and

                 Growth in other overseas loans mainly reflected WIB’s growth in Asian trade finance.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Deposits1

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12

Australia	318,544	306,182	290,164	4	10
At call	134,306	142,411	142,275	(6)	(6)
Term	130,172	112,617	99,361	16	31
Certificates of deposit	39,212	37,222	35,427	5	11
Non-interest bearing	14,854	13,932	13,101	7	13

New Zealand (NZ$)[2]	40,836	39,574	38,715	3	5
At call	15,543	14,386	13,603	8	14
Term	20,944	20,880	20,796	-	1
Certificates of deposit	1,412	1,556	1,485	(9)	(5)
Non-interest bearing	2,937	2,752	2,831	7	4

Other overseas	26,737	33,047	23,838	(19)	12

Total deposits	377,458	370,278	342,498	2	10

Customer and Treasury Deposits1

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12

Total Customer Deposits	319,916	310,139	288,820	3	11
Australia	279,332	268,960	254,737	4	10
New Zealand (A$)[2]	31,064	29,828	27,403	4	13
Other	9,520	11,351	6,680	(16)	43

Treasury deposits	57,542	60,139	53,678	(4)	7

Total	377,458	370,278	342,498	2	10

First Half 2012 – Second Half 2011

Total deposit growth for First Half 2012 was $7.2 billion or 2%. The customer balance sheet was self funded in First Half 2012 as customer deposit growth exceeded loan growth. The deposit to loan ratio increased 70 basis points to 63.2%, boosted by strong Australian term deposit growth, with Australian retail deposits growing at 1.7 times financial system.

Key features of the movement are:

                 The majority of growth in customer deposits was recorded in term deposits with the Group seeking to improve its funding base by prioritising term deposit accounts compared to at call deposits. This led to strong growth in Australian term deposits of $17.6 billion or 16% in First Half 2012;

                 Australian at call deposits declined $8.1 billion, or 6%, with the majority of the decline due to customers transferring from at call to term deposit accounts. Institutional transaction balances also declined due to a reduction in working capital funds;

                 Australian non-interest bearing accounts grew 7%, mostly in mortgage offset accounts;

1     Spot deposit balances.

2     New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

                 New Zealand deposits grew 3% in New Zealand dollars. The mix of growth in New Zealand deposits was somewhat different to Australia, with customers preferring at call deposits to term deposits; and

                 Declines in other overseas deposits of $6.3 billion, or 19%, were primarily attributable to a reduction in certificates of deposits and reduced institutional term deposits.

First Half 2012 – First Half 2011

Total deposits increased $35.0 billion or 10% from First Half 2011. Customer deposits exceeded loan growth by $9.2 billion over the period, largely supported by growth in Australian term deposits.

Deposit growth had the following features:

Strong Australian term deposit growth of $30.8 billion, or 31%, as the Group sought to improve the portion of lending supported by customer deposits;

Australian certificates of deposits grew $3.8 billion, or 11%, with an offsetting reduction to short term commercial paper programs classified as debt issues;

Growth in Australian non-interest bearing accounts of 13%, mostly in mortgage offset accounts;

Australian at call deposits declined 6%, primarily due to lower corporate 11am deposits and several customers reducing working capital balances in WIB. Customers switching from at call deposit accounts to term deposits also accounted for a reduction in at call deposits;

New Zealand deposits grew NZ$2.1 billion or 5%, mainly due to growth in at call deposits in First Half 2012; and

Other overseas deposits increased $2.9 billion, largely due to an increase in corporate customer balances.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Margins

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11 -Mar 12

Net interest income	6,223	6,205	5,964	-	4
Markets net interest income	59	111	78	(47)	(24)
Treasury net interest income[1]	235	199	266	18	(12)
Net interest income excluding Treasury & Markets	5,929	5,895	5,620	1	5
Average interest earning assets	573,644	555,187	541,217	3	6
Group net interest margin	2.17%	2.23%	2.21%	(6bps )	(4bps )
Group net interest margin excluding Treasury & Markets	2.07%	2.12%	2.08%	(5bps )	(1bps )

First Half 2012 – Second Half 2011

Group Net interest margin was 2.17% for First Half 2012, a decrease of 6 basis points from Second Half 2011.

Net interest margin excluding the contribution from Treasury and Markets was 2.07%, 5 basis points lower than Second Half 2011. The decrease in Net interest margin was primarily due to funding costs increasing at a faster pace than asset repricing. Intense competition for consumer and business deposits, particularly term deposits, drove the majority of the cost of funds increase. Holding higher funded liquid asset balances also created a drag on the margin.

The components of the 5 basis points decrease in margin excluding the contribution from Treasury and Markets were:

                 8 basis point increase from asset spreads. The increase was primarily attributable to housing and business loan repricing, while the accelerated recognition of establishment fees in institutional lending contributed 2 basis points;

                 9 basis point decline from deposit impacts. 6 basis points of the decline was due to spread impacts, reflecting the sharp increase in competition for term deposits during the half and a lower hedging benefit on low interest transaction accounts. Customer preferences for lower spread products impacted mix which reduced the margin by 3 basis points;

1 Treasury net interest income excludes capital benefit consistent with calculation of divisional margins.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

                 3 basis point decline from wholesale funding and liquidity. Wholesale funding costs were higher over the period, although as issuance occurred later in the half the impact will be greater in future periods. The decline in this period mostly related to holding higher funded liquid assets; and

                 Capital had a 1 basis point impact on margins due to lower earnings on capital as interest rates were lower.

Treasury and Markets contributed a 1 basis point decline to the Group margin as interest income from markets activities was lower, with a corresponding increase in trading income.

First Half 2012 – First Half 2011

Group net interest margin was 2.17% for First Half 2012, a decrease of 4 basis points from First Half 2011.

Net interest margin excluding the contribution from Treasury and Markets was 2.07%, 1 basis point lower than First Half 2011.

The 1 basis point decrease in margin excluding the contribution from Treasury and Markets was attributable to the following components:

               14 basis point increase from assets due to asset repricing in both housing and business lending portfolios and accelerated recognition of establishment fees on institutional lending in First Half 2012;

               12 basis point decline from customer deposits, with 7 basis points due to spread impacts and 5 basis points due to changes in mix. Spread impacts were from increased competition for term deposits and a reduction in the benefit of hedging low interest accounts. Mix impacts were negative as customer preferences resulted in deposit growth skewed towards lower spread products;

                3 basis point decline from wholesale funding costs and mix. Wholesale funding costs were higher over the period, although as issuance occurred later in the half the impact will be greater in future periods. The decline in this period mostly related to holding higher funded liquid assets; and

                Capital and other impacts were stable during the year with lower earnings on capital offset by higher Net interest income relating to the prior year change in how capital was invested in BTFG.

Lower Treasury and Markets interest income contributed a 3 basis point reduction in margins during First Half 2012.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

3.2.2                   Non-Interest Income1

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12

Fees and commissions	1,309	1,285	1,283	2	2
Wealth management and insurance income	801	812	811	(1)	(1)
Trading income	406	254	304	60	34
Other income	147	66	139	123	6
Non-interest income	2,663	2,417	2,537	10	5

First Half 2012 – Second Half 2011

Non-interest income was 10% higher than Second Half 2011 as Markets trading income improved, while income from asset sales and technology research and development credits was also higher.

Fees and commissions

The $24 million increase in fees and commissions was primarily driven by:

                 Higher facility fees of $14 million from an increase in business and commercial lending fees of $22 million offset by lower deposit account fees; and

                 Higher transaction, commissions and other fees of $10 million primarily from an increase in card reward point redemption income ($14 million) due to the seasonal trend on reward point redemptions.

Wealth management and insurance income

	As at	As at	As at	% Mov’t	% Mov’t
$bn	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12

Funds Under Management (FUM)
BT	48.4	34.9	38.4	39	26
Advance Asset Management	7.2	6.5	7.2	11	-
Westpac Institutional Bank	6.9	6.3	6.6	10	5
New Zealand (A$)	2.5	2.1	1.8	19	39
Group FUM	65.0	49.8	54.0	31	20

Funds Under Administration (FUA)
BT	54.8	48.1	50.8	14	8
Asgard	30.8	29.3	31.8	5	(3)
New Zealand (A$)	1.0	0.9	0.8	11	25
Group FUA	86.6	78.3	83.4	11	4

				% Mov’t	% Mov’t
$bn	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Average FUM for the Group[2]	61.1	53.0	52.7	15	16
Average FUA for the Group[2]	83.4	82.9	81.8	1	2

1 Refer to Section 5 Note 4 for Reported Results breakdown. Refer to Section 6 Note 4 for Cash Earnings results breakdown. Refer to Section 9 for reconciliation between Reported Results and Cash Earnings. As discussed in Section 2.4, commentary is reflected on a Cash Earnings basis and does not directly align with reported non-interest income as disclosed in Section 5 Note 4.

2 Average FUM and FUA for the Group for Half Year March 2012, Half Year September 2011 and Half Year March 2011 is based on a six month average.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Wealth management and insurance income decreased $11 million following reductions in General Insurance and Lenders Mortgage Insurance (LMI) income.

                 Major factors impacting the lower wealth management and insurance income were:

-               Funds Management income increased $44 million as stronger performance fees ($27 million), higher earnings on capital and new revenue from J O Hambro (acquired October 2011) ($37 million) were offset by weaker investment markets (down 6%) and irregular and volatile items that occurred in Second Half 2011;

-                 Average Group FUM increased $8.1 billion, or 15%, due to the acquisition of J O Hambro in the half;

-              Average Group FUA increased $0.5 billion, or 1%, as strong inflows to the Wrap Platforms were offset by declining markets;

-              Life Insurance income was flat; while sales were strong these were offset by higher claims and increased commissions from the growth in sales;

-               General Insurance income decreased $34 million due to higher claims costs in First Half 2012 reflecting floods in New South Wales and Queensland and Victorian hailstorms; and

-              LMI income decreased $19 million as a result of lower net earned premium. The Group’s decision, to not take the underwriting risk on the mortgage insurance on loans with LVR above 90% from June 2009, is impacting premium income.

Trading

Trading income was $152 million or 60% higher than Second Half 2011.  The majority of the increase related to increased customer activity particularly in foreign exchange income in WIB and Pacific Banking. Improved trading results also contributed to the increase. $45 million of the increase reflected a higher portion of total Markets income being recorded in trading income and less in net interest income.

Other income

Other income increased $81 million or 123%. This reflected both higher gains on disposal of assets as First Half 2012 included a gain on the sale of Visa Inc. shares of $46 million and higher technology research and development tax credits of $39 million.

First Half 2012 – First Half 2011

Non-interest income was 5% or $126 million higher than First Half 2011. Improved Markets income and growth in fees and commissions were offset by lower wealth management income.

Fees and commissions

The $26 million or 2% increase in fees and commissions resulted from:

                 Higher facility fees of $47 million due to:

-              Higher business and commercial lending fees of $52 million from repricing of line fees and increased volumes partly offset by lower deposit transaction fees of $6 million as customers continue to migrate to accounts with lower fees.

                 Lower transaction, commissions and other fees of $21 million from:

-                 Lower advice commissions as the First Half 2011 benefited from the update of amortisation profiles of capitalised costs ($26 million).

Wealth management and insurance income

                 Wealth management and insurance income decreased $10 million, or 1% from:

-                 Funds Management income decreased $6 million, as new revenue from J O Hambro ($37 million) was more than offset by lower investment markets (down 11%) and lower revenue from asset revaluations ($10 million);

-                 Average Group FUM increased $8.4 billion, or 16%, due to the acquisition of J O Hambro in the First Half 2012;

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

-               Average Group FUA increased $1.6 billion, or 2%, as strong inflows in the Wrap Platforms were partially offset by declining markets;

-                 Life Insurance income increased $8 million as sales growth was partially offset by higher claims and commissions;

-              General Insurance income increased $13 million due to lower catastrophe claims in First Half 2012 relative to First Half 2011; and

-              LMI income decreased $22 million from lower net earned premium as a result of the Group’s decision to not take the underwriting risk on the mortgage insurance on loans with LVR greater than 90%.

Trading

Trading income was $102 million or 34% higher than First Half 2011. The growth reflected higher customer income in WIB, St.George and Pacific Banking from increased customer demand for hedging and improved trading results.

Other income

Other income increased $8 million or 6% as a result of slightly higher profit on asset sales, and technology research and development tax credits compared to First Half 2011.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Markets Income1

$m	Half Year March 12	Half Year Sept 11	Half Year March 11	% Mov’t Sept 11- Mar 12	% Mov’t Mar 11- Mar 12
Net interest income	59	111	78	(47)	(24)
Non-interest income	303	196	256	55	18
Trading income	310	199	242	56	28
Other non-interest income	(7)	(3)	14	(133)	(150)
Total Markets Income	362	307	334	18	8

First Half 2012 – Second Half 2011

Markets income increased $55 million or 18% compared to Second Half 2011. Increased market volatility saw higher levels of customer activity to manage risk, with increased activity converting to a $33 million increase in customer income. Trading income also improved, however, this was partially offset by a higher Credit Value Adjustment (CVA) charge.

First Half 2012 – First Half 2011

Markets income increased $28 million or 8% compared to First Half 2011. Increased market volatility saw higher levels of customer activity to manage risk, with increased activity converting to a $40 million increase in customer income. Trading income also improved, however, this was more than offset by a higher CVA charge, which was $65 million less relative to First Half 2011.

Markets Value at Risk (VaR)2

Risk taking as measured by VaR reduced compared to Second Half 2011.

Average VaR for First Half 2012 was $8.3 million compared to $10.2 million for Second Half 2011 and $7.3 million for First Half 2011.

1 Markets income includes WIB Markets and Equities Markets income in BTFG.

2 VaR measures the risk of loss using a history of price movements. Therefore, price volatility is a key component of this measure.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

3.2.3                   Operating Expenses1

$m	Half Year March 12	Half Year Sept 11	Half Year March 11	% Mov’t Sept 11- Mar 12	% Mov’t Mar 11- Mar 12
Salaries and other staff expenses	(2,056)	(2,004)	(1,984)	(3)	(4)
Equipment and occupancy expenses	(614)	(578)	(533)	(6)	(15)
Other expenses	(985)	(1,023)	(984)	4	-
Total expenses	(3,655)	(3,605)	(3,501)	(1)	(4)

First Half 2012 – Second Half 2011

Operating expenses increased by 1% or $50 million compared with Second Half 2011.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased by 3% or $52 million compared to Second Half 2011 reflecting higher restructuring costs of $17 million, the impact of the acquisition of J O Hambro and average salary increases of 3%. Second Half 2011 benefited from a release of excess employee provisions not repeated in First Half 2012.  These increases were largely offset by a $102 million reduction in expenses from productivity initiatives and business unit restructures mostly from lower FTE.

Equipment and Occupancy Expenses

Equipment and occupancy costs increased 6% or $36 million driven by:

■                An increase in software amortisation of $8 million, which is mainly due to the SIPs program, as new systems were completed and moved into operation. Refer to page 32 for further detail on capabilities delivered to the business in First Half 2012; and

■                An increase in rental and other property related costs of $23 million, or 6%, as a result of annual rental increases and the refurbishment and expansion of branch and ATM networks, including the opening of additional 19 Bank of Melbourne branches in Victoria, since the launch in July 2011 and the new Western Sydney data centre.

Other expenses

Total other expenses decreased 4% or $38 million compared to Second Half 2011, due to:

■                A decrease in technology and other professional services costs of $58 million driven by lower project spend and tighter expense management. In addition, J O Hambro acquisition expenses ($13 million) and costs associated with the launch of Bank of Melbourne ($9 million) were not repeated in First Half 2012;

■                Continued tight management of costs delivered reductions in advertising, travel, training, postage and stationery of $57 million; and

■                An increase in other expenses and outsourcing costs of $67 million in First Half 2012 was due to Second Half 2011 benefiting from higher GST recoupment following a review of prior year GST recoveries and lower telecommunication costs following contract renegotiations.

1       Refer to Section 5 Note 5 for Reported Results breakdown.  Refer to Section 6 Note 5 for Cash Earnings breakdown.  Refer to Section 9 for reconciliation between Reported Results and Cash Earnings.  As discussed in Section 2.4, commentary is on a Cash Earnings basis and does not directly align with reported operating expenses as disclosed in Section 5 Note 5.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

First Half 2012 – First Half 2011

Operating expenses increased 4% or $154 million compared to First Half 2011.

Salaries and Other Staff Expenses

Salaries and other expenses increased by 4% or $72 million compared to First Half 2011 reflecting the impact of new investments including J O Hambro and Bank of Melbourne along with average salary increases of 3% and higher restructuring costs of $5 million. Expense growth was tempered by a reduction in FTE as a result of productivity initiatives and business unit restructures.

Equipment and Occupancy Expenses

Equipment and occupancy costs increased 15% or $81 million compared to First Half 2011. This was primarily driven by:

■                Rental, leasehold improvement and other property related costs increasing by 12% or $45 million compared to First Half 2011. The rise was driven by an increase from annual rental reviews and property related costs, and additional expenses associated with the refurbishment and expansion of branch and ATM networks.  Overall the Westpac Group expanded its footprint with a net additional 12 branches, and 89 ATMs; and

■                Software amortisation increased by $31 million compared to First Half 2011 as a result of the transition of SIPs programs to business operations.

Other expenses

Other expenses were flat compared to First Half 2011, as small increases in technology and credit card loyalty costs were offset by tight expense management of discretionary operating costs.

INTERIM RESULTS 2012

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OPERATIONS

Full Time Equivalent Employees (FTE)

Analysis of movement in FTE	As at 31 March 2012	As at 30 Sept 2011	As at 31 March 2011	% Mov’t Sept 11- Mar 12	% Mov’t Mar 11- Mar 12
Permanent employees	33,756	33,898	34,293	-	(2)
Temporary employees	2,651	3,908	3,825	(32)	(31)
Total employees	36,407	37,806	38,118	(4)	(4)
Integration employees	-	94	229	(100)	(100)
Reported FTE	36,407	37,712	37,889	(3)	(4)
Average reported FTE	37,060	37,801	38,184	(2)	(3)

First Half 2012 – Second Half 2011

Reported FTE decreased 1,305 (3%) compared to Second Half 2011, with the majority of the movements being:

■                A decrease of 383 across the Group directly associated with benefits realised from the establishment of AFS and Group Services divisions;

■                A decrease of 471 across Westpac RBB, St.George and Westpac New Zealand as a result of productivity initiatives;

■                A net decrease of 543 as 971 FTE were removed from reported FTE as they are associated with certain services currently provided by an external supplier. This was partially offset by an increase of 428 FTE from mortgage processing activities being transferred to Westpac from an external supplier;

■                A net decrease of 125 FTE in investment programs.  Several SIPs programs were completed (222 FTE) partly offset by increased FTE required for compliance projects (97 FTE);

■                An increase of 74 employees associated with the Bank of Melbourne investment; and

■                An increase of 143 FTE to customer facing roles across wealth and banking.

First Half 2012 – First Half 2011

Reported FTE decreased 1,482 (4%) compared to First Half 2011, with the majority of the movements being:

■               A decrease of 447 directly associated with the establishment of AFS and Group Services divisions;

■                A decrease of 968 in Westpac RBB, St.George and Westpac New Zealand as a result of productivity initiatives;

■                A net decrease of 329 from the removal of FTE associated with an existing external supplier (757 FTE) offset by the in-sourcing of mortgage processing staff (428 FTE), as referred to above;

■                A net decrease of 96 FTE in investment programs were as a result of SIPs programs completed in Second Half 2011 and early in First Half 2012 (216 FTE) partly offset by increased FTE required for compliance projects (120 FTE);

■                An increase of 160 FTE associated with the Bank of Melbourne investment; and

■                An increase of 198 FTE customer facing roles across wealth and banking.

Merger Integration FTE

With the three year merger and integration project completed, there are no longer merger project related FTE.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Capitalised Software

	Half Year	Half Year	Half Year
$m	March 12	Sept 11	March 11
Capitalised Software opening balance	1,303	1,038	832
Projects contributing to capitalised software:
SIPs[1]	130	195	177
Banking infrastructure investments	61	55	54
Compliance investments	40	44	32
Investment in Bank of Melbourne, FX, Security and Card Software	15	50	33
Other projects	41	66	34
Total Additions	287	410	330
Amortisation expense	(152)	(139)	(120)
Impairment expense	-	(5)	(1)
Other[2]	(3)	(1)	(3)
Closing Balance	1,435	1,303	1,038

First Half 2012 – Second Half 2011

Capitalised software balances increased $132 million to $1,435 million as at 31 March 2012. The increase comprised $287 million of additional capitalised expenditure less $155 million of amortisation and other2. The increase in capitalised software was driven by investment in SIPs program of $130 million, infrastructure investments $61 million, compliance activities $40 million, Bank of Melbourne, FX, Security, Card software and other projects $56 million.

First Half 2012 – First Half 2011

The capitalised software balance for the Westpac Group increased $397 million to $1,435 million as at 31 March 2012. The increase comprised $697 million of additional capitalised expenditure less $300 million of amortisation, impairment and other.

The increase in capitalised software was driven by investment in SIPs program $325 million, infrastructure investments $116 million, compliance activities $84 million, Bank of Melbourne, FX, Security, Card software and other projects $172 million.

1 Further detail on the SIPs program is on page 32.

2 Other includes FX impacts.

INTERIM RESULTS 2012

REVIEW OF GROUP

OPERATIONS

Strategic Investment Priorities (SIPs)

The Westpac Group remains focused on delivering its Strategic Investment Priorities (SIPs) program, a suite of major investments designed to enhance Westpac’s front end and product systems and strengthen the Group’s technology infrastructure.

The SIPs program involves a number of interrelated programs, which are managed individually but controlled centrally.  The SIPs programs have also been designed to be modular and of a size that can be managed while generating improved capability and capacity, and delivering clear efficiency and revenue benefits.

The forecast cost of the SIPs program remains in line with the original $2 billion budget, and the program remains on track to deliver on its initial outcomes.  Within the portfolio, some individual programs have been adjusted to minimise risk or to account for changing business priorities.  Some of those changes have included: the migration of data into the new Western Sydney data centre is now expected to be completed over a longer time frame rather than as a single conversion.  This new extended migration is a much lower risk option and reduces the chance of customer disruption.  The implementation of a new online platform has also been extended with the first customer releases expected in late 2013 (initially early 2013).  These changes have contributed to a slowing of investment spending associated with the SIPs in First Half 2012.

A number of projects were completed over the half and transitioned to normal business operations where capabilities and benefits continue to be monitored. These projects include Deposits Growth, Cards Consolidation and Wealth Utilities.

In First Half 2012, $88 million was expensed (including $40 million in amortisation of capitalised expenditure), while $148 million in spend was capitalised.  Amortisation of capitalised expenditure typically commences once capabilities have been delivered and are ready for use by the business.  As a result, amortisation expenses will steadily rise over the next few years.  Projects will be typically amortised over periods between five and seven years.

The costs of the SIPs program are being allocated to individual business units based on the recipients of the benefits and capabilities for each program. This approach will typically see Westpac RBB incur much of the SIPs costs (approximately 56%), followed by St.George, WIB and BTFG.

Investment spend $m	Half Year March 12	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10	Total to date
Expensed	39	59	58	77	100	333
Capitalised software and fixed assets	148	220	230	248	82	928
Total	187	279	288	325	182	1,261

Impact on expenses $m	Half Year March 12	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10	Total to date
Direct expenses - investment	39	59	58	77	100	333
Operating expenses (net of benefits)	9	10	9	-	-	28
Amortisation	40	24	11	-	-	75
Total	88	93	78	77	100	436

Significant benefits and capabilities delivered in First Half 2012 include:

■                Branch and contact centre enhancements:

-                 Following successful completion of the pilot roll out of the new teller platform, Spider@Westpac, the full deployment to the entire Westpac branch network is underway and scheduled for completion by the end of 2012.  The Spider teller platform, which leverages the St.George system, will provide significantly improved functionality and robustness to customer facing employees; and

-                 The full suite of capabilities for the new integrated call centre desktop application were delivered in the first half of the year.  Implementation across all Westpac Contact Centres is underway and will complete by mid-2012.

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■                Payments

-                 In February 2012 the Group completed the integration of the Westpac and St.George direct entry systems.  All St.George and Westpac direct entry transactions (including all electronic payments for internet banking, BPay, EFTPOS, ATM and term deposits across the Group) are now processed through a single Exchange Settlement Account.

■                Products and Platforms:

-              As part of revised agreements with an external supplier, 428 Westpac mortgage servicing operations staff have transitioned to the Group.  This step is a precursor to a more detailed assessment of mortgage processing and servicing across all brands.

■                Infrastructure:

-                 Completed the build of the new Enterprise Perimeter Security platform and the new Data Centre in Western Sydney. The next stage of this program involves the phased migration from existing infrastructure to these new environments and this will take place over the next few years.

Compliance program

In the First Half 2012, $92 million was spent on projects relating to regulatory change. In the wake of the global financial crisis, a raft of regulatory changes have been proposed by Governments and Regulators globally. These changes target various objectives, including prudential regulation or financial stability, consumer protection and competition, as well as broader public policy aims (for example tax or government revenues and national security).

A number of the projects delivering these changes have moved to implementation phase over the past 12 months, including National Consumer Credit Protection; Personal Properties Securities Reform; Cooper Superannuation Reforms; Future of Financial Advice Reforms (FoFA); Basel III and elements of US Dodd-Frank legislation; and OTC Derivatives. The current stages of projects in regulatory change has resulted in $46 million of project spend being expensed and $46 million being capitalised in First Half 2012.

Investment spend $m	Half Year March 12	Half Year Sept 11	Half Year March 11	Total to date
Expensed	46	28	35	109
Capitalised software and fixed assets	46	66	34	146
Total compliance program spend	92	94	69	255

INTERIM RESULTS 2012

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3.2.4                   Impairment Charges

$m	Half Year March 12	Half Year Sept 11	Half Year March 11	% Mov’t Sept 11- Mar 12	% Mov’t Mar 11- Mar 12
Individually assessed provisions (IAPs)
New IAPs	(715)	(853)	(766)	16	7
Write-backs	260	320	222	(19)	17
Recoveries	43	22	38	95	13
Total IAPs, write-backs and recoveries	(412)	(511)	(506)	19	19
Collectively assessed provisions (CAPs)
Write-offs	(359)	(402)	(337)	11	(7)
Other changes in CAPs	163	383	380	(57)	(57)
Total new CAPs	(196)	(19)	43	large	large
Total impairment charges	(608)	(530)	(463)	(15)	(31)

Impairment charges increased $78 million over First Half 2012 compared with Second Half 2011 as the benefits from improved asset quality slowed. This has been reflected in a $39 million reduction in write-backs and recoveries, mostly in WIB, along with a smaller reduction in collectively assessed provisions.

Asset quality has continued to improve and this can be seen in the 22 basis point improvement in the ratio of stressed assets to total committed exposures, to 2.26%, as at 31 March 2012.

New individually assessed provisions were lower, although they have remained relatively high as the work-out of the stressed portfolio continues to see companies downgraded from watchlist and substandard categories of stress into impaired.  Some top-up of existing impaired asset provisions have also been required as security values are reassessed.

The economic overlay was little changed (down $1 million) in First Half 2012 although there has been some change in the mix.  In particular, greater certainty around the impact of the floods and earthquakes of 2011 and reducing stress in the commercial property segment has seen $28 million of the provision utilised or no longer needed. These releases were offset by increases in provisions of $27 million for other sectors of the Australian economy that are likely to be impacted by the high Australian dollar and ongoing weak consumer and business sentiment. In total, economic overlays were $345 million as at 31 March 2012.

First Half 2012 – Second Half 2011

Impairment charges for First Half 2012 were $608 million, up $78 million or 15% compared to Second Half 2011 and represented 24 basis points of average gross loans. The economic overlay was little changed between First Half 2012 and Second Half 2011.

Key movements included:

■                New collectively assessed provisions resulted in a charge of $196 million in First Half 2012, $177 million higher than Second Half 2011 principally due to the following:

-                 WIB continued to record a benefit for collectively assessed provisions as upgrades and refinancing improved the quality of the portfolio. However, this benefit was $69 million smaller in First Half 2012 compared to Second Half 2011. Watchlist and substandard facilities improved by $1,053 million in the First Half 2012; which was a smaller improvement than in Second Half 2011;

-                 Asset quality in the New Zealand business and consumer segments continued to improve, leading to a lower impairment charge in First Half 2012;

-                 Lower new collectively assessed provisions were recorded in both Westpac RBB and St.George from an improvement in the level of business stress; and

-                Personal lending delinquencies in First Half 2012 increased seasonally in both the Westpac RBB and St. George portfolios leading to a higher collectively assessed provisioning charge, however, lower direct write-offs particularly in the credit card portfolio offset this increase.

■                New individually assessed provisions less write-backs and recoveries were $99 million lower compared to Second Half 2011 principally due to:

-                 WIB having higher new individually assessed provisions as well as fewer write-backs. These write-backs were from work-outs and from the refinancing of some facilities to other parties. This increase was more than offset by:

INTERIM RESULTS 2012

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-                 In both Westpac RBB and St.George new individually assessed provisions were lower as the level of stressed assets migrating to impaired and the top-up of existing provisions from valuation updates slowed; and

-                 Westpac New Zealand experienced an improvement in new individually assessed provisions with lower impaired assets, offset partially by lower write-backs.

First Half 2012 – First Half 2011

The impairment charge for First Half 2012 was $608 million, up 31% compared to First Half 2011. The increase was primarily due to higher collectively assessed provisions. The lower First Half 2011 charge was largely due to a $106 million reduction in economic overlay provisions while there was little change in the economic overlay in First Half 2012.

Key movements included:

■                New collectively assessed provisions were $239 million higher compared to First Half 2011. In First Half 2012 there was little net reduction in the economic overlay whereas utilisation of provisions led to a $106 million net reduction in the economic overlay in First Half 2011. Collective provisions were also higher across most divisions as the improvement in overall stress was lower.

■                WIB recorded the largest change in collective provisions from a reduction in repayments and a smaller decrease in watchlist and substandard companies returning to full health. In St.George and New Zealand portfolios the improvement in stressed assets continued in First Half 2012. In Westpac RBB the collective provisioning charge was a little lower.

■                New individually assessed provisions less write-backs and recoveries were $94 million lower compared to First Half 2011 principally due to fewer new impaired assets, particularly in WIB and New Zealand. This was partially offset by higher new individually assessed provisions in the Westpac RBB and St.George portfolios from a number of small top-ups for existing impaired assets, and assets downgraded from stressed to impaired.

INTERIM RESULTS 2012

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OPERATIONS

3.2.5                   Tax Expense

First Half 2012 – Second Half 2011

The effective tax rate of 30.1% in First Half 2012 increased compared to Second Half 2011 effective tax rate of 29.4%.  The effective tax rate increased as Second Half 2011 tax expense included the benefit of a release of excess tax provision, which was not repeated.

First Half 2012 – First Half 2011

The effective tax rate of 30.1% in First Half 2012 increased compared to First Half 2011 effective tax rate of 29.4%.  The effective tax rate increased as First Half 2011 tax expense included the benefit of a release of excess tax provision, which was not repeated.

3.2.6          Non-Controlling Interests

The non-controlling interests primarily represents distributions on hybrid equity instruments 2003 TPS1 and 2006 TPS1, as well as other non-controlling interests, including the 35.5% portion of BTIM that Westpac does not own.

Non-controlling interests of $35 million for First Half 2012 were $2 million higher than Second Half 2011 and unchanged from First Half 2011.

1 Non-controlling interests include distributions on 2003 Trust Preferred Securities (TPS) and 2006 TPS:

■     There were 750,000 2003 TPS issued in the United States of America at US$1,000 each on 13 August 2003, with non-cumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013. From, and including, 30 September 2013 the 2003 TPS will pay non-cumulative quarterly distributions (31 December, 31 March, 30 June and 30 September) payable in arrears at a floating rate of LIBOR plus 2.05% per year; and

■     Westpac TPS Trust issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian 90 day bank bill rate plus 1% per annum (the initial margin), together multiplied by one minus the Australian corporate tax rate (30% during all periods). After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

interim RESULTS 2012

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OPERATIONS

3.3        Credit Quality

First Half 2012 has seen asset quality continue to strengthen with key metrics showing signs of improvement.  In particular we have seen:

■                 The ratio of stressed assets to total committed exposures continue to fall;

■                 Continued upgrades of facilities moving out of stress and back to performing;

■                 Resolution has been reached on a number of impaired loans, which has involved some write-backs; and

■                 Seasonal delinquency peaks in First Half 2012 have been lower than in prior corresponding periods.

Stressed assets as a proportion of total committed exposures are down to 2.26% at 31 March 2012, down from 2.48% at 30 September 2011 and 2.85% at 31 March 2011. The decline in the proportion of stressed assets has been principally due to a fall in watchlist and substandard facilities with that ratio declining 19 basis points to 1.26% (see 3.3.1 Credit Quality Key Metrics). While credit quality trends are positive, the overall level of stress remains high relative to long term averages and the work-out of impaired and problem facilities is expected to take some time.

Importantly new and increased impaired assets continue to be on a declining trend.

The strengthening in asset quality can be traced back to the improvement in the operating environment since 2009, the degearing of consumer and business balance sheets, the cautious behaviour of consumers and the intensive management of the portfolio over the year.

While asset quality has improved, the rate of improvement slowed in First Half 2012 consistent with weaker economic activity particularly impacting small business. New stress continues to emerge but the average size of new problem facilities is falling.

Impaired assets declined slightly over First Half 2012 and declined as a proportion of total committed exposures by 2 basis points. Commercial property remains the most prominent category within impaired assets and while some stability has returned to this sector, valuations are under pressure in some regions and impaired assets remain high as the work-out of previously impaired assets continues.

The health of the consumer segment remains strong with prepayment levels increasing as this segment has maintained its cautious bias. As a result, the normal seasonal rise in delinquencies in the first half of the year has been less pronounced in First Half 2012.

Portfolio segments

The institutional and corporate segment continued to perform well. This segment has seen further improvements in balance sheet strength over the half with gearing further reduced. Stressed assets continued to decline, with the work-out of a number of impaired facilities, while watchlist assets also fell as a number of facilities returned to performing. The rate of improvement has however slowed over First Half 2012 relative to recent halves. First Half 2012 has continued to see high write-backs, with around $130 million received from the institutional and corporate segment.

The commercial property segment continues to be the sector under the most stress although the trends in the portfolio are generally positive. In particular, the proportion of the property portfolio identified as stressed has declined from 13.7% at 31 March 2011 to 9.7% at 31 March 2012. This decline has been due to the work out of existing stressed facilities and a reduction in the incidence of new property stress. There was only one new large (>$50 million) problem facility that emerged during First Half 2012. Additional provisions were required against this portfolio in First Half 2012 and these were mostly related to development properties where asset sales continue to be challenging, and to certain markets (such as South East Queensland) where property values have fallen further.

The small and medium business portfolio is recognising additional stress, although at a much slower rate. Stress started to emerge in sectors impacted by the high Australian dollar and weak discretionary consumer spending such as the retail, trade and manufacturing segments.

The consumer segment has remained cautious and that has seen a reduced appetite for debt and higher repayment levels. This, combined with low unemployment, has continued to see consumer credit quality remain strong.

interim RESULTS 2012

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Overall, 90+ day mortgage delinquencies were flat since 30 September 2011 at 0.55% and declined 4 basis points from 31 March 2011. New Zealand has seen the greatest improvement with delinquencies declining 25 basis points to 0.55% from 31 March 2011. While delinquencies were unchanged in Australia, there are still some underlying areas that are being closely monitored, including:

■                 The seasoning of the large volumes of mortgages written in 2007, 2008 and 2009 compared to the current year reaching their peak delinquency ageing; and

■                 Higher delinquencies recorded in both Queensland and low doc lending.

Low doc lending represents around 6% of the portfolio and has a much higher delinquency profile, with delinquencies two to three times the portfolio average. However, because of the more conservative underwriting standards, including not writing loans with an LVR greater than 80%, realised low doc losses are small.

Queensland delinquencies are around 50% higher than the portfolio average reflecting the more challenging conditions in that State.

Australian properties in possession remain modest at 498. The level has fallen over the First Half 2012 as clearance rates improved and delinquencies were little changed. Realised mortgage losses were only $51 million for First Half 2012.

The New Zealand economy has continued to show signs of improved momentum evidenced by a reduction in stressed assets and improving delinquencies, particularly mortgages. This has led to declining impairment charges. The stressed business portfolio represents 3.33% of exposures (down 48 basis points) and in the consumer segment, 90+ day delinquencies are lower in both mortgages (down 25 basis points) and in other consumer lending (down 13 basis points) since 31 March 2011.

Provisioning

Westpac has maintained strong provisioning coverage with:

■                 The ratio of impaired asset provisions to total impaired assets at 38%; and

■                 The ratio of collectively assessed provisions to credit risk weighted assets at 1.22% This ratio has eased moderately from 1.26% at 30 September 2011 but remains strong as provisions have moderated as levels of stress have decreased.

Total provisions were $4,391 million with individually assessed provisions of $1,482 million and collectively assessed provisions of $2,909 million. Individually assessed provisions were slightly higher over the half, as the new individually assessed provisions were higher than the write-off of $427 million to provisions as facilities were worked out.

Collectively assessed provisions also include an economic overlay of $345 million, which was little changed (down $1 million) in First Half 2012 although there has been some change in the mix. In particular, greater certainty around the impact of the floods and earthquakes of 2011 and reducing stress in the commercial property segment has seen $28 million of the provision utilised or no longer needed. These releases were offset by increases in provisions of $27 million for other sectors of the Australian economy that are likely to be impacted by the high Australian dollar and ongoing weak consumer and business sentiment.

interim RESULTS 2012

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3.3.1          Credit Quality Key Metrics

Stressed Exposures by Credit Grade as a % of total committed exposures	Half Year March 12	Half Year Sept 11	Half Year March 11
Impaired	0.60%	0.62%	0.68%
90 days past due, well secured	0.40%	0.41%	0.51%
Watchlist and substandard	1.26%	1.45%	1.66%
Total Stressed Exposures	2.26%	2.48%	2.85%

Business and Institutional Impaired Assets to total committed exposures	Half Year March 12	Half Year Sept 11	Half Year March 11
Business impaired assets to divisional business total committed exposures:
Business Australia	2.24%	2.40%	2.39%
Business New Zealand	3.33%	3.38%	3.81%
Institutional	0.39%	0.36%	0.51%

Other consumer loans 90 days past due	Half Year March 12	Half Year Sept 11	Half Year March 11
90 days past due:
Group	1.33%	1.16%	1.34%
Australia	1.35%	1.18%	1.35%
New Zealand	0.99%	0.91%	1.12%

Mortgages 90 days past due	Half Year March 12	Half Year Sept 11	Half Year March 11
90 days past due:
Group	0.55%	0.55%	0.59%
Australia	0.54%	0.53%	0.56%
New Zealand	0.55%	0.60%	0.80%

Other	Half Year March 12	Half Year Sept 11	Half Year March 11
Total impaired assets to gross loans	0.88%	0.92%	0.98%
Total impaired asset provisions to total impaired assets	37.8%	36.0%	42.2%
Total provisions to gross loans	86bps	88bps	102bps
Collectively assessed provisions to performing non-housing loans[1]	164bps	169bps	182bps
Collectively assessed provisions to risk weighted assets	97bps	105bps	115bps
Collectively assessed provisions to credit risk weighted assets	122bps	126bps	138bps

Other	Half Year March 12	Half Year Sept 11	Half Year March 11
Impairment charges to average loans annualised	24bps	22bps	19bps
Write-offs to average loans annualised	29bps	49bps	28bps

1 Non-housing loans have been determined on a loan purpose basis.

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3.4                              Balance Sheet and Funding

3.4.1                  Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12
Assets
Cash and balances with central banks	11,462	16,258	4,781	(29)	140
Receivables due from other financial institutions	6,662	8,551	8,981	(22)	(26)
Trading securities, other financial assets designated at fair value and available-for-sale securities	69,175	69,006	61,233	-	13
Derivative financial instruments	30,641	49,145	31,555	(38)	(3)
Loans	506,124	496,609	484,207	2	5
Life insurance assets	8,147	7,916	9,586	3	(15)
Other assets	21,721	22,743	21,615	(4)	-
Total assets	653,932	670,228	621,958	(2)	5
Liabilities
Payables due to other financial institutions	9,019	14,512	12,873	(38)	(30)
Deposits	377,458	370,278	342,498	2	10
Trading liabilities and other financial liabilities designated at fair value	6,205	9,803	7,700	(37)	(19)
Derivative financial instruments	31,358	39,405	35,258	(20)	(11)
Debt issues and acceptances	157,576	165,931	153,597	(5)	3
Life insurance liabilities	7,196	7,002	8,723	3	(18)
Loan capital	8,356	8,173	8,250	2	1
Other liabilities	11,889	11,316	10,940	5	9
Total liabilities	609,057	626,420	579,839	(3)	5
Equity
Total equity attributable to owners of Westpac Banking Corporation	42,898	41,826	40,196	3	7
Non-controlling interests	1,977	1,982	1,923	-	3
Total equity	44,875	43,808	42,119	2	7

First Half 2012 – Second Half 2011

Significant movements included:

■                 Loan growth of 2%, with the majority of the increase in Australian housing loans;

■                 Deposit growth of 2%. The majority of the growth was seen in Australian term deposits, partially offset by a decline in Certificates of Deposits and Australian at call deposits;

■                 A decline in debt issues largely due to exchange rate movements; and

■                 A decline in derivative financial instruments, primarily due to foreign currency movements.

Assets

Cash and balances with central banks (down $5 billion)

The decline in cash and balances with central banks was primarily due to a decrease in liquid assets relating to collateral outflows following the appreciation of the Australian dollar against the US dollar.

Receivables due from other financial institutions (down $2 billion)

The decrease was mainly due to a decline in interbank lending, offset in part by an increase in collateral posted.

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Derivative financial instruments (assets) (down $19 billion)

The decrease was due to the impact on foreign exchange forwards and swaps of the Australian dollar strengthening against the US dollar and other major currencies.

Loans (up $10 billion)

Refer to Section 3.2.1 Loans

Liabilities

Payables due to other financial institutions (down $5 billion)

The decline in payables due to other financial institutions was primarily driven by lower levels of collateral received as the Australian dollar appreciated against the US dollar and declines in interbank deposits.

Deposits (up $7 billion)

Refer Section 3.2.1 Deposits.

Trading liabilities and other financial liabilities designated at fair value (down $4 billion)

The decrease in trading liabilities was largely due to securities trading activities within WIB.

Derivative financial instruments (liabilities) (down $8 billion)

The decrease was due to the impact on foreign exchange forwards and swaps of the Australian dollar strengthening against the US dollar and other major currencies.

Debt issues and acceptances (down $8 billion)

Debt issues declined largely due to the appreciation of the Australian dollar over the last six months. Refer to Section 3.4.2 Funding and Liquidity Risk Management for further information on debt programs and funding.

First Half 2012 – First Half 2011

The key balance sheet movements were driven by the following:

■                 Growth in loans of 5%, with the majority of the increase in Australian housing loans;

■                 An increase in liquid assets of 19%, largely in cash and balances with central banks and available-for-sale securities;

■                 Growth in debt issues due to an increase in the wholesale funding portfolio;

■                 A decrease in derivative financial instruments primarily due to foreign currency movements; and

■                 Growth in deposits of 10%, mainly driven by increases in Australian term deposits.

Assets

Cash and balances with central banks (up $7 billion)

This increase was due to growth in liquid assets from collateral inflows, principally occurring in Second Half 2011.

Receivables due from other financial institutions (down $2 billion)

Receivables due from other financial institutions declined primarily due to lower interbank lending and repayment of securitised loan balances.

Trading securities, other financial assets designated at fair value and available-for-sale securities (up $8 billion)

The increase was primarily due to growth in liquid asset holdings, largely in Second Half 2011, of Government and Bank Securities.

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Loans (up $22 billion)

Refer Section 3.2.1 Loans.

Liabilities

Payables due to other financial institutions (down $4 billion)

The decrease in payables due to other financial institutions was largely attributable to lower interbank deposits.

Deposits (up $35 billion)

Refer Section 3.2.1 Deposits.

Derivative financial instruments (liabilities) (down $4 billion)

The decrease was largely due to the impact on foreign exchange forwards and swaps of the Australian dollar strengthening against the US dollar and other major currencies.

Debt issues and acceptances (up $4 billion)

The increase in debt issues was largely due to the impact of exchange rate movements over the year and the issuance of wholesale funds. Refer to Section 3.4.2 Funding and Liquidity Risk Management for further information on debt programs and funding.

Life insurance liabilities (down $2 billion)

The decrease in life insurance liabilities occurred in Second Half 2011. Through a successor funds transfer, BTFG transferred certain superannuation funds out of life companies into separately managed Super Funds, which are not consolidated. A corresponding change is reflected in life insurance assets.

Total equity attributable to owners of Westpac Banking Corporation (up $3 billion)

The increase in equity was due to an increase in net retained profits after the payment of dividends and issuance of shares to satisfy the Dividend Reinvestment Plan.

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3.4.2     Funding and Liquidity Risk Management

Liquidity risk is the risk that the Group is not able to fund increases in assets or meet its payment obligations as they become due, without incurring unacceptable losses. This could potentially arise as a result of mismatched cash flows generated by the Group’s banking business. This risk is not specific to the Westpac Group, but inherent in all banks through their role as intermediaries between depositors and borrowers.

The Westpac Group has a robust liquidity risk management framework to ensure its ability to meet cash flow obligations under a wide range of market conditions, including name-specific and market-wide stress scenarios.

On 16 November 2011, Australian Prudential Regulation Authority (APRA) released a Discussion Paper “Implementing Basel III Liquidity Reforms in Australia” and draft “Prudential Standard APS 210: Liquidity”.  APRA outlined the proposed implementation and timeframes of the Basel III liquidity framework in Australia which included meeting the Liquidity Coverage Ratio (LCR) by 1 January 2015 and the Net Stable Funding Ratio (NSFR) by 1 January 2018.  The Reserve Bank of Australia (RBA) concurrently issued a press release regarding the Committed Liquidity Facility (CLF).  The CLF provides a pathway for Australian banks to meet the requirements of the LCR by allowing access to a pre-specified amount of liquidity through repurchase agreements of eligible securities outside the RBA’s normal market operations.

A number of important details regarding APRA’s draft APS 210 and the RBA’s CLF are yet to be finalised; as such, the potential impact on the composition and size of the Group’s liquid asset portfolio, and the impacts on the liquidity risk management framework, are yet to be confirmed.  Final details, subject to consultation periods, are expected through 2012 to 2014.

Westpac’s liquid asset portfolio provides a source of reserve liquidity as eligible collateral under the Central Bank repurchase agreement facility and CLF. Unencumbered liquid assets of $101 billion at 31 March 2012 were comprised of:

■                 $36 billion of cash and balances on deposit at Central Banks, Government and semi-Government bonds;

■                 $30 billion of repo-eligible private securities; and

■                 $35 billion of self-originated AAA rated mortgage backed securities, which in extraordinary circumstances are eligible for repurchase with the RBA or the Reserve Bank of New Zealand (RBNZ).

As at 31 March 2012, the Group held sufficient liquid assets to cover all offshore wholesale debt maturities for over 32 months and all wholesale debt maturities for over 6 months.

The Westpac Group monitors the composition and stability of its funding base to ensure it remains appropriately within the Group’s funding risk appetite. This includes a target stable funding ratio (SFR) 1 greater than 75%.  Stable funding includes customer deposits, wholesale term funding including securitisation with residual contractual maturity greater than 12 months and equity.  Westpac’s funding strategy aims to fund all new lending through these stable funding sources.

The Group’s SFR at 31 March 2012 was up 200bps from 30 September 2011 to 79%. Customer deposits comprised 54% of the Group’s total funding, up from 52% at 30 September 2011. An additional 16% of the Group’s funding is made up of wholesale funding with a residual maturity greater than 12 months, with a further 2% sourced from securitisation and 7% from equity. Short term wholesale funding reduced to 21% largely due to a lower proportion of long term wholesale funding with a residual maturity less than 12 months and foreign exchange impacts on offshore short term wholesale funding.

Higher savings rates in Australia have underpinned strong growth in customer deposits and contributed to loan growth being fully funded by customer deposits in First Half 2012.  Customer deposits increased $9.8 billion and net loans increased $9.5 billion further improving the deposit to loan ratio to 63.2%, up 70bps on 30 September 2011.

Westpac, along with other major Australian banks, relies on wholesale funding to the extent that deposit growth has not historically funded lending growth.  This reliance on wholesale funding is a risk to the Group if wholesale funding markets were to close for extended periods of time.  Westpac mitigates these risks through holding higher levels of liquid assets, funding the balance sheet through more stable funding sources, and offering diverse wholesale funding programs across a broad range of currencies, geographies and investor segments.

In October 2011, legislation was passed by the Australian Government, which enabled the Australian Banks to issue covered bonds.  Covered bonds provide another layer of diversification to the Group’s funding programs.  Assets available to secure covered bond issuance are capped at 8% of Australian assets.

1 Stable funding ratio is total stable funding divided by total funding. Total funding includes customer deposits, total wholesale funding (short and long term) and equity.

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Challenging global market conditions through much of First Half 2012 resulted in a higher portion of new term funding issued through secured debt, including covered bonds.  Westpac issued inaugural covered bonds in USD, EUR, AUD, and NOK currencies totalling $7.2 billion. In aggregate, the Group has issued $17.4 billion of new term debt during First Half 2012 with a weighted average maturity of 4.5 years.  Over the period $10.1 billion in previously issued term borrowings matured.

The table below illustrates the Group’s funding on a residual maturity basis.  Further analysis of the funding view of the balance sheet is provided in Section 5 Note 22.

Funding by residual maturity

	As at 31 March 2012		As at 30 Sept 2011		As at 31 March 2011
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer Deposits	319,916	54	310,139	52	288,820	52
Wholesale funding - residual maturity
Securitisation	10,489	2	10,911	2	10,229	2
Greater than 12 months	96,997	16	96,536	16	98,166	18
Equity[1]	42,986	7	41,976	7	40,948	7
Stable Funding Ratio (SFR)	470,388	79	459,562	77	438,163	79
Less than 6 months	86,008	15	87,503	15	77,598	14
6 to 12 months	13,254	2	19,279	3	17,846	3
Long term to short term scroll[2]	23,755	4	27,041	5	21,523	4
Short term wholesale funding	123,017	21	133,823	23	116,967	21
Total funding[3]	593,405	100	593,385	100	555,130	100

Deposits to Net Loans Ratio

	As at 31 March 2012		As at 30 Sept 2011		As at 31 March 2011

	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	319,916		310,139		288,820
Net loans	506,124	63.2	496,609	62.5	484,207	59.6

1    Equity less FX translation, Available-for-Sale Securities and Cash Flow Hedging Reserves.

2    Scroll represents wholesale funding with an original maturity greater than 12 months, that now has a residual maturity less than 12 months.

3    Including Equity as described in footnote 1. Hybrids in the amount of $2.0 billion have been included in wholesale funding.

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Funding view of the balance sheet1

	As at 31 March 2012
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	101,255	-	-	489,309	63,368	653,932
Total liabilities	(236)	(319,916)	(228,526)	-	(60,379)	(609,057)
Total equity	-	-	(1,977)	(42,986)	88	(44,875)

Total	101,019	(319,916)	(230,503)	446,323	3,077	-
Net loans[2]	35,557	-	-	470,567	-	506,124

	As at 30 September 2011
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	103,549	-	-	482,264	84,415	670,228
Total liabilities	(134)	(310,139)	(239,289)	-	(76,858)	(626,420)
Total equity	-	-	(1,982)	(41,976)	150	(43,808)

Total	103,415	(310,139)	(241,271)	440,288	7,707	-
Net loans[2]	33,384	-	-	463,225	-	496,609

	As at 31 March 2011
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	84,972	-	-	469,823	67,163	621,958
Total liabilities	(166)	(288,820)	(223,439)	-	(67,414)	(579,839)
Total equity	-	-	(1,923)	(40,948)	752	(42,119)

Total	84,806	(288,820)	(225,362)	428,875	501	-
Net loans[2]	33,598	-	-	450,609	-	484,207

1 Refer to Section 5 Note 22 for a detailed analysis of the funding view of the balance sheet. Liquid assets are defined as assets that are eligible for re-purchase agreements with the Reserve Bank.

2 Liquid assets in net loans include internally securitised assets that are eligible for re-purchase agreements with the Reserve Bank.

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3.5        Capital and Dividends

Basel II	As at	As at	As at
	31 March 2012	30 Sept 2011	31 March 2011
Common equity capital ratio	8.0%	8.1%	8.0%
Tier 1 capital ratio	9.8%	9.7%	9.5%
Total regulatory capital ratio	10.8%	11.0%	11.0%
Risk weighted assets (RWA)	300,046	279,961	276,827

Tier 1 Capital Ratio Movement for the First Half 2012

The Westpac Group’s Tier 1 capital ratio of 9.81% at 31 March 2012 was 13 basis points higher than the 30 September 2011 Tier 1 ratio. This reflected organic capital generation and new capital issuance exceeding the impact of Basel 2.5 implementation and growth in RWA. It is important to highlight that the capital ratios in this half have been measured using the new Basel 2.5 standards.  These standards principally involved changes in risk weighted assets applied to market risk and securitisation.  These changes had a negative impact on capital ratios of 33 basis points and 4 basis points respectively.  Accordingly, capital ratios in First Half 2012 should only be compared after considering the 37 basis points impact.

Outside the Basel 2.5 changes, the key drivers of the increase in the Tier 1 ratio over the period included:

■                First Half 2012 Cash Earnings of $3.2 billion (107 basis points increase);

■                 Dividends payable, net of Dividend Reinvestment Plan (DRP)1 (69 basis points decrease);

■                 RWA growth reflected the implementation of a new operational risk model (13 basis points decrease), increase in credit risk primarily related to changes in the measurement of off-balance sheet exposures (9 basis points decrease), market risk and interest rate in the banking book RWA (6 basis points decrease);

■                 The issuance of $1.2 billion of Tier 1 hybrid capital (39 basis points increase);

■                 The recognition of the 2012 component of St.George merger tax consolidation benefit (9 basis points increase);

■                 Other includes the impact of the J O Hambro acquisition and higher investment in non-consolidated subsidiaries (8 basis points decrease).

A reduction of $0.8 billion in outstanding Tier 2 subordinated debt resulted in a 25 basis points decline in Westpac’s total regulatory capital ratio.

1   DRP is calculated as the estimated DRP for the 2012 interim dividend, and the difference between actual and estimated DRP for the 2011 final dividend.

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Risk weighted Assets

	Loans (per Section 5)			Basel II (Advanced / Standardised) RWA
	As at	As at	% Mov’t	As at	As at	% Mov’t
$m	31 March 2012	30 Sept 2011	Sept 11- Mar 12	31 March 2012	30 Sept 2011	Sept 11- Mar 12
Business purposes
On balance sheet	150,543	147,505	2	113,509	115,262	(2)
Off-balance sheet	-	-	-	50,533	47,344	7
Total business purposes	150,543	147,505	2	164,042	162,606	1
Consumer purposes
On balance sheet[1]	359,601	353,149	2	68,296	66,336	3
Off-balance sheet[1]	-	-	-	6,491	5,915	10
Total consumer purposes	359,601	353,149	2	74,787	72,251	4
Provision for impairment	(4,020)	(4,045)	1	-
Total credit risk	506,124	496,609	2	238,829	234,857	2
(% of total RWA)				80%	84%

Total on balance sheet credit risk	-	-	-	181,805	181,598	-
Total off-balance sheet credit risk	-	-	-	57,024	53,259	7

Equity risk	-	-	-	1,385	1,498	(8)
Market risk	-	-	-	19,266	8,433	128
Operational risk	-	-	-	23,640	19,611	21
IRRBB	-	-	-	13,208	11,823	12
Other assets	-	-	-	3,718	3,739	(1)
Total non-credit	-	-	-	61,217	45,104	36
(% of total RWA)	-	-	-	20%	16%	large
Total	506,124	496,609	2	300,046	279,961	7

The Westpac Group’s RWA increased by 7% compared to Second Half 2011.   Of the 7% increase in RWA, $11.6 billion or 4% was due to the implementation of Basel 2.5 rules which added $1.2 billion to RWA associated with securitisation conduits (included in business off-balance sheet assets) and added $10.4 billion to RWA associated with market risk (as the VaR used to calculate RWA is based on a stressed VaR).

Other movements in RWA were driven by the following factors:

■               Credit risk RWA rose 2% overall.  Growth in RWA due to the implementation of Basel 2.5 rules was supplemented by changes in the treatment of undrawn commitments arising from the annual update of our risk models, offset by improvements in our risk profile, particularly business lending;

■                 Operational risk RWA rose 21% following the implementation of a new operational risk model; and

■                 Interest rate risk in the banking book (IRRBB) RWA rose 12% as a result of lower embedded gains.

1 Pacific Banking’s RWA are classified as consumer. RWA in Pacific Banking are calculated using the Standardised approach.

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Capital Deduction for Regulatory Expected Credit Loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated. In applying the capital deduction, 50% is deducted from Tier 1 capital and 50% is deducted from Tier 2 capital.

	As at	As at	As at
$m	31 March 2012	30 Sept 2011	31 March 2011
Provisions associated with eligible portfolios
Total provisions for impairment charges (Section 5 Note 11)	4,391	4,414	4,968
plus general reserve for credit losses adjustment	119	38	26
less ineligible provisions[1]	547	391	80
less certain deferred tax assets	(731)	(746)	(790)
Total eligible provisions	4,326	4,097	4,284
Regulatory expected downturn loss[2]	5,944	5,877	6,268
Capital deduction in provisions for regulatory expected downturn loss	(1,618)	(1,780)	(1,984)
Deducted from Capital as follows:
Tier 1 reduction	(809)	(890)	(992)
Tier 2 reduction	(809)	(890)	(992)

The capital deduction for regulatory expected downturn loss has decreased as a result of:

■                 Eligible provisions increased due to a higher general reserve for credit losses from relatively longer-dated lending and changes in the measurement of off-balance sheet exposures; offset by

■                 Increased regulatory expected loss reflecting higher early stage delinquencies in the residential mortgage portfolio.

1      Partial write-offs relate to the whole credit portfolio, whereas ineligible provisions relate to portfolios subject to Basel II standardised approach only.  The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.  Partial write-offs have increased, while ineligible provisions have decreased over time.

2     Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk.

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Dividends

	As at	As at	As at
Ordinary dividend (cents per share)	31 March 2012	30 Sept 2011	31 March 2011
Interim (fully franked) - determined dividend	82	-	76
Final (fully franked)	-	80	-
Total ordinary dividend	82	80	76

The Directors have declared a fully franked interim dividend of 82 cents per share, an increase of 2 cents per share or 2.5% over the 2011 final dividend.

The interim dividend represents a payout ratio of 78.4% on a Cash Earnings basis.

The Group’s ability to continue to frank dividends remains very strong, with our adjusted franking account balance after allowing for the reduction in franking credits for the 2012 interim dividend, at $974 million as at 31 March 2012.

For the first time, the Group has also applied New Zealand imputation credits to the dividend of 8 cents (NZ) per share.  New Zealand imputation credits are available only to shareholders that are also New Zealand tax payers.

Dividend Reinvestment Plan (DRP)

The Board has determined to satisfy the DRP for the 2012 interim dividend via the issuance of new shares.

The Board has also determined that in relation to the 2012 interim dividend, the market price at which new shares will be issued under the DRP will not include a discount. The pricing period for setting the market price will be the 10 trading days commencing 22 May 2012.

Common Equity Capital Activity during First Half 2012

With the exception of issuing ordinary shares to satisfy the DRP and employee share plans, there was no further equity issuance during First Half 2012.

Residual Tier 1 Capital

As at 31 March 2012, Westpac had $5.6 billion of Residual Tier 1 capital instruments on issue.

On 23 March 2012, Westpac raised $1.2 billion of hybrid Tier 1 capital through the issue of 11,893,605 Westpac Convertible Preference Shares (Westpac CPS) at $100 each.  Westpac CPS qualify as Non-innovative Residual Tier 1 capital of Westpac on a Level 1 and Level 2 basis.  Westpac CPS will also be eligible for transitional treatment as Additional Tier 1 capital under APRA’s Basel III framework. The issue contributed 39 basis points to Westpac’s Tier 1 ratio as at 31 March 2012.

There were no redemptions of Residual Tier 1 capital instruments during the period. Total Residual Tier 1 capital represents 18.9% of net Tier 1 capital at 31 March 2012.

Exchange Rate Risk on Future NZ$ Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where Westpac believes there is a strong likelihood of significant adverse movements to the A$/NZ$ exchange rate.  Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged.  Hedges are executed on a pre-tax basis.

Hedges have not been executed for the 2012 forecast profit.

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3.6                     Other Significant Developments

Liquidity

On 16 December 2010, the Basel Committee on Banking Supervision (BCBS) released the final text of the Basel III liquidity framework. The framework introduces two new liquidity measures: the Liquidity Coverage Ratio (LCR); and the Net Stable Funding Ratio (NSFR).

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under an acute stress scenario. As there are insufficient Government bonds available in the Australian marketplace to allow institutions to meet the LCR, the RBA has announced, jointly with the APRA, that it will make available to Australian institutions a committed secured liquidity facility that can be utilised to meet the LCR requirement.

The timetable for implementing the liquidity standard schedules the LCR to be introduced from 1 January 2015 and the NSFR from 1 January 2018. Both liquidity measures are subject to an observation and review period prior to implementation and as such are potentially subject to modification.

APRA has released for consultation a discussion paper outlining its proposed implementation of the Basel III liquidity reforms in Australia. However, until the final Australian standards are released, the full extent of the impact on the Westpac Group is uncertain. Notwithstanding the uncertain requirements, Westpac expects to increase its holding of liquid assets.

Capital

On 16 December 2010 the BCBS released the final text of the Basel III capital framework. The framework incorporates higher global minimum capital requirements and the introduction of two new capital buffers. The framework includes:

■                 an increase in the minimum common equity requirement from 2.0% to 4.5%;

■                 an increase in the minimum Tier 1 capital requirement from 4.0% to 6.0%;

■                 a capital conservation buffer at 2.5%, to be met with common equity; and

■                 a countercyclical buffer of between 0% to 2.5% to be met with common equity or other fully loss absorbing capital (subject to further BCBS guidance). The buffer is intended to be applied during times of excess credit growth.

The framework includes a compliance timetable, with phase-in arrangements starting from 1 January 2013 and some elements not becoming fully effective until 1 January 2019.

On 30 March 2012, APRA released a further discussion paper on the implementation of Basel III together with drafts of the revised capital adequacy standards that will govern the implementation of the Basel III capital framework in Australia. Based on the discussion paper and draft standards, Westpac believes it is well placed to meet the new capital requirements within the timeframes proposed. However, until APRA’s final prudential standards are issued and APRA advises institutions of their prudential capital ratios, the full extent of the impact on the Westpac Group cannot be confirmed.

Westpac Convertible Preference Shares

On 23 March 2012, Westpac issued approximately $1.19 billion (raising $1.18 billion after transaction costs) of new Tier 1 hybrid securities known as Westpac Convertible Preference Shares (Westpac CPS), which qualify as Non-innovative Residual Tier 1 capital of Westpac for regulatory capital purposes. Westpac CPS will also be eligible for transitional treatment as Additional Tier 1 capital under APRA’s Basel III capital adequacy framework. This issue of Westpac CPS added 39 basis points to Westpac’s Tier 1 capital ratio.

Credit ratings

On 1 December 2011, Standard & Poor’s announced that, following changes to its criteria for assessing bank credit ratings globally, the ratings of the major Australian banks, including Westpac, were lowered by 1 notch.  As a result, Westpac’s long-term, senior unsecured credit rating was assessed as AA- down from AA.  The outlook for the rating is stable.  Westpac’s short term credit rating was affirmed at A-1+.

On 24 February 2012, Fitch Ratings advised that Westpac, along with other major Australian banks, had its long-term senior unsecured issuer default rating downgraded to AA- down from AA.  The outlook for the rating is stable.  Westpac’s short-term issuer default rating was affirmed at F1+.

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Systemically Important Financial Institutions (SIFIs)

In November 2011, the BCBS published Global systemically important banks: Assessment methodology and the additional loss absorbency requirement. This document announced the final methodology for determining Global Systemically Important Banks (G-SIBs), and the Financial Stability Board (FSB) named the initial list of 29 G-SIBs determined under this methodology who would be subject to higher capital requirements and greater oversight. No Australian bank has been named as a G-SIB based on the current methodology and data. The G20 also directed the FSB to consider how to extend the framework to a broader set of SIFIs, including Domestic Systemically Important Banks (D-SIBs), and to make recommendations to the G20 by April 2012. Any extension of the framework, the methodology for determining D-SIBs, and additional requirements to be placed on D-SIBs at this stage are unknown. Until global policy frameworks are finalised and APRA implementation is determined, any impact on Westpac cannot be determined.

Recovery and Resolution Planning

In November 2011, the FSB finalised a comprehensive package of policy measures to improve the capacity of authorities to resolve failing SIFIs, without systemic disruption and without exposing taxpayers to risk of loss. As part of the package, a Recovery and Resolution Plan is required for any firm deemed by its home authority to have systemic importance to the domestic economy. In addition, SIFIs will be subject to resolvability assessments to ensure they may be resolved without severe systemic disruption and taxpayer loss while at the same time protecting systemically important functions. APRA has disclosed that a pilot Recovery Planning project is underway in Australia applying to the largest banks. Following the pilot it is expected that APRA will propose a formal requirement, for a yet to be determined subset of the Australian finance industry. The detail on any such package will be developed through the pilot project, and as such the final form of requirements, implications, and timing for Westpac are at this stage unknown.

OTC Derivatives Reform

The Over the Counter (OTC) derivatives market is undergoing significant reform globally with regulators mandating central clearing for standardised OTC derivatives; encouraging exchange trading where appropriate; imposing higher capital charges on non-cleared products; and requiring all transactions to be reported to trade repositories. Locally, the Council of Financial Regulators (APRA, Australian Securities and Investments Commission (ASIC), RBA and the Australian Treasury) released a discussion paper on the mandatory clearing of OTC derivatives in Australia in June 2011. The Council has also made recommendations to the Australian Government for reforms to the regulation of Financial Market Infrastructure, which includes OTC clearing houses, which were released 30 March 2012. The policy recommendations in both documents are at a high level, and contain little information on the practical implementation aspects of the proposals.

Westpac is closely monitoring the offshore developments and is actively engaging with local and international regulators, trade associations, banks, and clearing houses. Work has also commenced to develop a clearing solution to comply with the offshore requirements which capture Westpac’s operations. As both the international and local reforms are not yet finalised, the full extent of the impact on the Westpac Group’s operations remains unclear.

Exception Fees Class Action

On 16 December 2011 a class action was commenced against Westpac in the Federal Court of Australia on behalf of certain customers of Westpac.  A second class action against Westpac, brought on behalf of certain customers of St.George Bank and BankSA, was commenced on 1 February 2012.  The claims in both class actions allege that certain exception fees charged by Westpac prior to October 2009 were unlawful.  The claims against Westpac form part of a series of class actions against a number of Australian banks initiated by the litigation funding company IMF (Australia) Ltd.  Westpac intends to defend the proceedings.  By agreement between the parties, the proceedings against Westpac are “on hold” until at least June 2012, pending developments in a related class action against another Australian bank.

Tax Developments

Following the Tax Forum conducted by the Australian Federal Government in Canberra on 4 October 2011 and 5 October 2011 to discuss tax reform following the report on Australia’s Future Tax System Review (the Henry Review), the Deputy Prime Minister and Treasurer announced the appointment of a select tax working group that will look at how the Australian tax system could be improved. Measures that will be considered by this working group include possible changes to tax losses, the corporate tax rate and the taxation treatment of equity. That tax working group is due to deliver its final report at the end of 2012. Until further detail of any possible changes to the taxation rules are released, and any changes to the law finalised, any impact on Westpac cannot be determined.

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On 30 March 2011, the Assistant Treasurer announced a review of the tax consolidation provisions dealing with rights to future income and the residual tax cost setting rules. The consideration was whether these rules needed to be amended, and, if so, whether any amendments will take effect retrospectively. The residual tax cost setting rules are the provisions under which amounts were allocated to the St.George in the money derivatives in the tax consolidation process (and from which deductions are claimed by Westpac under the general taxing provisions). Following the release on 18 April 2012 of the Exposure Draft legislation (Tax Laws Amendment (2012 Measures No. 2) Bill 2012) there is no amendment required to the tax treatment which has been previously reflected in Westpac’s financial statements for certain St.George derivative contracts.

Changes to accounting standards

In continuing response to the global financial crisis, governments, regulators and accounting standard setters are working to revise certain accounting standards. The objective is to achieve convergence towards a single set of high-quality, global and independent accounting standards. The specific areas that have been targeted include accounting for financial instruments, loan-loss provisioning, off-balance sheet exposures and the impairment and valuation of financial assets and lease accounting. The Group expects that there will be a number of new standards issued in the next three years that will require changes to our current accounting approaches.

United States

There are a number of significant regulatory reforms currently occurring in the United States (US). These include:

Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act)

In response to the global financial crisis, new legislation designed to reform the system for supervision and regulation of financial firms in the US was signed into law on 21 July 2010. The Dodd-Frank Act contains a wide range of provisions that will affect financial institutions operating in the US, including foreign banks such as Westpac. Included among its provisions are reforms designed to reduce systemic risk presented by very large financial institutions, promote enhanced supervision, regulation, and prudential standards for financial institutions, establish comprehensive supervision of financial markets, impose new limitations on permissible financial institution activities and investments, expand regulation of the derivatives markets, protect consumers and investors from financial abuse, and provide the US Government with the tools needed to manage a financial crisis. Many of the provisions of the Dodd-Frank Act require extensive rulemaking by US regulatory agencies before the provisions become effective. The issuance of final rules under the Dodd-Frank Act remains far from complete, with the process continuing in 2012. Aside from the general observations regarding OTC derivatives reform above, until there is greater clarity regarding the final forms of the rules and the extra-territorial application, it is not possible to assess the full impact of the legislation and the regulations on our operations. However in the event that some of the rules are implemented in or close to the current draft, significant investment in compliance and reporting programs and changes to business activities is likely to be required.

Foreign Account Tax Compliance Act (FATCA)

Legislation incorporating provisions referred to as FATCA was passed in the US on 18 March 2010. The legislation and subsequent guidance requires Foreign Financial Institutions (FFIs) (such as Westpac) to enter into an FFI agreement by 30 June 2013 and agree to identify and provide the US Internal Revenue Service (IRS) with information on accounts held by US persons and US-owned foreign entities, or otherwise face up to 30% withholding tax on payments made to the FFI from US sources. In addition, FFIs that have entered into an FFI agreement will be required to withhold on certain payments made to FFIs that have not entered into an FFI Agreement and account holders who do not respond to requests to confirm their US person status and/or do not agree to the FFI reporting certain account related information to the IRS. Draft FATCA regulations have been released by the US Treasury and IRS which provide initial guidance on the law, with the final regulations not expected until late 2012. However, if the FATCA provisions are implemented in or near to their current form, taking into account the latest draft FATCA regulations issued to date, substantial investment in a compliance and reporting framework would be required.

New Zealand

Regulatory reforms and significant developments in New Zealand include:

Transfer of additional banking operations to Westpac New Zealand Limited (WNZL) on 1 November 2011

Until 1 November 2006, Westpac conducted its banking operations within New Zealand through a branch structure. On that date, and after extensive consultation with the RBNZ, Westpac adopted a dual registration operating model comprised of a locally incorporated subsidiary, WNZL, to conduct its consumer and business banking operations in New Zealand, and a branch, Westpac’s NZ Branch (NZ Branch), to conduct its institutional and financial markets operations.

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Following an independent review of the structure of the operating model of Westpac’s business in New Zealand, the RBNZ, WNZL and Westpac reached agreement on changes to the operating model. As a result, and pursuant to the Westpac New Zealand Act 2011, the following assets and liabilities associated with certain business activities and associated employees were transferred from the NZ Branch to WNZL on 1 November 2011:

■                 institutional customer deposits;

■                 institutional customer transactional banking;

■                 institutional customer lending other than trade financing activities;

■                 debt capital markets activities carried out in assisting corporates to obtain funding, such as customer loan syndication and securitisation arrangements, but excluding the debt securities team activities, such as arrangement of commercial paper and bond programs;

■                 corporate advisory; and

■                 institutional customer foreign currency accounts.

The NZ Branch has retained its financial markets operations for external customers, including sales and trading of capital markets products and foreign exchange for corporate and institutional customers, pricing and risk management for interest rate, foreign exchange and commodity products for retail, business and institutional customers of WNZL and trading of capital markets products and foreign exchange as principal. In addition, the NZ Branch has retained its global intra-group financing functions, correspondent bank relationships, debt securities team activities, such as arrangement of commercial paper and bond programs, and international business (including trade finance activities but excluding customer foreign currency accounts).

Open Bank Resolution (OBR)

The RBNZ released a consultation paper on OBR in March 2011.  OBR contemplates a bank being open for business on the next business day following an insolvency event or event that triggered putting it under statutory management. The RBNZ’s consultation paper recommended that all locally incorporated banks with retail funding over NZ$1 billion participate in a pre-positioning process and therefore the policy would apply to WNZL. In the event of failure, a bank must be able to achieve certain outcomes which include being able to freeze accounts and process pending payments, determine customers’ account balances on a per account basis, set aside a proportion of account balances that have been frozen, and resume customers’ access to their transaction and other accounts on the next business day following the bank’s closure. Banks were required to submit detailed implementation plans to the RBNZ by 29 February 2012.  In April 2012, the RBNZ revised the date by which banks will be required to be fully pre-positioned from end February 2013 to 30 June 2013.  A new condition of registration will be imposed on banks to implement the new OBR requirements.

Basel III

The RBNZ has released two consultation papers on Basel III.  In the first paper, released in November 2011, the RBNZ proposed that New Zealand adopt the core Basel III capital measures relating to new capital ratios, including the conservation buffer, and most of the recommendations relating to the definition of capital.  Total Tier 1 capital will increase to 6.0% plus the conservation buffer of 2.5%.  Tier 1 capital will need to include common equity of 7.0% (Tier 1 ratio of 4.5% and the conservation buffer).  As it had signalled previously, the RBNZ is not proposing to adopt the leverage ratio.  In its second consultation paper, released in March 2012, the RBNZ provided further information about the capital conservation buffer and the countercyclical capital buffer.  The RBNZ is proposing that Basel III be implemented in New Zealand ahead of the BCBS’s and APRA’s timetable.  The new capital ratios will come into effect on 1 January 2013 and the capital conservation buffer and countercyclical buffer will be in full effect from 1 January 2014.  The conservation buffer will be implemented in full from that date, in contrast to the BCBS’s Framework which proposes that the buffer be implemented over a two year period (from 2016).  In another departure from the Basel Framework, the RBNZ is proposing that distributions be fully, rather than partially, restricted when a bank is operating within the conservation and countercyclical buffers.

Financial Markets Conduct Bill (FMCB)

The FMCB was introduced into the New Zealand Parliament in October 2011 and is currently before the Select Committee.  The Bill is due to be reported back to the House in early September 2012.  The FMCB represents an overhaul of the existing securities law regime in New Zealand and will impact various aspects of the wider Westpac New Zealand business.  It introduces changes to product disclosure and governance, and introduces new licensing and registration requirements.  The new regime will do away with the existing prospectus/investment statement dual disclosure model and introduce a single product disclosure statement, supported by an online register of other material documentation.  Much of the detail from the Bill has been left to be prescribed in regulations.

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Credit Law Reform/Responsible Lending

The New Zealand Government is proposing to amend the Credit Contracts and Consumer Finance Act 2003 (CCCFA) by introducing a duty to lend responsibly.  An exposure draft of the amendment Bill was released in April.  The Bill will provide for a regulatory responsible lending code and strengthen existing consumer protections by changing current CCCFA provisions on disclosure, fees, hardship and “oppressive contracts”.  The proposal for a responsible lending duty backed by a regulatory code partly reflects the approach of the Australian legislation.  However, the Ministry of Consumer Affairs has said the code will not be a prescriptive set of rules, which differs from the Australian approach.

Further regulatory developments

The Australian Federal Government has embarked on a program of regulatory reform, which will affect Westpac.

This includes:

■              Credit law reform – following the commencement of the National Credit Code on 1 July 2010, new licensing obligations commenced on 1 January 2011 to regulate the activities of credit providers, including obligations requiring licensees to observe responsible lending practices. A second phase of reform requires credit providers to make available credit guides and for credit assistance providers to provide quotes and proposal disclosure documents. Since 1 January 2012, credit providers have been required to produce Key Facts Sheets for standard home loans. A number of other reforms, including reforms relating to the regulation of credit cards, have also been announced, which are scheduled to commence on 1 July 2012.

■              Superannuation changes – on 16 December 2010 the Government provided its response to the Super System (Cooper) Review into Australia’s superannuation system. The Government’s proposals include the introduction of a simple, low-cost ‘MySuper’ superannuation product from 1 July 2013 and an initiative called ‘SuperStream’ to improve the efficiency of processing superannuation transactions through the use of technology.  Legislation is being introduced in several tranches throughout the first half of calendar 2012 to implement the superannuation reforms.

■              Financial advice changes – on 22 March 2012 the Government’s Future of Financial Advice (FOFA) reforms passed the House of Representatives. They are due to be debated in the Senate during May 2012 and will need to be passed by the Senate before the reforms can become law.  The FOFA reforms are aimed at improving consumer trust and confidence in, and the quality of, financial advice. The FOFA reforms include a ban on certain conflicted payments and soft dollar benefits, a ban on certain volume-based payments, a ban on the charging of asset-based fees on borrowed funds, a statutory best interests duty so that financial advisers must act in the best interests of their clients, and an ‘adviser charging regime’ where the investor will be required to opt-in every two years to receive ongoing advice and where advisers will be required to give annual disclosure of ongoing fees and services to investors. The majority of the proposed reforms are scheduled to commence from 1 July 2012, although the Government announced in March 2012 that the application of the provisions will be voluntary until 1 July 2013.

■              Privacy law reform – the Privacy Act, first introduced in Australia in 1988, regulates how personal information is collected, used, disclosed and, maintained by organisations. It also grants rights to individuals to access and request the correction of their information. The Government has committed to update and enhance the Privacy Act in four stages.  Exposure Drafts for only the first two stages of reform have been released (the Australia Privacy Principles released in June 2010 and Credit report provisions released in February 2011). The Exposure Drafts contain changes to strengthen individual’s rights under the current National Privacy Principles and to amend, among other things, how credit reporting is conducted. It is expected that Bills containing these reforms will be introduced to Parliament in June 2012.

■              Proposed amendments to the Insurance Contracts Act - on 21 March 2012, the Insurance Contracts Amendment Bill 2011 was passed by Parliament.  Regulations proposed under that Bill will standardise the definition of “flood” for home and contents insurance policies and establish additional mandatory disclosure requirements for home and contents insurance policies.  In addition to those changes, the Federal Government is currently reviewing the availability and affordability of flood insurance, while amendments to the Insurance Contracts Act 1984 (Cth) and related legislation may result in insurance contracts being subject to the “unfair contracts” regime; updated duties of disclosure being imposed upon insureds; and the option of providing notices and documents under the Act electronically.

■              The introduction of a new regulatory framework for personal property securities –  On 30 January 2012, the Personal Property Securities Act (PPSA) commenced.  The PPSA is a national personal property securities regime involving a single register and a uniform set of rules that replaces a wide range of complex State and Territory based legislation and registers. The PPSA regime has introduced fundamental changes to the treatment of security interests in personal property in Australia.

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■              Tax discount for interest income – on 25 November 2011, the Government announced that it would defer the start date of a proposed 50% tax discount on interest income received by individual taxpayers from deposits in ADIs, as well as from bonds, debentures and annuity products. The discounts are now scheduled to apply on up to $500 of interest from 1 July 2013 and $1,000 in subsequent years (1 July 2014 onwards).

■                 Covered bonds – on 13 October 2011, the Commonwealth Parliament passed an amendment to the Australian Banking Act 1959 permitting ADIs to issue covered bonds. Among other things, this legislation caps at 8% the value of an ADI’s assets in Australia that can be included in a cover pool supporting covered bonds.

Westpac continues to review these developments, engage with Government, regulators and industry bodies as appropriate, and amend its systems, processes and operations to align with regulatory changes as they occur.

Commencement of new Chairman

On 14 December 2011, Lindsay Maxsted became Chairman of Westpac Banking Corporation following the retirement of Ted Evans. Mr Maxsted joined the Board in 2008 as an independent Director and Chairman of the Audit Committee.

New Organisational Structure

On 24 November 2011 Westpac announced a new organisation structure for the Westpac Group creating two new divisions being:

■                 Australian Financial Services (AFS) which encompasses Westpac Retail & Business Banking, St.George Banking Group, BT Financial Group, and Banking Products and Risk Management; and

■                 Group Services encompassing Technology, Banking Operations, Property Services and Legal.

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3.7        Sustainability Performance

Sustainability Metrics	As at	As at	As at

	31 March	30 Sept	31 March

	2012	2011	2011

Employee Voluntary Attrition - Aust, NZ & WIB Offshore¹	10.6%	11.5%	12.4%
New Starter Retention[2]	85.3%	83.8%	79.0%
High Performer Retention[3]	95.5%	95.3%	95.5%
Lost Time Injury Frequency Ratio (LTIFR) - Group[4]	2.26	2.53	2.91
Women in Leadership - Group[5]	38.4%	37.5%	36.5%
Employee Engagement[6]	n/a	81%	n/a

Sustainability Metrics				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 11-	Mar 11-
	March 12	Sept 11	March 11	Mar 12	Mar 12

Scope 1 & 2 Emissions (tonnes) (CO2~e) - Aust and NZ7	91,185	89,797	94,327	(2)	3
Paper consumption (tonnes) - Aust and NZ8	2,879	2,599	3,663	(11)	21

The Westpac Group’s approach to sustainability supports our vision to be one of the world’s great companies, helping our customers, employees and the communities in which we operate to prosper and grow. Sustainability is embedded into all aspects of how we do business, including our strategy, values, culture and processes. We apply the AA1000 Principles of inclusively, materiality and responsiveness and take a long term view of sustainability to focus our efforts on the issues that matter to the business and our stakeholders.

In December 2011 the Board endorsed a strategy to anticipate and respond to the most pressing emerging societal issues where the bank has the skills and experience to make a meaningful, positive impact. We have identified three initial focus areas: anticipating the big shifts of demographic and cultural change; creating economic solutions to environmental challenges; and helping customers achieve sustainable financial futures in a changed landscape. This overall strategy and three focus areas will now be embedded into our future business planning and reflected in revised objectives.

An update on how Westpac is tracking against its 2012 sustainability objectives is provided below.

Performance highlights

First Half 2012 – Second Half 2011

■              Women in Leadership increased to 38.4%, from 37.5%;

■              Scope 1 and 2 greenhouse gas emissions have reduced by 7% from the 2008 baseline, despite growth in the property portfolio and increased demands from data centres9;

■              Over $2 million provided to 600 charities to match employee donations;

1     Employee Voluntary Attrition refers to the total voluntary separation of permanent employees / 12 month average total permanent headcount (includes full time, part time permanent and maximum term employees). Excludes Pacific Banking.

2     Total New Starter retention / 12 month rolling New Starter headcount (includes full time and part time permanent). Excludes Pacific Banking.

3     Total High Performer Retention / 12 month rolling High Performer headcount (includes full time, part time permanent and maximum term employees). Excludes Pacific Banking.

4     Lost Time Injury Frequency Rate (LTIFR) measures the number of injuries multiplied by one million hours over the hours worked in the rolling twelve months posted.

5     Women in Leadership refers to the proportion of women (permanent and maximum term) in people leadership roles or senior roles of influence as at 31 March 2012 as a proportion of all leaders across the Group. Includes CEO, Executive Team, General Managers, Senior Managers as direct reports to General Managers and the next two levels of management. Aligned to the Equal Opportunity for Women in the Workplace Agency (EOWA) standard in September 2010.

6     This figure is updated annually next due Second Half 2012.

7     Refers to Scope 1 and 2 emissions in Australia and New Zealand.  As at 31 March 2012 covers the period 1 July 2011 to 31 December 2011, as at 30 September 2011 covers the period 1 January 2011 to 30 June 2011, as at 31 March 2011 covers the period 1 July 2010 to 31 December 2010.  Prepared in line with the Greenhouse Gas Protocol, the National Greenhouse and Energy Reporting Act (2008) for Australia, and the Certified Emissions Measurement and Reduction Scheme (CEMARS) for New Zealand.

8     Total paper consumed (in tonnes) by Westpac Group as reported by its suppliers.  Half Year 2012 covers the period 1 July 2011 to 31 December 2011, Half Year September 2011 covers the period 1 January 2011 to 30 June 2011, Half Year March 2011 covers the period 1 July 2010 to 31 December 2010.  Includes copy paper and printed materials, including direct mail and marketing documents. Australian figure also includes stationery and kitchen and bathroom products.

9      2008 Baseline includes St.George data on a pro forma basis.

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■              The Energy Efficient Lease (EEL) product was launched in February 2012;

■              An additional Westpac Rescue Helicopter Service was introduced for the New England North West region in NSW, providing greater availability and reliability for the northern NSW communities;

■              The Davidson Institute provided financial education to 2,883 participants;

■              Pacific Banking provided financial literacy training to more than 8,935 people across the Pacific, of these, 50% of participants were based in rural locations;

■              Westpac was awarded the Government tender to launch Australia’s first social impact bond, in partnership with the Benevolent Society and the Commonwealth Bank;

■              Joined the UN Global Compact LEAD taskforce on business engagement with Indigenous peoples;

■              Westpac continued to provide support for the Westpac Foundation which issued 64 grants in First Half 2012. The grants included 55 Westpac Community Grants of $10,000 each to local not-for-profit organisations across Australia; and

■              Westpac also continued to provide support for the St.George Foundation which made grants and donations worth $991,700 to 58 community organisations in Australia.

Update on objectives and performance

Customers

■                 Top 3 regional player in carbon related markets by 2013;

In November 2011, the Australian Government passed the Clean Energy Future legislation, including the introduction of the Carbon Price Mechanism from 1 July 2012. Westpac is well positioned to work with our clients to assist in the transition to a carbon constrained operating environment. Westpac was the first, and remains the only bank making a market in the New Zealand Emissions Trading Scheme (NZ ETS) and remains the largest financial intermediary and principal New Zealand Unit (NZU) price maker in domestic currency. Westpac has been trading the EU Emissions Trading Scheme since 2006, including international units eligible in all three jurisdictions. The introduction of the Carbon Price Mechanism in Australia from 1 July 2012 and plans to link the EU, NZ and Australian carbon markets, further extends Westpac’s capabilities in carbon markets.

■                 To be ranked as the top 1 and 2 for Net Promoter Score (NPS) in Australia amongst the major banks and St.George;

Westpac and St.George Banking Group were ranked 2nd and 1st respectively in March 2012 for NPS amongst the major banks and St.George for business customers in line with our objective1.

Within the priority business segments, St.George and Westpac continue to rank 1st and 2nd in the SME  segment and 1st and 3rd in Commercial segments1. SME ranking is unchanged compared to September 2011, while Westpac moved one place in Commercial ranking.

For total consumer NPS, St.George is ranked 1st and Westpac slipped from 4th to 5th amongst the major banks2 and St.George.  A National Advocacy Action Group has been established in 2012 with the purpose of developing actions to drive higher customer advocacy across all parts of the business.

Other performance highlights

In December 2011, Westpac was again voted Best Trading Company in Australasia in the global Environmental Finance Awards; judged by our customers, peers and competitors to have provided the best service in carbon markets over the previous 12 months.

In February 2012, Westpac launched the Energy Efficient Lease (EEL), an innovative product that applies the standard features of a lease to energy efficient assets. The EEL includes: advice on the most energy efficient assets to meet the future needs of a business; 100% of the funding for the purchase; and long-term management and maintenance of the asset.

Westpac continues to support the development of renewable energy projects via our Renewable Energy Strategy, with approximately half of total lending in the sector going to hydro and renewables.

1     Source: Business Financial Services Monitor (DBM Consultants), 6 month data to March 2012.

2     Source: Roy Morgan Research, Single Source Survey, 6 month data to March 2012.

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Employees

Update on objectives

■                 To increase the percentage of women in leadership roles to 40% by the end of 2014.

Westpac continued to increase the participation of Women in Leadership positions. At the end of March 2012, 38.4% of leadership roles were held by women and we are on track to achieve 40% by 2014.  To support this objective Westpac has a comprehensive plan to support the attraction and development of women into leadership roles and is committed to flexible working practices for all employees.

The Women in Leadership objective is the centrepiece of Westpac Group’s broader diversity program. Diversity plans are in place for each business unit, with a particular focus on initiatives that create further flexibility in the workplace. In March 2012, Westpac was awarded the 2012 citation of Employer of Choice for Women by the Equal Opportunity for Women in the Workplace Agency.

■                 Implement initiatives to address the outcomes of our Diversity Audit.

Westpac continues to support its commitment to increasing the participation and engagement of its mature age workforce. A key initiative to support our mature age strategy includes engaging in partnerships with industry and government bodies. We are also reviewing flexible work practices for mature age workers, which we believe will also contribute to workplace productivity.

In March 2012, Diversity Council Australia released “Mainstreaming Flexibiltiy”.  Westpac was a key partner in this research.  The report identifies additional flexible work practices open to organisations and the benefits to organisations from their introduction.  During Second Half 2012 we will be reviewing these recommendations to identify opportunities for Westpac.

Westpac is well on track to meet its three year goal under its commitment to the Australian Employment Covenant (AEC) signed in 2009, of recruiting at least 100 Australian Indigenous people by the end September 2012; recently taking on its 96th recruit.  The AEC is a national three-way commitment between Australian Employers, the Australian Government and Indigenous people with a commitment to hiring additional Indigenous employees.  Westpac’s commitment is supported through ongoing initiatives, including full time traineeships and mentoring for its first year school-based Indigenous traineeships.

Disability awareness training has been provided to the Accessibility Employee Action Group, and further employee awareness raising was achieved through celebration of International Day of People with Disability in December 2011.  Managed in partnership with the Australian Paralympic Committee and Mental Health Australia, employees were invited to hold their own awareness raising events with the support of a centralised toolkit.  A ‘Westpac Paralympics’ experiential event was also held in Sydney.

Community

Update on objectives

■                 Scope 1 and 2 emissions reduced by 30% on 2008 levels by 2013;

Emissions are currently tracking below pre 2008 levels but are above the levels required to meet the 2013 five year target.

■                 Organisational mentoring embedded into operational processes by 2013;

Organisational mentoring is now fully embedded into operational processes, with 63 employees participating in the program providing support for 28 not-for-profit organisations and social enterprises during the half.

■                 Providing Managing Your Money Program to 45,000 New Zealanders by 2013;

The target has been exceeded and roll out of this financial education program is continuing. A total of 6,481 participants completed the program during the half, bringing the total to 52,627 participants since 2009; and financial education for SME customers is on track to be rolled out in April 2012.

■                 A major initiative underway to help address social disadvantage;

In its second year, the Group’s partnership with Mission Australia provided funding for specific projects to address family homelessness in Australia, including; a new Mission Australia Centre in Kingswood NSW, which will provide accommodation options and support services for families in need; and a national research project with the goal to enhance the wellbeing of homeless children.

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Westpac, in a consortium with The Benevolent Society and Commonwealth Bank of Australia, has been selected by the NSW Government to undertake a trial of Social Benefits Bonds with the aim of helping families in need. The bonds, which would be the first of their kind in Australia, will provide $10 million to fund the establishment of a Family Preservation Service, supporting 550 families over five years.

Business

Update on objectives

■              Consideration of Environmental Social and Governance (ESG) issues incorporated into relevant risk management policies, practices and decision making processes by 2013;

In First Half 2012, the Group’s ESG Credit Risk Policy has been enhanced to clarify governance of ESG credit risk related policies and position statements. Furthermore, benchmarking and formal review of the Group ESG Risk Management Framework was conducted in order to ensure that ESG considerations are embedded more consistently and broadly across the Group’s activities.

■                 Responsible lending and investment practices embedded in key processes by 2013;

Within Advance Asset Management (AAM), our work in relation to sustainability has focused on education - both internal and investor facing. We also worked closely with our asset consultant, Towers Watson, to better understand our investment managers’ approaches to ESG integration and global developments in ESG integration.  AAM has included ESG related wording within new investment management agreements and has integrated ESG related factors into the manager appointment decision making framework.

External recognition of the Group’s sustainability activities

Features:

■              Westpac was awarded the Equal Opportunity for Women in the Workplace Agency’s (EOWA’s) Employer of Choice for Women citation for 2012.  This award recognises the ongoing commitment of our organisation in creating an inclusive and supportive environment for women and men across all their working life stages;

■              Ranked 7th in the Corporate Knights 2012 global 100 Most Sustainable Corporations in the world for the third year in a row. Westpac was the only Australian bank named in the list and was included along with only six other Australian companies;

■              Recognised by the Dow Jones Sustainability Index as a global leader in the banking sector for 11 consecutive years and again awarded SAM Gold Class in 2012;

■              Named as one of the World’s Most Ethical Companies from 2008 – 2012 by the Ethisphere Institute;

■              Included in the Carbon Disclosure Project’s Disclosure and Performance Indices each year since they commenced, and the highest rated Australian bank in the sector performance and disclosure scores for the Global 500 and S&P 500;

■              Included in the FTSE4Good Index; and

■              Added to the following ECPI® Indices:

-                ECPI Developed Ethical+ Equity; and

-                ECPI Ethical Global Equity.

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DIVISIONAL

RESULTS

4.0                                       DIVISIONAL RESULTS

Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management rather than the legal structure (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been revised and may differ from results previously reported. Results below are presented on a Cash Earnings basis.

Our internal transfer pricing framework attributes value between divisions. Its primary attributes are:

■            Treasury funding product balances are fully transfer priced at inter-bank rates according to the tenor of the underlying transactions; and

■            Overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

Organisational Changes

During the period the Group transferred management responsibility for:

■                 The equities business from WIB to BTFG;

■                 RAMS from Westpac RBB to St.George; and

■              The New Zealand Institutional banking business transferred from WIB to Westpac New Zealand.  Refer page 52 for further information on this transfer.

First Half 2012, Second Half 2011 and First Half 2011 results have been prepared on the basis that transfers took place on 1 October 2010.

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4.1                                       Australian Financial Services

Australian Financial Services (AFS) is responsible for the Westpac Group’s Australian retail banking, business banking and wealth operations.  It incorporates the operations of Westpac Retail & Business Banking (Westpac RBB), St.George Banking Group (St.George) and BT Financial Group (BTFG). AFS also includes the product and risk responsibilities for Australian Banking.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 11-	Mar 11-
$m	March 12	Sept 11	March 11	Mar 12	Mar 12

Net interest income	4,323	4,389	4,179	(2)	3
Non-interest income	1,637	1,646	1,607	(1)	2
Net operating income	5,960	6,035	5,786	(1)	3
Operating expenses	(2,757)	(2,751)	(2,664)	-	(3)
Core earnings	3,203	3,284	3,122	(2)	3
Impairment charges	(464)	(488)	(448)	5	(4)
Operating profit before tax	2,739	2,796	2,674	(2)	2
Tax and non-controlling interests	(827)	(824)	(809)	-	(2)
Cash Earnings	1,912	1,972	1,865	(3)	3

Economic profit	1,616	1,719	1,607	(6)	1
Expense to income ratio	46.3%	45.6%	46.0%	(70bps)	(30bps)
Net interest margin	2.02%	2.08%	2.02%	(6bps)	-
	$bn	$bn	$bn
Deposits
Term deposits	111.3	98.5	87.6	13	27
Other	114.4	115.8	114.8	(1)	-
Total deposits	225.7	214.3	202.4	5	12
Net loans
Mortgages	309.6	304.0	294.4	2	5
Business	76.6	76.5	76.4	–	-
Other	18.2	18.0	18.3	1	(1)
Total net loans	404.4	398.5	389.1	1	4
Total assets	429.2	422.8	414.7	2	3
Total committed exposure	483.9	458.4	444.4	6	9
Consumer lending (mortgages) third party origination	38%	37%	32%	(100bps)	large

				% Mov’t	% Mov’t
Cash Earnings $m	Half Year	Half Year	Half Year	Sept 11-	Mar 11-
$m	March 12	Sept 11	March 11	Mar 12	Mar 12

Westpac Retail & Business Banking	1,049	994	921	6	14
St.George Banking Group	569	615	602	(7)	(5)
BT Financial Group (Australia)	294	363	342	(19)	(14)
Total Cash Earnings	1,912	1,972	1,865	(3)	3

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4.1.1                   Westpac Retail & Business Banking

Westpac Retail & Business Banking (Westpac RBB) is responsible for sales and service for our consumer, small-to-medium enterprise customers and commercial customers (typically with turnover of up to $100 million) in Australia under the Westpac brand.  Activities are conducted through our nationwide network of branches and business banking centres and specialised consumer and business relationship managers, with the support of cash flow, financial markets and wealth specialists, customer service centres, automatic teller machines (ATMs) and internet and mobile channels.  The majority of revenue from wealth products sold to Westpac customers is included in BTFG’s financial results.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 11-	Mar 11-
$m	March 12	Sept 11	March 11	Mar 12	Mar 12
Net interest income	2,687	2,684	2,575	–	4
Non-interest income	581	547	544	6	7
Net operating income	3,268	3,231	3,119	1	5
Operating expenses	(1,549)	(1,562)	(1,525)	1	(2)
Core earnings	1,719	1,669	1,594	3	8
Impairment charges	(218)	(274)	(273)	20	20
Operating profit before tax	1,501	1,395	1,321	8	14
Tax and non-controlling interests	(452)	(401)	(400)	(13)	(13)
Cash Earnings	1,049	994	921	6	14

Economic profit	995	926	861	7	16
Expense to income ratio	47.4%	48.3%	48.9%	90bps	150bps
Net interest margin	2.13%	2.17%	2.15%	(4bps)	(2bps)
	$bn	$bn	$bn
Deposits
Term deposits	58.9	51.7	48.0	14	23
Other	72.9	73.4	71.6	(1)	2
Total deposits	131.8	125.1	119.6	5	10
Net loans
Mortgages	192.6	188.8	181.8	2	6
Business	44.8	44.4	44.2	1	1
Other	9.0	8.9	9.0	1	-
Total net loans	246.4	242.1	235.0	2	5
Total assets	251.6	247.0	240.1	2	5
Total committed exposure	302.3	296.9	287.3	2	5
Consumer lending (mortgages) third party origination	41%	41%	35%	-	large

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

	Half Year March 12	Half Year Sept 11	Half Year March 11
Credit Quality
Mortgage delinquencies > 90 days	0.52%	0.52%	0.60%
Other consumer loans delinquencies > 90 days	1.27%	1.22%	1.33%
Business impaired assets to total committed exposure	1.04%	0.93%	1.00%
Net Promoter Score (NPS)[1]
Westpac - Affluent[2]	(25)	(17)	(22)
Westpac - Commercial[3]	(1)	3	(1)
Westpac - SME[3]	(12)	(10)	(17)
Peer group - Affluent[4]	(20)	(16)	(23)
Peer group - Commercial[3,4]	(6)	(6)	(10)
Peer group - SME[3,4]	(18)	(17)	(23)

Financial Performance

First Half 2012 – Second Half 2011

Features:

■  The Westpac Local strategy continues to deliver solid relationship based growth with Cash Earnings up 6% and Core earnings rising 3%;

■  The result was delivered through strong Non-interest income, tightly controlled expenses and a decline in impairment charges; and

■  Key metrics continued to improve, particularly wealth cross sell, products per customer, and revenue per employee.

Westpac RBB delivered a strong performance in First Half 2012 with Cash Earnings of $1,049 million, up $55 million, or 6%.  Core earnings were up 3% at $1,719 million.

A key feature behind the performance has been the continued success of the Westpac Local strategy that has improved both the capability and capacity of the front line assisting the division to grow business and consumer revenues and deepen customer relationships.  This performance is reflected in an improvement across a number of key metrics over the half including:

■                  A 1% increase in customer numbers;

■                  Customers with 4+ products have risen 60 basis points to 29.9%, with particular success in the cross sell of BT Super for Life and General Insurance products;

■                  Customer retention rate of 97-99% across SME, Commercial and Affluent segments;

■                  Revenue per FTE rising 3%;

■                  Rated number 1 of the major banks in NPS across SME3,5 and Agribusiness3,5 customers and number 2 in Commercial3,5; and

1       Net Promoter ScoreSM and NPSSM is a service mark of Bain & Company, Inc., Satmetrix Systems, Inc. and Mr Frederick Reichheld.

2       Affluent NPS Source: Roy Morgan Research. Metric based on six month rolling average. Affluent NPS = NPS of main financial institution, aged 25-59 & household income $100k+ or aged 60+ & household income $50k+ or aged 14+ & banking & finance (excluding WB super) footings $400k+.

3       DBM Consultants Business Financial Services Monitor: 6 month average; Net Promoter Score is calculated by subtracting the percentage of Total Detractors (0-6) from the percentage of Promoters (9-10), who answer the following question: “Please use a scale ranging from 0 to 10, where 0 means ‘extremely unlikely’ and 10 means ‘extremely likely’.  How likely would you be to Recommend (MFI) to others for business banking?  All businesses. SME NPS = NPS of main financial institution. All businesses with annual turnover under $5 million (excluding Agricultural business).
Commercial NPS = NPS of main financial institution. All businesses with annual turnover over $5 million and under $100 million (excluding Agricultural business).

4       Peer Group is the weighted average of the Big 4 Banks. Weighted Big 4 average includes: WBC, ANZ, CBA and NAB 6 month moving average.

5       Ranking is based on Big 4 Banks. Rankings are based on absolute NPS scores.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

■                  Productivity improvements have come from the implementation of the Unity system in the contact centres. It has driven a 17% reduction in cost per call including a 12 second reduction in the time taken to manually identify and verify a customer, a 9 second reduction in hold times and approximately 50 second reduction in work effort during a call.

Net interest income increased $3 million, with average interest earning assets rising 2% offset by a fall in margin:

■                  Margins down 4 basis points to 2.13% with the main drivers being:

-         Lending spreads improved 4 basis points, aided by the repricing of mortgages in the first quarter of 2012 and in February 2012 and improved spreads on other personal lending;

-         Lending mix improved 1 basis point;

-         Offsetting this, deposit spreads declined 6 basis points as a continuation of competition for deposits saw deposit interest rates fall less than the overall decline in short term market rates.  This was particularly prevalent in term deposits where most new growth for the period occurred, causing an additional deposit mix drag of 2 basis points; and

-         Wholesale funding costs also increased 1 basis point over the period.

■                  Lending increased $4.3 billion (or 2%):

-         Mortgages accounted for the majority of the growth, rising $3.8 billion (2%) representing 0.7 times banking system;

-         Mortgages written through the Westpac proprietary network accounted for 59% of flows over First Half 2012;

-         Over $13.2 billion in new mortgages were written in the period, offset by $10.2 billion in repayments/prepayments;

-         Business lending was up $0.4 billion (1%) over the period, with most activity in refinancing; and

-         Other Consumer lending increased $0.1 billion (1%) with slightly higher cards balances and the benefits from a campaign to increase the sales of personal loans through the branch network.

■                  Deposits increased $6.7 billion (up 5%) relative to banking system growth of 3.2%.  An increased emphasis on deposit raising, including changing branch scorecards, targeted campaigns and a greater focus on deposit rich customers is delivering, with the volume of deposits gathered more than fully funding loan growth:

-         Term deposits dominated the increase rising $7.2 billion (up 14%) and now represent 45% of total deposits; and

-         Other deposits (online/saving/transaction/business) were down $0.5 billion (1%).  Lower consumer online accounts were partially offset by a $0.8 billion rise in mortgage offset accounts and increases in other business and consumer savings accounts.

Non-interest income was up $34 million (6%):

■                  An increase in business lending fees, which have been repriced through the period to reflect risk;

■                  An increase in financial markets income from both foreign exchange and fixing interest rates;

■                  A rise in credit card income from loyalty point redemptions; and

■                  Partly offsetting these increases has been lower credit card interchange fees.

Operating expenses reduced $13 million (down 1%):

■                  Employee expenses decreased $15 million as productivity benefits and lower project spending offset the 4% salary increase processed in January 2012; and

■                  Other expenses were tightly controlled decreasing $10 million.  This included lower advertising spending from a reduction in campaigns and lower professional services costs which was partly offset by a rise in operating lease rentals, a rise in technology related costs including project amortisation and higher credit card redemption costs.

Impairment charges fell $56 million (down 20%) with lower business impairment charges due to a $300 million decline in stressed assets:

■                  Consumer impairment charges were down $12 million, mostly due to improved recoveries and lower credit card write offs;

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

■               Mortgage 90+ day delinquencies were flat compared to Second Half 2011.  Healthier consumer balance sheets continue to largely offset the seasoning of mortgages written in 2008 and 2009;

■               Other consumer delinquencies were up 5 basis points to 127 basis points largely driven by rising personal lending delinquencies consistent with seasonal trends; and

■               Business impairments decreased $44 million mostly due to a decline in stressed assets.

The effective tax rate was modestly higher over the half.

First Half 2012 - First Half 2011

Features:

■ Westpac RBB delivered a strong result with Cash Earnings growing 14% and Core earnings rising 8%; and

■ The result was driven by good Net interest income growth (up 4%), strong Non-interest income growth (up 7%), and productivity initiatives holding expense growth to 2%.  Impairment charges were lower, down $55 million (20%).

Westpac RBB delivered First Half 2012 Cash Earnings of $1,049 million up $128 million (up 14%).  The performance was due to good revenue growth of 5%, disciplined expense management with costs rising 2%, and an improvement in impairment charges.

Net interest income rose 4% with a 5% growth in loans partially offset by softer margins.

■                  Margins were down 2 basis points to 2.13%:

-         Repricing of lending (mostly mortgages) has not offset the full impact of higher funding costs through 2011 and 2012; and

-         Higher funding costs were due to:

-      Lower deposit spreads from both an increase in competition for deposits and mix impacts with most growth occurring in higher cost term deposits; and

-     Wholesale funding costs have continued to increase compared to First Half 2011.

■                  Lending up $11.4 billion or 5%:

-         Mortgages accounted for the majority of lending growth up $10.8 billion or 6% and at 0.9 times banking system;

-         59% of mortgages were written through the proprietary network;

-         Business lending increased $0.6 billion (up 1%); and

-         Other consumer lending was flat.

■                  Deposits increased $12.2 billion or 10%:

-         Deposit growth was primarily in term deposits, up $10.9 billion (or 23%); and

-         Other deposit growth was up 2% with most of the growth in mortgage offset accounts, reward savings accounts and business online.  Consumer online balances were lower as the business did not match some of the high rate offers in the market.

Non-interest income was up $37 million or 7%:

■                  An improvement in business fees including higher line fees and commercial bill fees; and

■                  Continued growth in financial markets income from both foreign exchange and debt markets.

Expenses were up $24 million or 2%:

■               Efficiency initiatives helped to partially offset salary increases, higher property costs and amortisation from branch refurbishments completed in 2011.  Technology costs were also higher mostly related to SIPs.

Impairment charges declined $55 million, down 20%:

■               Consumer impairments were down 28% as the increase in consumer delinquencies was lower and business impairments were down 5% driven by improvements in business stressed assets over the year.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

4.1.2     St.George Banking Group

St.George Banking Group (St.George) is responsible for sales and service for consumer, business and corporate customers in Australia under the St.George, BankSA, Bank of Melbourne and RAMS brands.  RAMS is a diversified non-bank financial services group.  Consumer activities are conducted through a network of branches, third party distributors, call centres, ATMs, EFTPOS terminals and internet banking services. Business and corporate customers (businesses with facilities typically up to $150 million) are provided with a wide range of banking and financial products and services including specialist advice for cash flow finance, trade finance, automotive and equipment finance, property finance, transaction banking and treasury services. Sales and service activities for business and corporate customers are conducted by relationship managers via business banking centres, internet and customer service centre channels.  The majority of revenue from wealth products sold to St.George customers is included in BTFG’s financial results.

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Net interest income	1,438	1,479	1,427	(3)	1
Non-interest income	280	283	266	(1)	5
Net operating income	1,718	1,762	1,693	(2)	1
Operating expenses	(663)	(671)	(652)	1	(2)
Core earnings	1,055	1,091	1,041	(3)	1
Impairment charges	(240)	(213)	(180)	(13)	(33)
Operating profit before tax	815	878	861	(7)	(5)
Tax and non-controlling interests	(246)	(263)	(259)	6	5
Cash Earnings	569	615	602	(7)	(5)

Economic profit	433	495	481	(13)	(10)
Expense to income ratio	38.6%	38.1%	38.5%	(50bps )	(10bps )
Net interest margin	1.87%	1.94%	1.89%	(7bps )	(2bps )
	$bn	$bn	$bn
Deposits
Term deposits	38.4	33.9	29.2	13	32
Other	36.0	36.9	37.3	(2)	(3)
Total deposits	74.4	70.8	66.5	5	12
Net loans
Mortgages	106.8	105.1	102.8	2	4
Business	30.5	30.8	30.8	(1)	(1)
Other	6.5	6.1	5.9	7	10
Total net loans	143.8	142.0	139.5	1	3
Total assets	150.9	149.6	147.0	1	3
Total committed exposure	163.8	161.5	157.1	1	4
Consumer lending (mortgages) third party origination	33%	30%	29%	(300bps)	large

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

	Half Year March 12	Half Year Sept 11	Half Year March 11
Credit Quality
Mortgage delinquencies > 90 days	0.60%	0.53%	0.52%
Other consumer loans delinquencies > 90 days	1.45%	1.12%	1.39%
Business impaired assets to total committed exposure	3.05%	3.51%	3.50%
Net Promoter Score (NPS)[1]
St.George - Consumer[2,3]	(1)	(2)	(4)
St.George - Business[3,5]	(3)	(5)	5
Peer group - Consumer[2,4]	(12)	(10)	(17)
Peer group - Business[4,5]	(16)	(15)	(22)

Financial Performance

First Half 2012 – Second Half 2011

Features:

■ Cash Earnings were $46 million (7%) lower primarily due to a decline in margins and higher impairment charges;

■ Core earnings declined 3% with a small rise in lending insufficient to offset the margin impact of higher funding costs.  Expenses were well contained, down $8 million;

■ Deposit growth was a strong 5%, 1.3 times banking system growth; and

■ Bank of Melbourne successfully launched in July 2011 and delivering to plan.

St.George Banking Group delivered Cash Earnings of $569 million, down $46 million, or 7%.  Core earnings were down 3% at $1,055 million.

The St.George businesses were repositioned in 2010 and early 2011, to reduce exposure to the volatile property segment and improve returns on mortgages by reducing reliance on loans originated via third parties. Recent strengthening of the brands can be seen across key metrics including:

■                  An increase in customer numbers of 2%, particularly Bank of Melbourne up 7%;

■                  Customers with 4+ products up 90 basis points to 27.5%;

■                  Retained number 1 position in NPS for both consumer and business, significantly leading the Big 4 banks6;

■                  In its first eight months of operation, the Bank of Melbourne has had a solid start and is tracking in line with expectations; and

■                  Revenue per average FTE of $0.328 million down slightly from Second Half 2011 ($0.332 million) but up on First Half 2011 ($0.313 million).

Net interest income declined 3% with the 1% rise in lending insufficient to compensate for lower margins:

■                  Margins fell 7 basis points to 1.87%:

-         Funding costs were higher driven by higher deposit costs from both lower spreads on term deposits, and mix impacts reflecting the strong growth in lower spread term deposits were only partially offset by higher lending spreads across mortgages and business lending.

■                  Lending increased $1.8 billion (up 1%):

1      Net Promoter Score SM and NPSSM is a service mark of Bain & Company, Inc., Satmetrix Systems, Inc. and Mr Frederick Reichheld.

2      Consumer NPS source: Roy Morgan Research. Metric based on the six month rolling average. Consumer NPS = NPS of main financial institution, aged 14+.

3      St.George - includes St.George Bank, Bank of Melbourne (from August 2011), BankSA, Advance Bank, Dragondirect and RAMS (from January 2012).

4      Peer group is the weighted average of the Big 4 Banks. Weighted Big 4 average includes WBC, ANZ, CBA and NAB 6 month moving average.

5      Source: DBM Business Financial Services Monitor. Metric based on the six month rolling average. All Australian businesses.

6      Ranking is based on Big 4 Banks and St.George.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

-         Mortgages accounted for the majority of growth, rising $1.7 billion (up 2%).  Proprietary channels represented 67% of mortgage flow.  Mortgage growth was below system as broker originated loans outstanding fell by $0.3 billion over the half.  The division has also seen customers with portfolio loans paying down balances more aggressively.  RAMS mortgage book grew $0.8 billion (up 5.6%) with good new growth offset by a reduction in broker originated loans;

-         Business lending was $0.3 billion lower (1%), as commercial customers continued to reduce their gearing; and

-         Other consumer lending was up $0.4 billion (7%) with good Auto finance growth.

■                  Deposits increased $3.6 billion (up 5%), which was double the rise in lending and leading to an improvement in the deposit to loan ratio of 180 basis points to 51.7%:

-         The increase was all due to term deposits with growth of $4.5 billion (up 13%), from both consumer and business customers; and

-         Other deposits were $0.9 billion lower (down 2%) with higher online balances offset by lower balances in savings accounts as customers sought out higher rate products.

Non-interest income was largely unchanged, down $3 million or 1%:

■                  Higher business and personal lending fees and an increase in foreign exchange related income; and

■                  Growth was offset by lower merchant fees and the ongoing trend of customers moving their transaction business to lower fee accounts.

Operating expenses decreased $8 million (down 1%):

■               Salary expenses decreased $5 million as productivity benefits helped offset the 4% salary increase processed in January 2012;

■               Ongoing costs associated with the expansion of Bank of Melbourne were higher (an additional 5 branches over the half combined with the impact of the 14 new branches opened during Second Half 2011) although these were offset by reductions in professional service costs, advertising and legal costs associated with the launch; and

■                  Restructuring costs were higher associated with the creation of AFS.

Impairment charges increased $27 million (13%) mostly from top-ups to existing stressed assets and consumer seasonal delinquency increases:

■               Consumer impairment charges were up $41 million, with the rise due to the normal seasonal rise in other consumer delinquencies and some portfolio growth; and

■              Business impairment charges were lower as a result of run-off in business stressed assets, partially offset by the top-up of some existing stressed and impaired asset provisions following a more conservative reassessment of security recovery values.

Overall asset quality in St.George has been relatively stable:

■                  Business impaired assets as a percentage of total committed business exposures declined 46 basis points from a reduction in new impairments, combined with several write-offs during First Half 2012;

■                  Mortgage 90 day delinquencies were up 7 basis points over the half to 0.60% in line with seasonal expectations; and

■                  Other consumer delinquencies were up 33 basis points to 145 basis points with credit card and Auto finance recording the largest increase.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

First Half 2012 - First Half 2011 Features: ■ Core earnings up $14 million or 1%, while Cash Earnings decreased 5% from higher impairment charges.

Cash Earnings decreased $33 million to $569 million (down 5%) principally from a $60 million rise in impairment charges.  Operating income increased 1% while expenses were well contained up 2% despite increased investment.

Net interest income increased $11 million (up 1%) with 3% lending growth offset by higher funding costs which contributed to slightly lower margins.

■                  Margins fell 2 basis points to 1.87% with higher deposit costs partially offset by improved lending spreads in mortgages and business lending;

■                  Lending increased by $4.3 billion or 3%:

-         Mortgages accounted for the majority of growth, rising $4.0 billion or 4% with proprietary channels representing 67% of flow.  RAMS contributed around 46% of the volume increase;

-         Business lending declined $0.3 billion (1%), primarily driven by  a further decline in the commercial property portfolio; and

-         A rise in other consumer lending of $0.6 billion (10%) was mostly due to good growth in Auto finance loans.

■                  Deposits increased $7.9 billion or 12%:

-         Term deposits increased $9.2 billion (or 32%) with around two thirds of the growth from consumers and a third from business customers; and

-         Other deposits were lower, down 3%, primarily due to a decline in personal savings accounts offset by a rise in mortgage offset and online saving balances.

Non-interest income increased $14 million (up 5%):

■                  Most of the growth was due to increases in business line fees and a rise in income from hedging activity as customers have sought to more actively manage the volatile financial markets conditions experienced in the half.

Expenses increased $11 million (up 2%):

■                  The launch and subsequent expansion of Bank of Melbourne added $47 million to costs while restructuring costs were $11 million higher.  Excluding these costs, expenses were down 7%.

Impairment charges increased $60 million or 33% equally due to the consumer and business portfolio:

■                  Consumer impairments increased due to a higher portfolio balance and increasing levels of delinquencies; and

■                  Business impairments increased mostly due to top-ups of provisions on existing stressed assets.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

4.1.3       BT Financial Group (Australia)

BT Financial Group (Australia) (BTFG) is Westpac’s Australian wealth division.

BTFG’s funds management operations include the manufacturing and distribution of investment, superannuation and retirement products, investment platforms such as Wrap and Master Trusts, private banking, financial planning as well as margin lending and broking. BTFG’s insurance solutions cover the manufacturing and distribution of life, general and lenders mortgage insurance.  BTFG’s brands include Advance Asset Management, Ascalon, Asgard, BT, BT Investment Management (64.5% owned by the Westpac Group and consolidated in BTFG’s Funds Management business) Licensee Select, Magnitude, Securitor, and the Advice, Private Banking and Insurance operations of Bank of Melbourne, BankSA, St.George, and Westpac.

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Net interest income	198	226	177	(12)	12
Non-interest income	776	816	797	(5)	(3)
Net operating income	974	1,042	974	(7)	-
Operating expenses	(545)	(518)	(487)	(5)	(12)
Core earnings	429	524	487	(18)	(12)
Impairment charges	(6)	(1)	5	large	large
Operating profit before tax	423	523	492	(19)	(14)
Tax and non-controlling interests	(129)	(160)	(150)	19	14
Cash Earnings	294	363	342	(19)	(14)

Economic profit	188	298	265	(37)	(29)
Expense to income ratio	56.0%	49.7%	50.0%	large	large

Income on invested capital[1]	72	61	73	18	(1)
	$bn	$bn	$bn
Deposits	19.5	18.4	16.3	6	20
Net loans	14.2	14.4	14.6	(1)	(3)
Funds under management (FUM)[2]	55.6	41.4	45.6	34	22
Average Funds under management[2,3]	52.2	44.6	44.4	17	18
Funds under administration (FUA)	85.6	77.4	82.6	11	4
Average Funds under administration[3]	82.5	82.1	81.0	-	2

Cash Earnings				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11 - Mar 12
Funds management business	180	229	237	(21)	(24)
Insurance	83	124	75	(33)	11
Total funds management and insurance	263	353	312	(25)	(16)
Capital and other	31	10	30	large	3
Total Cash Earnings	294	363	342	(19)	(14)

1      Income on Invested Capital represents revenue generated from investing BTFG’s capital balances (required for regulatory purposes).

2      $11.4 billion of the increase in spot FUM and $10.5 billion in average FUM is due to the acquisition of J O Hambro.

3      Average Funds are based on six month averages for Half Year March 2012, Half Year September 2011 and Half Year March 2011.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

Financial Performance

Across Westpac, performance is primarily measured against the prior period as this is the best measure of performance trends.  In part this reflects only a modest amount of seasonality in the banking businesses.  For BTFG, seasonal trends mean that the most meaningful performance comparison is against the prior corresponding period and increased emphasis has been given to the commentary on First Half 2012 compared to First Half 2011.  Key seasonality impacts include:

■                  Most superannuation business is written near the end of the tax financial year;

■                  Costs are higher around July each year associated with end of financial year processing of accounts and annual statements; and

■               Historically, catastrophe insurance events (cyclones, storms, floods, bushfires) occur around the summer months (December to February) and hence impact earnings in the first half each year.

First Half 2012 – Second Half 2011

BTFG demonstrated good business momentum in First Half 2012, although Cash Earnings were lower from some irregular and external factors.  Supporting this performance has been good FUA flows ($1.6 billion in First Half 2012), improving insurance cross sell and continued success in capturing a higher portion of Corporate Superannuation flows. The J O Hambro acquisition added $37 million, $27 million and $6 million to revenue, expense and cash earnings respectively.

Cash Earnings decreased $69 million, or 19%, as improving sales were more than offset by a mix of irregular and volatile items.

■ The Funds Management result was down $49 million mostly reflecting:

-  Lower revenue from funds management including weaker asset markets impacting FUM/FUA and advice trail commissions ($22 million);

-  A lower equities contribution ($11 million) from a decline in margin lending balances and weaker broking volumes; and

-  One-off impacts in Second Half 2011 ($16 million) including profits on the sale of single manager rights; changes in the accounting treatment for certain deferred income and expense items, J O Hambro acquisition costs and FX gains associated with the J O Hambro acquisition.

■ The Insurance result was down $41 million reflecting:

-  Lower general insurance results following higher general insurance catastrophe claims ($28 million); and

-  Lower LMI results from lower volumes and impact of ceasing to take underwriting risk on the mortgage insurance on loans with an LVR greater than 90% ($13 million).

■     Contribution from Capital and other was $21 million higher principally due to an $11 million rise in earnings on invested capital, and lower expenses that were incurred centrally.

First Half 2012 – First Half 2011

Cash Earnings down $48 million as improved sales were more than offset by a mix of market related and volatile items.

■ The Funds Management result was down $57 million from:

-  Lower revenue from funds management including weaker asset markets impacting FUM/FUA and Advice trail commissions ($25 million);

-  A lower contribution from the equities business ($15 million) with softer broking volumes and a reduction in margin lending balances; and

-  One-off impacts and volatile items in First Half 2011 ($17 million) including lower revaluations of investments and changes in the accounting treatment for certain deferred income and expense items.

■     Insurance performed well with cash earnings up $8 million with improved sales and lower general insurance claims. This was despite a $15 million lower LMI contribution.

■ Contribution from Capital and other was little changed over the year.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

4.1.3.1                 Funds Management Business

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Net interest income	168	191	173	(12)	(3)
Non-interest income	719	748	751	(4)	(4)
Gross operating income	887	939	924	(6)	(4)
Commission expense	(150)	(166)	(164)	10	9
Net operating income	737	773	760	(5)	(3)
Operating expenses	(469)	(442)	(419)	(6)	(12)
Core earnings	268	331	341	(19)	(21)
Impairment charges	(6)	(1)	5	large	large
Operating profit before tax	262	330	346	(21)	(24)
Tax and non-controlling interests	(82)	(101)	(109)	19	25
Cash Earnings	180	229	237	(21)	(24)
Expense to income ratio	63.6%	57.2%	55.1%	large	large

Cash Earnings				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Other Funds Management business	170	222	228	(23)	(25)
BTIM	10	7	9	43	11
Total Cash Earnings	180	229	237	(21)	(24)

Financial Performance

First Half 2012 – Second Half 2011

Features:

■                   Cash Earnings of $180 million was down 21% over the prior half with a good underlying performance capturing a high share of new business offset by weaker markets, one-off items in Second Half 2011 and a lower contribution from the equities business.

Net interest income decreased $23 million, or 12%:

■                   The lower income was primarily due to the Equities business ($19 million) where margin lending balances were 6% lower and revenue from structured products was weaker;

■                Deposit growth has been solid in both term deposits on platforms and through the Private Bank, offset by a reduction in term deposit margins.  Total deposit income was down $4 million; and

■                   Loan balances in the Private Bank division were largely flat.

Non-interest income net of commission expenses decreased $13 million, or 2%:

■                Much of the income generated in the Funds Management business is due to average FUM and FUA balances and the fees earned on those balances (the FUM and FUA margins);

■                   FUM/FUA fees were $370 million, down 1% (excluding J O Hambro):

-         Average FUM (excluding J O Hambro) was down 7% with FUM margins down 2 basis points reflecting;

-               Average ASX200 declined 6% over the half; and

-         Flat net inflows through the period although growth into BT Super for Life has remained strong. Acquisition of J O Hambro increased average FUM by $10.5 billion and added $37 million to Non-interest income.

-         Average FUA was up marginally with FUA margins up 1 basis point;

-         Positive net inflows ($1.6 billion) on both the BT Wrap platform and into Corporate Super offset a fall in markets.  Corporate Super also benefited from the transfer of the Westpac staff super fund onto BT platforms ($2.9 billion);

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

■                   Advice income was down $4 million as the decline in markets reduced income based on assets under advice.  This was partially offset by improved new business revenue from good sales across Westpac RBB and St.George brands and more focus on mass affluent customers; and

■                   During Second Half 2011 $39 million worth of irregular items were recorded and not repeated in First Half 2012.  These included:  income from sale of single manager rights; hedge FX gains from the J O Hambro acquisition; and changes to lapse rates processed in that half.

Operating expenses increased $27 million (up 6%):

■                   The rise in overall expenses was principally due to the acquisition of J O Hambro effective from 1 October 2011 which lifted operating costs by $27 million, this was partially offset by the one-off transaction cost associated with the acquisition incurred in Second Half 2011;

■                   Restructuring charges of $7 million were recorded in the half up $5 million; and

■                Excluding these items expenses were up 2% over the period with lower salary costs and decreased discretionary spend offset by continued investment in distribution capabilities and lower expense recoveries.

Impairment charges were $5 million higher as Second Half 2011 included some write-backs in the margin lending portfolio.

First Half 2012 – First Half 2011

Features:

■                   Sector leading platforms and strong market share of new flows into funds under administration; and

■                Cash Earnings of $180 million, down $57 million, or 24% with improved sales offset by weaker markets and a lower contribution from the Equities business.

Although Cash Earnings performance was lower, the division reported strong growth in a number of key metrics.  Cross sell of funds management products through the Group’s branch networks and sales across planner networks have remained strong.  Key metrics demonstrate the flexibility and functionality of BTFG’s platforms and the low cost BT Super for Life product continued to record significant growth:

■                Number 1 share of annual new business in BT Wrap/Asgard Platforms increasing total market share by 1 percentage point to 21% (maintained 1st ranking);

■               Number 1 share for annual new business in Corporate Super (51% market share) taking market share to 13% (ranking improved from 5th to 4th).  This was assisted by the transfer of Westpac Staff Super Fund;

■                   Number 1 share of annual new business in Retail excluding cash taking market share to 20% (rank 1st);

■                Highly successful launch of Asgard Infinity product which has reached $849 million in FUA and won the “Best New Product” award from Investments Trend for 2011;

■                   Strong deposit gathering on platforms, with total deposits up $2.2 billion (20%); and

■                BT Super for Life balances are up $700 million (54%) to $2 billion.  Pace of growth continues to be over 1,500 new accounts opened each week. Number of active accounts on BT Super for Life rose significantly over the half, up 48% compared to First Half 2011.

Net interest income was down $5 million (3%):

■                   Higher deposit volumes in the Private Bank were offset by lower deposit spreads; and

■                Margin lending balances declined 22% over the year reflecting continued weak investor sentiment and less interest in geared equity investment.  This was partially offset by gains in structured equity products.

Non-interest income excluding commission expenses declined $18 million down 3%:

■                   FUM/FUA fees were $370 million down 1%;

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

■                   Average FUM (excluding J O Hambro) decreased 6% with FUM margins down 2 basis points reflecting:

-         Solid Wholesale net inflows were offset by a decline in ASX200 market of 11%;

-         Good growth in BT Super for Life with balances up $700 million or 54%; and

-         FUM margins were lower across both retail and wholesale products;

■                   J O Hambro added $10.5 billion in average funds and $37 million in income;

■                   Average FUA increased 2% with FUA margins up 1 basis point:

-         Positive net inflows on both the BT Wrap platform and into Corporate Super were offset by weaker markets; and

-         FUA margins were up 1 basis point with higher Corporate Super margins;

■                   Advice income was little changed over the year.  While this business delivered good sales and increased new business revenues (up 36%) this was offset by lower returns on existing funds under advice balances consistent with the softer market.  Advice sales have been supported by a rise in advisor numbers and good referrals from the banking network;

■                   Revenue per advisor was up 1% as a 33% increase in upfront revenue was offset by ongoing fees which has been impacted by lower equity markets reducing average funds under advice;

■                   Revenue from the Equities business declined $16 million, from a fall in online trading volumes and trading income due to market volatility;

■                  Ascalon income down $17 million, primarily driven by lower revaluation gains compared to First Half 2011; and

■                First Half 2011 benefited $14 million from a review of the amortisation profile for deferred fees and deferred costs associated with the origination of superannuation, investments and portfolio management products to align with their assessed life.

Expenses increased $50 million or 12% higher driven by:

■                   Costs associated with J O Hambro ($27 million);

■                   Costs excluding J O Hambro were up 5%.  Lower expense recoveries and restructuring expenses were partially offset by lower discretionary spend; and

■                   Employee costs were largely flat with salary increases and continued investments in distribution capabilities offset by productivity improvements.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

Movement of FUM/FUA

$bn	Sept 2011	Sales	Redns	Net Flows	Other Mov’t¹	Half Year March 12	March 2011	% Mov’t Sept 11 - Mar 12	% Mov’t Mar 11 - Mar 12
Retail[2]	14.8	0.9	(1.3)	(0.4)	0.9	15.3	16.5	3	(7)
Institutional	13.0	3.4	(3.4)	-	5.6	18.6	14.1	43	32
Wholesale	13.6	2.7	(2.3)	0.4	7.7	21.7	15.0	60	45
Total FUM	41.4	7.0	(7.0)	-	14.2	55.6	45.6	34	22
Wrap	65.6	8.0	(7.1)	0.9	3.2	69.7	70.5	6	(1)
Corporate Super	8.6	1.3	(0.6)	0.7	3.4	12.7	9.0	48	41
Other[3]	3.2	-	-	-	-	3.2	3.1	-	3
Total FUA	77.4	9.3	(7.7)	1.6	6.6	85.6	82.6	11	4

Market share and share of new business in key Australian wealth products are displayed below.

Current Australian Market Share[4]			Share of New Business[5]
Product	Market Share (%)	Rank	Market Share (%)	Rank
Platforms (includes Wrap)	21%	1	60%	1
Retail (excludes Cash)	20%	1	111%	1
Corporate Super	13%	4	51%	1
Funds Management - BTIM	5%	6	n/a	n/a
Wholesale - BTIM	2%	15	mof[6]	53

Investment performance and ranking of BTIM flagship funds are displayed below.

Investment Performance BTIM Flagship	Performance and Quartile Ranking[7]
March 2012	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
Core Australian Share Fund	1.6	2	(0.3)	3	1.9	2
Balanced Fund	(0.5)	3	0.6	3	(0.6)	3
Property	1.3	2	1.1	2	3.7	1

Investment Performance and ranking of Advance flagship funds are displayed below

Investment Performance Advance Flagship	Performance and Quartile Ranking[8]
March 2012	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
Advance Balanced Multi-Blend Fund	0.7	2	11.6	1	0.8	1
Advance International Sharemarket Multi-Blend Fund	0.5	3	8.5	4	(4.9)	4
Advance Sharemarket Fund	(6.7)	3	9.6	4	(1.8)	3

1    Other movement includes market movement and other client transactions including fund transfers, account fees and distributions.  Other includes the purchase of J O Hambro ($11.4 billion in total, $4.9 billion in Institutional, $6.5 billion wholesale into FUM) and the transfer of the Westpac Staff Super Fund into Corporate Super (FUA $2.9 billion).

2    Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

3    Other includes Capital and Reserves.

4    Market share FUM/FUA based on published market share statistics from Plan for Life and Morningstar as at December 2011 and represents the addition of St.George Wealth and BT Wealth business market share at this time.

5    Share of new business on an annual basis based on net flows to the end of December 2011.

6    Mof: market in outflow.

7    Source:  BTIM (March 2012) with ranking sourced from Mercer (March 2012).

8    Source:  Advance Performance Report (March 2012).

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

4.1.3.2      Insurance Business

The Insurance business result includes the BT and St.George Life Insurance, General Insurance and Lenders Mortgage Insurance businesses.

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Net interest income	2	(3)	7	167	(71)
Non-interest income	252	307	208	(18)	21
Gross operating income	254	304	215	(16)	18
Commission expense	(66)	(64)	(49)	(3)	(35)
Net operating income	188	240	166	(22)	13
Operating expenses	(69)	(61)	(59)	(13)	(17)
Core earnings	119	179	107	(34)	11
Tax and non-controlling interests	(36)	(55)	(32)	35	(13)
Cash Earnings	83	124	75	(33)	11
Expense to income ratio	36.7%	25.4%	35.5%	large	(120bps)

Cash Earnings				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Life Insurance	66	66	55	-	20
General Insurance	(5)	22	(17)	(123)	71
Lenders Mortgage Insurance	22	36	37	(39)	(41)
Total Cash Earnings	83	124	75	(33)	11

Financial Performance

First Half 2012 – Second Half 2011

Features:

■      Improved insurance sales and stronger cross sell lifting gross written premiums; and

■      Cash Earnings of $83 million down $41 million (33%) with improved sales offset by First Half 2012 general insurance catastrophic claims, and a lower LMI contribution.

The Insurance business delivered Cash Earnings of $83 million, down $41 million, or 33%. Although Cash Earnings were lower, the business reported further improvement in cross sell of insurance across both Westpac RBB and St.George brands.  This is evidenced by Home and Contents Insurance cross sell rates at 105% for Westpac RBB (up from 79%) and 68% for St.George (in line with Second Half 2011).  Life insurance sales through the network were also stronger with retail sales growth of 9% on Second Half 2011.

Net interest income increased $5 million to $2 million.

Non-interest income decreased $55 million to $252 million (down 18%):

■      Life insurance revenues were flat with sales growth offset by higher claims.  In-force premiums increased 7% due to solid sales.  New business sales were stronger in First Half 2012, particularly retail, following the expansion of distribution into the Independent Financial Advisors (IFA) market;

■      Despite a 13% rise in gross written premiums, General Insurance revenue was down $34 million from claims associated with the catastrophe events of First Half 2012, these included the Victorian Christmas Day hail storm, the floods of Roma (Qld), Moree (NSW) and the Murrumbidgee River, and the storms in New South Wales, Queensland (January) and Townsville (March); and

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

■      LMI revenue was down $19 million due to lower credit growth and a reduction in the volume of loans requiring mortgage insurance.  In 2009 the Group decided to no longer underwrite mortgages with a loan to value ratio greater than 90%.  The impact of this decision had a more significant impact on earnings in First Half 2012 as the recognition of income associated with LMI business written prior to 2009 is reducing.

Commission expenses rose $2 million, up 3% reflecting the uplift in sales over the prior half, including from improved cross sell.

Expenses were up $8 million (up 13%):

■      The rise mostly reflects salary increases as well as increased FTE and costs associated with supporting the expansion of the Group’s distribution network.

First Half 2012 - First Half 2011

Features:

■      Cash Earnings increased $8 million, or 11% with improved Life Insurance results and lower catastrophe claims compared to First Half 2011 assisting General Insurance.

Net interest income decreased $5 million to $2 million:

■      This was driven by a change in investment policy in the LMI business which sees investment earnings now recognised in Non-interest income.

Non-interest income increased $44 million to $252 million (up 21%):

■      Life Insurance revenue increased $31 million (up 19%) with in-force premiums rising 15% and net earned premiums rising 15%.  New business sales were stronger, particularly in retail, following the extension of distribution to the IFA market;

■      General Insurance revenue increased $28 million with a less severe claims season in First Half 2012 than First Half 2011 (which included the Brisbane floods and Queensland cyclone) and gross written premiums increased 9%; and

■      LMI Non-interest income was down $15 million from lower housing credit growth, a reduction in the volume of loans requiring mortgage insurance and the Group’s decision to no longer underwrite mortgages with a loan to value ratio greater than 90%.

Commission expenses increased $17 million or 35% consistent with the improved Life Insurance sales and cross sell compared to First Half 2011.

Expenses were up $10 million (up 17%):

■      The rise mostly reflects salary increases as well as increased FTE and costs associated with supporting the expansion of the Group’s distribution network.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

Premiums for Risk Businesses

Life Insurance in-force premiums				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Life Insurance in-force premiums at start of period	506	469	451	8	12
Sales	75	70	51	7	47
Lapses	(34)	(33)	(31)	(3)	(10)
Net Inflows	41	37	20	11	105
Other Movements	(7)	-	(2)	-	large
Life Insurance in-force premiums at end of period	540	506	469	7	15

Loss ratios[1] for Insurance Business				% Mov’t	% Mov’t
(%)	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Life Insurance	30	31	30	(3)	-
General Insurance	99	66	118	50	(16)
Lenders Mortgage Insurance	30	19	12	58	150

Gross written premiums				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
General Insurance gross written premium	170	151	156	13	9
Lenders Mortgage Insurance gross written premium	32	27	26	19	23

Current Australian Market Share
Product[2]	Market Share (%)	Rank
Life Insurance - inflows	7.3%	7
Life Insurance - new business	8.2%	6

1  Loss ratio is claims over earned premium plus reinsurance rebate plus exchange commission.

2  Source:  Life Insurance – Plan for Life December 2011.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

4.1.3.3      Wealth Management Income Reconciliation

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
BTFG non-interest income	776	816	797	(5)	(3)
Net commission, premium, fee and banking income	(81)	(75)	(74)	(8)	(9)
BTFG wealth management and insurance income	695	741	723	(6)	(4)

NZ wealth management & insurance	46	38	36	21	28
WIB wealth management	59	45	47	31	26
Other	1	(12)	5	108	(80)
Total wealth management & insurance income (Cash Earnings basis, Section 6, Note 4)	801	812	811	(1)	(1)

interim RESULTS 2012

DIVISIONAL

RESULTS

4.2             Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial services to commercial, corporate, institutional and Government customers with connections to Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in transactional banking, financial and debt capital markets, specialised capital, and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, US, UK and Asia.

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Net interest income	781	782	761	-	3
Non-interest income	703	552	630	27	12
Net operating income	1,484	1,334	1,391	11	7
Operating expenses	(480)	(470)	(468)	(2)	(3)
Core earnings	1,004	864	923	16	9
Impairment charges	(65)	78	12	(183)	large
Operating profit before tax	939	942	935	-	-
Tax and non-controlling interests	(276)	(281)	(280)	2	1
Cash Earnings	663	661	655	-	1

Economic profit	500	533	514	(6)	(3)
Expense to income ratio	32.3%	35.2%	33.6%	290bps	130bps
Net interest margin	1.84%	1.92%	1.85%	(8bps)	(1bps)
	$bn	$bn	$bn
Deposits	52.4	48.3	47.3	8	11
Net loans	54.5	51.8	52.6	5	4
Total assets	89.6	101.5	89.2	(12)	-
Total committed exposure	191.9	204.3	183.8	(6)	4
Impaired assets to total committed exposure	0.71%	0.71%	0.86%	-	15bps
Funds under management	6.9	6.3	6.6	10	5

Revenue Contribution by Business Segments

$m	Half Year March 12	Half Year Sept 11	Half Year March 11
Debt Markets	727	628	714
Foreign Exchange and Commodities, Carbon and Energy (FX&CCE)	259	240	207
Global Transactional Services	274	263	249
Hastings	59	32	45
Other	165	171	176
Total	1,484	1,334	1,391

interim RESULTS 2012

DIVISIONAL

RESULTS

Financial Performance

First Half 2012 – Second Half 2011

Features:

      Strong customer franchise delivering a 16% uplift in Core earnings to $1,004 million reflecting increased lending and deposits, stronger transactional flows, improved Markets income and good expense management.  All key segments generated improved revenues; and

      Cash Earnings were little changed, with the rise in Core earnings largely offset by higher impairment charges with Second Half 2011 benefiting from material collectively assessed provisioning benefits and write-backs.

Westpac Institutional Bank (WIB) delivered a strong underlying result in First Half 2012 with 16% uplift in Core earnings.  Cash Earnings were little changed, with a reduction in collectively assessed provisioning benefits and write-backs leading to a rise in impairment charges, offsetting the strong Core earnings growth.

First Half 2012 commenced with significant volatility and uncertainty particularly from the European Sovereign debt crisis.  As the half progressed, conditions gradually improved providing increased opportunities in debt market originations, trade flows and markets.  Westpac’s strong credit rating and relationship based approach has led to increased customer activity and strong Core earnings.  These strengths are reflected in a number of achievements including:

      No. 1 Public Domestic Asset-backed securities (including self-led deals) (Insto 2011);

      Syndicated Loan House of the Year (Kanganews 2011);

      No. 1 Foreign Exchange in Market Share, Relationship Strength and Sales Strength1;

      No. 1 Interest Rate Derivatives in Relationship Strength, for the 5th year in a row2; and

      No. 1 Lead Debt Security Provider and Relationship Strength3.

Net interest income was down $1 million, with loans increasing 5% and margins declining 8 basis points:

      Lending increased $3 billion, up 5%, with particularly strong growth in trade finance;

     Deposits increased $4 billion, up 8% with strongest growth in term deposits; and

      While asset volumes increased, margins declined to 1.84% from 1.92%, largely due to increased funding costs and liability mix impacts and a reduction in the contribution of Markets income included in interest income (largely driven by lower benchmark interest rates).  These declines were partially offset by the accelerated recognition of establishment fees.

Non-interest income increased $151 million, up 27% over the half, with all the division’s businesses returning improved performances:

      Solid Debt Markets performance, particularly in the Second Quarter 2012 as improved Corporate Bond market conditions encouraged increased origination;

      Foreign exchange income improved from increased sales as customers sought to manage their exposures in the volatile conditions;

      Higher performance fees contributed to a $27 million rise in Hastings revenue; and

      Partially offsetting these items was a $34 million unfavourable valuation impact on counterparty credit exposures.

Operating expenses increased $10 million (up 2%):

      Salary expenses were largely flat as productivity initiatives offset annual salary increases and higher performance related pay; and

      Technology and compliance costs were higher from investing in and strengthening payment platforms and core system processes.

1 Peter Lee Associates Foreign Exchange Survey, Australia 2011, rated against the top 4 competitors.

2 Peter Lee Associates Interest Rate Derivatives Survey, Australia 2007 – 2011, rated against the top 4 competitors.

3 Peter Lee Associates Debt Securities Origination Survey, Australia 2010 – 2011.

interim RESULTS 2012

DIVISIONAL

RESULTS

Asset quality continued to improve over the half, however, impairment charges were $143 million higher (from a $78 million benefit to a $65 million charge).  The higher charge was principally due to reduced benefit from repayments of stressed assets and lower level of write-backs.

The $65 million charge was mostly due to the top-up of provisions of existing stressed assets.

First Half 2012 - First Half 2011

Features:

      Strong Core earnings growth up 9% with improved contributions across all businesses; and

      Cash Earnings were up $8 million, with the stronger Core earnings offset by a $65 million impairment charge.

Net interest income was $20 million higher, up 3%:

      Lending increased $2 billion or 4% with good growth in trade finance, term lending and bills;

      Deposits increased $5 billion or 11% over the year with most growth recorded in term deposits; and

      Margins were down 1 basis point from increased risk pricing across the book and accelerated recognition of establishment fees more than fully offset by increased funding costs and a reduction in the portion of Markets income appearing in interest income.

Non-interest income increased $73 million or 12% driven by:

      Increased FX sales driven by strong customer flows across all segments;

      Increased trading volumes and improved market liquidity;

     Higher performance fees increasing the contribution of Hastings by $14 million; and

      Partially offsetting these items was a $65 million unfavourable valuation impact on counterparty credit exposures

Expenses were up $12 million (3%) with productivity initiatives offsetting higher project costs.

Impairment charges of $65 million in First Half 2012 were $77 million higher than First Half 2011 as First Half 2011 benefited from significant write-backs and upgrades leading to an impairment charge benefit.

interim RESULTS 2012

DIVISIONAL

RESULTS

4.3          Westpac New Zealand

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand.  Westpac conducts its New Zealand banking business through two banks in New Zealand; Westpac New Zealand Limited, which is incorporated in New Zealand and Westpac Banking Corporation (NZ Division), a branch of Westpac, which is incorporated in Australia.  The division operates via an extensive network of branches and ATMs across both the North and South Islands.  Business and institutional customers are also served through relationship and specialist product teams. Banking products are provided under the Westpac and Westpac Institutional Bank brands while insurance and wealth products are provided under Westpac Life and BT brands respectively.  All figures are in New Zealand dollars (NZ$).

				% Mov’t	% Mov’t
NZ$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Net interest income	761	745	715	2	6
Non-interest income	215	201	198	7	9
Net operating income	976	946	913	3	7
Operating expenses	(417)	(417)	(402)	-	(4)
Core earnings	559	529	511	6	9
Impairment charges	(98)	(108)	(133)	9	26
Operating profit before tax	461	421	378	10	22
Tax and non-controlling interests	(128)	(130)	(109)	2	(17)
Cash Earnings	333	291	269	14	24

Economic profit	159	111	88	43	81
Expense to income ratio	42.7%	44.1%	44.0%	140bps	130bps
Net interest margin	2.43%	2.37%	2.27%	6bps	16bps
	$bn	$bn	$bn
Deposits
Term deposits	20.9	20.8	20.6	-	1
Other	18.5	17.2	16.4	8	13
Total deposits	39.4	38.0	37.0	4	6
Net loans
Mortgages	35.4	34.9	34.2	1	4
Business	21.0	21.0	20.4	-	3
Other	1.8	1.7	1.6	6	13
Total net loans	58.2	57.6	56.2	1	4
Total assets	59.8	59.1	57.7	1	4
Total committed exposure	83.3	81.1	78.7	3	6
Funds under management	3.2	2.7	2.4	19	33

	Half Year March 12	Half Year Sept 11	Half Year March 11
Credit Quality
Mortgage delinquencies > 90 days	0.55%	0.60%	0.80%
Other consumer loans delinquencies > 90 days	0.99%	0.91%	1.12%
Impaired assets to total committed exposure	1.12%	1.18%	1.34%

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

Financial Performance (NZ$)

First Half 2012 – Second Half 2011

Features:

■                Westpac New Zealand delivered a strong half with 6% uplift in Core earnings and a 14% rise in Cash Earnings; and

■                The result was supported by higher margins, good balance sheet growth and a deepening of customer relationships. Improved asset quality leading to lower impairment charges also contributed.

Westpac New Zealand delivered Core earnings of $559 million (up 6%) underpinned by improved margins with good lending and deposit growth. These dynamics together with a decline in impairment charges has resulted in Cash Earnings increasing strongly, up 14% to $333 million.

This was a strong performance given the relatively subdued credit system growth and reflects the benefits from ongoing investment in, and upgrade of, the network leveraging the Westpac Local model. Investment in additional training of bankers, the roll out of new innovative branches and 24/7 banking technology has also enhanced the sales and service capability of the division. The business model is set up to meet all of our customers’ needs, enhancing the division’s cross sell capability whilst improving risk decisions for both the bank and customers. These improvements have resulted in:

■                Revenue per FTE up 5%;

■                Total number of customers up 1% and customers with 4+ products rising 3%:

■                Improved operational productivity from faster decision processes with 60% of retail mortgage decisions approved within one hour, up from 56%.

Net interest income increased $16 million (up 2%) with good balance sheet growth and improved margins:

■                Margins increased 6 basis points to 2.43% supported by:

-         Continued customer trend of moving from low spread fixed rate mortgages to new mortgages with higher spreads;

-         Continued successful repricing of business loans; and

-         Improved term deposit spreads.

■                Lending increased over the period, up $0.6 billion (up 1%):

-         Mortgages increased 1% over the half compared to very modest system growth of 0.7%; and

-         Business and other personal lending was relatively constant over the half reflecting the subdued environment.

■                Deposits increased $1.4 billion (up 4%) more than fully funding loan growth and leading to an improvement in the deposit to loan ratio, up from 66% to 68%:

-         Transaction and savings deposits rose $1.3 billion (up 8%) with most growth in institutional and online deposit accounts.

Non-interest income increased $14 million (up 7%), the key drivers included:

■                Increased institutional and business fees due to higher transaction activity;

■                Higher insurance income from improved sales and some premium increases; and

■                A rise in wealth fees from higher funds under management particularly in KiwiSaver and BT Private Selection balances.

Operating expenses were flat on Second Half 2011:

■                Productivity initiatives continued to deliver, with lower FTE offset by wage inflation leading to flat employee expenses over the half; and

■                Continued investment in the division, with higher technology costs in First Half 2012 offset by lower project expenses following the completion of the project to migrate institutional customers into Westpac New Zealand Limited.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

The further improvement in asset quality has contributed to a $10 million decline (9%) in impairment charges:

■             Enhancements to credit decision processes and the ongoing economic recovery in New Zealand have led to a continued decline in stressed assets, down 5%, and lower mortgage delinquencies; and

■             The Second Half 2011 impairment charge included an $18 million release of overlay held in respect of the Christchurch earthquake. During First Half 2012 $5 million of the overlay was utilised against a specific earthquake affected property.

A change in the corporate tax rate from 30% to 28% effective from 1 October 2011 contributed to a reduction in the division’s effective tax rate in First Half 2012.

First Half 2012 – First Half 2011

Features:

■                Very strong Cash Earnings growth up 24% and strong Core earnings growth up 9%; and

■                This result was driven by a 7% rise in operating income and a 26% improvement in impairment charges.

New Zealand has delivered a strong improvement in Cash Earnings reflecting the continued investment in the division.  This has deepened customer relationships and contributed to improved asset quality.  Key metric improvements:

■                Revenue per FTE up 10%;

■                Customer numbers up 2% and customers with 4+ products up 4%; and

■                Faster decision process with 60% of retail mortgage decisions approved within one hour, up from 53%.

Net interest income increased $46 million (up 6%), with margins improving and average interest earning assets rising 3%:

■                Total lending increased $2 billion (up 4%) while deposits increased $2.4 billion (up 6%).  This compares to lending system growth of 2% and deposit system growth of 6%; and

■                Margins increased 16 basis points, with stronger mortgage and business lending spreads partially offset by tighter deposit spreads.

Non-interest income increased $17 million (up 9%):

■                Driven by increased institutional and business fees as well as improved insurance and wealth income; and

■             The quantum of the insurance benefit from Westpac’s business disruption insurance associated with the Christchurch earthquake increased by $10 million in the half.

Operating expenses increased $15 million (up 4%):

■             Cost savings from successful productivity initiatives were offset by wage inflation, higher occupancy costs and increased investment in the business, particularly in technology.

Impairment charges decreased $35 million (down 26%):

■             Collective provisions improved due to declines in mortgage and other consumer delinquencies by 25 basis points and 13 basis points respectively; and

■                First Half 2011 also included additional provisions associated with the Christchurch earthquakes.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

4.4        Pacific Banking

Pacific Banking provides banking services for retail and business customers in seven Pacific Island Nations. Branches, ATMs, telephone banking and internet banking channels are used to deliver business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Pacific Banking’s financial products include personal savings, business transactional accounts, personal and business lending products, business services and a range of international products.

$m	Half Year March 12	Half Year Sept 11	Half Year March 11	% Mov’t Sept 11 - Mar 12	% Mov’t Mar 11 - Mar 12
Net interest income	72	64	58	13	24
Non-interest income	77	59	48	31	60
Net operating income	149	123	106	21	41
Operating expenses	(48)	(46)	(39)	(4)	(23)
Core earnings	101	77	67	31	51
Impairment charges	(10)	(18)	(7)	44	(43)
Operating profit before tax	91	59	60	54	52
Tax and non-controlling interests	(36)	(22)	(20)	(64)	(80)
Cash Earnings	55	37	40	49	38

Economic profit	41	24	29	71	41
Expense to income ratio	32.2%	37.4%	36.8%	large	large

	$bn	$bn	$bn
Deposits	2.4	2.4	1.9	-	26
Total assets	3.0	3.0	2.3	-	30
Total committed exposure	3.1	3.0	2.5	3	24

Financial Performance

First Half 2012 – Second Half 2011

Features:

■                Cash Earnings were up 49% with a strong rise in Core earnings of $24 million, an $8 million reduction in impairment charges and favourable movements in exchange rates; and

■                Core earnings growth of 31% driven by a 13% rise in Net interest income, a 31% uplift in Non-interest income and relatively flat expenses.

Pacific Banking delivered strong Cash Earnings growth of $18 million (up 49%) due to strong Core earnings and lower impairment charges.  Movements between the Australian dollar and local currencies positively impacted Cash Earnings by around $4 million.

Core earnings growth of 31% was driven by higher average interest earning assets and improved markets income, with the business benefiting from continued improvements in the operating environment, particularly in PNG and Fiji.  The PNG economy has benefited from the significant development in the region that has seen a material rise in the PNG Kina and increased activity in foreign exchange and this has been a key contributor to the strong result.

Net interest income increased 13%, (up 5% in local currency):

■                Average interest earning assets were up strongly, with increased liquid asset holdings and little change in loan balances.  Growth in PNG and Fiji lending was offset by lower balances in other regions;

■                Deposits were also little changed, although strong growth was recorded in PNG; and

■                Margins were down 6 basis points with the decline due to increased holdings of lower yielding liquid assets and a reduction in lending spreads.  High liquidity across the region has however contributed to improved deposit spreads.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

Non-interest income increased 31% to $77 million (up 20% in local currency) driven by:

■                Increased foreign exchange volumes and improved margins with a particularly strong performance in PNG; and

■                Fees and commissions were moderately higher on the back of good growth and around 20,000 new accounts opened in the period.

Operating expenses increased $2 million (up 4%) (unchanged in local currency):

■                Higher salaries over the half were largely offset by a reduction in restructuring charges.

Impairment charges decreased $8 million (down 44%):

■                Lower new stress in individually assessed provisions; and

■                Partially offset by an increase in collectively assessed provisions resulting from downgrades to risk grades of several smaller exposures across PNG, Samoa and Fiji.

First Half 2012 – First Half 2011

Features:

■                Cash Earnings up 38% to $55 million with solid growth in Core earnings up 51%; and

■                Core earnings were boosted by strong lending growth, improved deposit spreads and higher foreign exchange income.

Movements between the Australian dollar and local currencies benefited Cash Earnings by around $6 million during First Half 2012.  Adjusting for these movements Cash Earnings were still up 23% and Core earnings increased 34%.

Net interest income increased 24% (14% in local currency):

■                Average interest earning assets were higher with much of the growth in liquid asset holdings.  Lending increased $0.2 billion (up 12%), predominately in PNG;

■                Deposits were up strongly, rising $0.5 billion, with strongest growth seen in PNG and Fiji; and

■                Margins were 8 basis points higher, with improved deposit spreads partially offset by increased holdings of lower yielding liquid assets.

Non-interest income, increased 60% (44% higher in local currency), with strong foreign exchange volumes and improved market spreads, particularly in PNG as activity in Liquid Natural Gas (LNG) sector has supported growth.

Expenses increased 23% (15% in local currency), largely driven by higher employee costs and increased amortisation of technology projects; and

Impairments increased $3 million from a small number of downgrades requiring increases to collective provisions.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

4.5          Group Businesses

This segment comprises:

■                Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments earnings from non core asset sales and certain other head office items such as centrally raised provisions;

■                Group Services, which encompasses technology, banking operations, legal and property services;

■             Treasury, the primary focus of which is the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage Net interest income outcomes and assist net interest income growth; and

■                Core Support, which comprises those functions performed centrally, including finance, risk and human resources.

$m	Half Year March 12	Half Year Sept 11	Half Year March 11	% Mov’t Sept 11 - Mar 12	% Mov’t Mar 11 - Mar 12
Net interest income	460	397	422	16	9
Non-interest income	81	6	102	large	(21)
Net operating income	541	403	524	34	3
Operating expenses	(49)	(16)	(25)	large	(96)
Core earnings	492	387	499	27	(1)
Impairment charges	7	(18)	81	139	(91)
Operating profit before tax	499	369	580	35	(14)
Tax and non-controlling interests	(191)	(128)	(177)	(49)	(8)
Cash Earnings	308	241	403	28	(24)

Treasury				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Net interest income	291	259	301	12	(3)
Non-interest income	(6)	(8)	3	25	large
Cash Earnings	181	167	193	8	(6)

Financial Performance

First Half 2012 – Second Half 2011

Features:

■                Increased Net operating income from Treasury;

■                Higher research and development credits and asset sales in First Half 2012; and

■                Small change to centrally held economic overlay.

Cash Earnings increased $67 million or 28% from higher net operating income and lower impairment expenses.

Net operating income increased to $541 million or 34%.  Net interest income increased $63 million or 16%, driven by Treasury gains in the liquid asset portfolio and lower funding costs of Group assets.  The increase in Non-interest income was driven by the sale of shares in Visa Inc. and additional research and development credits.

Operating expenses increased as the benefits received from the reduction in employee provisions in Second Half 2011 was not repeated.

The impairment charge was a benefit from the small write-back of centrally held economic overlay provisions no longer required.

The effective tax rate increased as the Second Half 2011 tax expense included the benefit of a $31 million release of excess tax provision which was not repeated.

INTERIM RESULTS 2012

DIVISIONAL

RESULTS

First Half 2012 – First Half 2011

Features:

■                Reduced Treasury net operating income;

■                Asset sales and research and development credits broadly unchanged; and

■                Small change to centrally held economic overlay for impairment charges.

Cash Earnings were 24% lower as higher Net operating income was offset by higher operating expenses and significant lower impairment benefit.

Net operating income increased as earnings on surplus capital more than offset lower Treasury operating income.

Non-interest income reduced $21 million on First Half 2011.  Profit from asset sales and research and development credits were broadly unchanged.

Operating expenses increased as employee provisions were higher.

The change in the impairment benefit reflects a small change to the centrally held economic overlays in First Half 2012 compared to an $83 million reduction in First Half 2011.

Treasury Value at Risk (VaR)

An increase in average daily VaR from $33.1 million in Second Half 2011 to $33.4 million in First Half 2012 principally reflected increases in market volatility.  There were some small increases in aggregate positions in First Half 2012. The average daily VaR for First Half 2011 was $28.0 million.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Notes to the statements shown in Sections 5.1, 5.2, 5.3, 5.4 and 5.5 as required by Appendix 4D are referenced in the margin of the relevant tables.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

5.1        Consolidated Income Statement

					% Mov’t	% Mov’t
$m	Note	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Interest income	3	18,948	19,358	18,740	(2)	1
Interest expense	3	(12,763)	(13,207)	(12,895)	3	1
Net interest income		6,185	6,151	5,845	1	6
Non-interest income	4	2,647	2,415	2,502	10	6
Net operating income before operating expenses and impairment charges		8,832	8,566	8,347	3	6
Operating expenses	5	(3,896)	(3,753)	(3,653)	(4)	(7)
Impairment charges	11	(608)	(530)	(463)	(15)	(31)
Profit before income tax		4,328	4,283	4,231	1	2
Income tax expense	7	(1,327)	(1,220)	(235)	(9)	large
Net profit for the period		3,001	3,063	3,996	(2)	(25)
Net profit attributable to non-controlling interests		(34)	(33)	(35)	(3)	3
Net profit attributable to owners of Westpac Banking Corporation		2,967	3,030	3,961	(2)	(25)

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

5.2        Consolidated Balance Sheet

$m	Note	As at 31 March 2012	As at 30 Sept 2011	As at 31 March 2011	% Mov’t Sept 11- Mar 12	% Mov’t Mar 11- Mar 12
Assets
Cash and balances with central banks		11,462	16,258	4,781	(29)	140
Receivables due from other financial institutions		6,662	8,551	8,981	(22)	(26)
Derivative financial instruments	19	30,641	49,145	31,555	(38)	(3)
Trading securities		45,275	47,971	44,894	(6)	1
Other financial assets designated at fair value		2,815	2,960	2,548	(5)	10
Available-for-sale securities		21,085	18,075	13,791	17	53
Loans - housing and personal	10	358,453	351,969	340,772	2	5
Loans - business	10	147,671	144,640	143,435	2	3
Life insurance assets		8,147	7,916	9,586	3	(15)
Regulatory deposits with central banks overseas		1,477	1,739	1,281	(15)	15
Deferred tax assets		2,243	2,651	2,863	(15)	(22)
Goodwill and other intangible assets[1]		12,124	11,779	11,595	3	5
Property, plant and equipment		1,132	1,158	1,090	(2)	4
Other assets		4,745	5,416	4,786	(12)	(1)
Total assets		653,932	670,228	621,958	(2)	5

Liabilities
Payables due to other financial institutions		9,019	14,512	12,873	(38)	(30)
Deposits	17	377,458	370,278	342,498	2	10
Derivative financial instruments	19	31,358	39,405	35,258	(20)	(11)
Trading liabilities and other financial liabilities designated at fair value		6,205	9,803	7,700	(37)	(19)
Debt issues		157,290	165,659	153,179	(5)	3
Acceptances		286	272	418	5	(32)
Current tax liabilities		486	581	436	(16)	11
Deferred tax liabilities		37	11	32	large	16
Life insurance liabilities		7,196	7,002	8,723	3	(18)
Provisions		1,557	1,671	1,433	(7)	9
Other liabilities		9,809	9,053	9,039	8	9
Total liabilities excluding loan capital		600,701	618,247	571,589	(3)	5

Loan capital
Subordinated bonds		4,336	5,226	5,387	(17)	(20)
Subordinated perpetual notes		339	400	378	(15)	(10)
Trust Preferred Securities		573	616	557	(7)	3
Westpac CPS		1,175	-	-	-	-
Westpac SPS		1,031	1,030	1,028	-	-
Westpac SPS II		902	901	900	-	-
Total loan capital		8,356	8,173	8,250	2	1
Total liabilities		609,057	626,420	579,839	(3)	5
Net assets		44,875	43,808	42,119	2	7

Shareholders’ equity
Share capital:
Ordinary share capital		25,833	25,456	24,998	1	3
Treasury shares and RSP treasury shares		(178)	(187)	(186)	5	4
Reserves		641	498	(142)	29	large
Retained profits		16,602	16,059	15,526	3	7
Total equity attributable to owners of Westpac Banking Corporation		42,898	41,826	40,196	3	7

Non-controlling interests
Trust preferred securities 2003 (TPS 2003)		1,137	1,137	1,137	-	-
Trust preferred securities 2006 (TPS 2006)		755	755	755	-	-
Other		85	90	31	(6)	174
Total non-controlling interests		1,977	1,982	1,923	-	3

Total shareholders’ equity and non-controlling interests		44,875	43,808	42,119	2	7

1       Goodwill and other intangible assets included $1,435 million in capitalised software costs ($1,303 million at 30 September 2011 and $1,038 million at 31 March 2011).

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

5.3	Consolidated Cash Flow Statement

					% Mov’t	% Mov’t
$m	Note	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Cash flows from operating activities
Interest received		18,855	19,309	18,555	(2)	2
Interest paid		(12,472)	(13,129)	(12,737)	5	2
Dividends received excluding life business		7	9	8	(22)	(13)
Other non-interest income received		3,188	370	2,279	large	40
Operating expenses paid		(2,922)	(2,531)	(2,930)	(15)	-
Net (purchases)/sales of trading and fair value assets		3,096	(3,173)	(4,944)	198	163
Net purchases/(sales) in trading and fair value liabilities		(3,602)	2,044	2,888	large	large
Net (payments)/receipts relating to derivative financial instruments		2,378	(6,595)	(10,365)	136	123
Income tax paid excluding life business		(995)	(1,053)	(808)	6	(23)
Life business:
Receipts from policyholders and customers		760	787	1,469	(3)	(48)
Interest and other items of similar nature		20	27	13	(26)	54
Dividends received		169	232	147	(27)	15
Payments to policyholders and suppliers		(875)	(680)	(1,151)	(29)	24
Income tax paid		(71)	(19)	(36)	large	(97)
Net cash provided by/(used in) operating activities	20	7,536	(4,402)	(7,612)	large	199
Cash flows from investing activities
Proceeds from sale of available-for-sale securities		1,808	1,102	1,743	64	4
Purchase of available-for-sale securities		(4,729)	(4,600)	(3,378)	(3)	(40)
Net (increase)/decrease in:
Receivables due from other financial institutions		1,383	462	3,212	199	(57)
Loans		(10,512)	(9,525)	(8,800)	(10)	(19)
Life insurance assets		(6)	114	(368)	(105)	98
Regulatory deposits with central banks overseas		162	(342)	(42)	147	large
Other assets		(473)	841	(1,288)	(156)	63
Purchase of intangible assets		(281)	(411)	(331)	32	15
Purchase of property, plant and equipment		(108)	(195)	(207)	45	48
Proceeds from disposal of property, plant and equipment		-	9	6	(100)	(100)
Purchase of controlled entity, net of cash acquired		(270)	-	-	-	-
Net cash used in investing activities		(13,026)	(12,545)	(9,453)	(4)	(38)
Cash flows from financing activities
Issue of loan capital (net of issue costs)		1,675	-	-	-	-
Redemption of loan capital		(1,347)	(300)	(1,104)	large	(22)
Proceeds from share placement and share purchase plan		-	68	-	(100)	-
Proceeds from exercise of employee options		9	14	9	(36)	-
Purchase of shares on exercise of employee options and rights		(1)	-	-	-	-
Net increase/(decrease) in:
Payables due to other financial institutions		(5,256)	1,119	4,320	large	large
Deposits		9,168	23,776	7,722	(61)	19
Debt issues and acceptances		(437)	5,043	9,285	(109)	(105)
Other liabilities and provisions		(599)	(465)	(853)	(29)	30
Purchase of treasury shares		(1)	(3)	-	67	-
Sale of treasury shares		10	2	4	large	150
Payment of dividends		(2,055)	(1,840)	(1,906)	(12)	(8)
Payment of distributions to non-controlling interests		(39)	(41)	(41)	5	5
Net cash provided by financing activities		1,127	27,373	17,436	(96)	(94)
Net (decrease)/increase in cash and cash equivalents		(4,363)	10,426	371	(142)	large
Effect of exchange rate changes on cash and cash equivalents		(433)	1,051	(54)	(141)	large
Cash and cash equivalents as at the beginning of the period		16,258	4,781	4,464	large	large
Cash and cash equivalents as at the end of the period		11,462	16,258	4,781	(29)	140

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

5.4	Consolidated Statement of Comprehensive Income

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Net profit for the period	3,001	3,063	3,996	(2)	(25)
Other comprehensive income:
Gains/(losses) on available-for-sale securities:
Recognised in equity	60	(61)	(12)	198	large
Transferred to income statement	(62)	(11)	(55)	large	(13)

Gains/(losses) on cash flow hedging instruments:
Recognised in equity	175	807	(11)	(78)	large
Transferred to income statement	-	-	-	-	-

Defined benefit obligation actuarial gains/(losses) recognised in equity (net of tax)	(1)	(213)	24	100	(104)
Exchange differences on translation of foreign operations	(61)	149	(124)	(141)	51
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	4	20	19	(80)	(79)
Cash flow hedging reserve	(58)	(242)	(1)	76	large
Foreign currency translation reserve	4	(60)	28	107	(86)
Other comprehensive income for the period (net of tax)	61	389	(132)	(84)	146
Total comprehensive income for the period	3,062	3,452	3,864	(11)	(21)
Attributable to:
Owners of Westpac Banking Corporation	3,028	3,419	3,829	(11)	(21)
Non-controlling interests	34	33	35	3	(3)
Total comprehensive income for the period	3,062	3,452	3,864	(11)	(21)

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

5.5	Consolidated Statement of Changes in Equity

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Share capital
Balance as at beginning of period	25,269	24,812	24,496	2	3
Shares issued:
Under dividend reinvestment plan	368	444	303	(17)	21
Under option and share right schemes	9	14	9	(36)	-
Acquisition of RSP treasury shares	(1)	-	-	-	-
Disposal/(acquisition) of treasury shares	10	(1)	4	large	150
Balance as at period end	25,655	25,269	24,812	2	3
Available-for-sale securities reserve
Balance as at beginning of period	31	84	131	(63)	(76)

Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	60	(61)	(12)	198	large
Exchange differences	-	(1)	1	100	(100)
Income tax effect	(12)	20	3	(160)	large
Transferred to income statements	(62)	(11)	(55)	large	(13)
Income tax effect	16	-	16	-	-
Balance as at period end	33	31	84	6	(61)

Share-based payment reserve
Balance as at beginning of period	648	610	540	6	20
Current period movement due to transactions with employees	81	38	70	113	16
Balance as at period end	729	648	610	13	20

Cash flow hedging reserve
Balance as at beginning of period	112	(453)	(441)	125	125
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	175	807	(11)	(78)	large
Income tax effect	(58)	(242)	(1)	76	large
Transferred to income statements	-	-	-	-	-
Income tax effect	-	-	-	-	-
Balance as at period end	229	112	(453)	104	151
Foreign currency translation reserve
Balance as at beginning of period	(294)	(383)	(287)	23	(2)

Current period movement due to changes in other comprehensive income:
Exchange differences on translation of foreign operations	(61)	149	(124)	(141)	51
Tax on foreign currency translation adjustment	4	(60)	28	107	(86)
Balance as at period end	(351)	(294)	(383)	(19)	8

Other reserves
Balance as at beginning of period	1	-	-	-	-
Transactions with owners:	-	1	-	(100)	-
Balance as at period end	1	1	-	-	-
Total reserves	641	498	(142)	29	large

Movements in retained profits were as follows
Balance as at beginning of period	16,059	15,526	13,750	3	17
Current period movement due to changes in comprehensive income:
Actuarial gains/(losses) on defined benefit obligations (net of tax)	(1)	(213)	24	100	(104)
Profit attributable to owners of Westpac Banking Corporation	2,967	3,030	3,961	(2)	(25)
Transactions with owners:
Final dividend paid	(2,423)	-	(2,209)	-	(10)
Interim dividend paid	-	(2,284)	-	100	-
Balance as at period end	16,602	16,059	15,526	3	7

Total comprehensive income attributable to non-controlling interests	34	33	35	3	(3)
Total comprehensive income attributable to owners of Westpac Banking Corporation	3,028	3,419	3,829	(11)	(21)
Total comprehensive income for the period	3,062	3,452	3,864	(11)	(21)

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

5.6	Notes to Interim 2012 Reported Financial Information

Note 1.  Basis of preparation of financial information

The accounting policies and methods of computation adopted in the preparation of the First Half 2012 Financial Information are the same as those in the previous financial year and corresponding interim reporting period, unless specifically noted and are in accordance with Australian Accounting Standards (A-IFRS) and International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 2. Average balance sheet and interest rates

	Half Year			Half Year			Half Year
	31 March 2012			30 September 2011			31 March 2011
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	7,919	112	2.8%	9,041	147	3.2%	9,982	104	2.1%
Trading securities	46,527	1,125	4.8%	48,018	1,248	5.2%	44,286	1,108	5.0%
Available-for-sale securities	17,885	511	5.7%	15,125	438	5.8%	12,097	351	5.8%
Other financial assets designated at fair value	2,033	54	5.3%	1,729	63	7.3%	1,376	36	5.2%
Regulatory deposits	1,482	10	1.3%	1,325	7	1.1%	1,281	5	0.8%
Loans and other receivables[1]	497,798	17,136	6.9%	479,949	17,455	7.3%	472,195	17,136	7.3%
Total interest earning assets and interest income	573,644	18,948	6.6%	555,187	19,358	7.0%	541,217	18,740	6.9%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	3,559			1,427			1,273
Life insurance assets	7,951			8,452			12,573
All other assets[2]	72,638			71,088			65,597
Total non-interest earning assets	84,148			80,967			79,443
Total assets	657,792			636,154			620,660

	Half Year			Half Year			Half Year
	31 March 2012			30 September 2011			31 March 2011
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	353,703	7,462	4.2%	340,018	7,346	4.3%	328,711	7,336	4.5%
Payables due to other financial institutions	10,738	137	2.6%	8,751	95	2.2%	7,415	96	2.6%
Loan capital	7,259	214	5.9%	7,974	241	6.0%	8,546	228	5.4%
Other interest bearing liabilities[3]	165,367	4,950	6.0%	164,807	5,525	6.7%	160,804	5,235	6.5%
Total interest bearing liabilities and interest expense	537,067	12,763	4.8%	521,550	13,207	5.1%	505,476	12,895	5.1%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	18,283			16,996			16,053
Life insurance policy liabilities	6,926			8,146			11,766
All other liabilities[4]	51,265			47,400			46,833
Total non-interest bearing liabilities	76,474			72,542			74,652
Total liabilities	613,541			594,092			580,128
Shareholders’ equity	42,278			40,143			38,609
Non-controlling interests	1,973			1,919			1,923
Total equity	44,251			42,062			40,532
Total liabilities and equity	657,792			636,154			620,660

1     Other receivables includes other assets, cash and balances held with central banks.

2     Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax assets and non-interest bearing loans relating to mortgage offset accounts.

3     Includes net impact of Treasury balance sheet management activities.

4     Includes provisions for current and deferred income tax and derivative financial instruments.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 2. Average balance sheet and interest rates (continued)

	Half Year			Half Year			Half Year
	31 March 2012			30 September 2011			31 March 2011
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Loans and other receivables[1]
Australia	437,758	15,583	7.1%	428,855	15,892	7.4%	422,938	15,575	7.4%
New Zealand	45,840	1,422	6.2%	45,191	1,443	6.4%	44,194	1,457	6.6%
Other overseas	14,200	131	1.8%	5,903	120	4.1%	5,063	104	4.1%

Deposits
Australia	294,602	6,815	4.6%	282,900	6,698	4.7%	276,831	6,654	4.8%
New Zealand	29,579	519	3.5%	28,875	526	3.6%	27,688	560	4.1%
Other overseas	29,522	128	0.9%	28,243	122	0.9%	24,192	122	1.0%

1  Other receivables includes other assets, cash and balances held with central banks.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 3. Net interest income

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Interest income
Cash	42	34	37	24	14
Receivables due from other financial institutions	112	147	104	(24)	8
Net ineffectiveness on qualifying hedges	10	(21)	8	148	25
Trading securities	1,125	1,248	1,108	(10)	2
Other financial assets designated at fair value	54	63	36	(14)	50
Available-for-sale securities	511	438	351	17	46
Loans	17,084	17,440	17,090	(2)	-
Regulatory deposits with central banks overseas	10	7	5	43	100
Other interest income	-	2	1	(100)	(100)
Total interest income	18,948	19,358	18,740	(2)	1

Interest expense
Payables due to other financial institutions	(137)	(95)	(96)	(44)	(43)
Certificates of deposit	(860)	(896)	(1,011)	4	15
At call and term deposits	(6,602)	(6,450)	(6,325)	(2)	(4)
Trading liabilities	(2,642)	(2,944)	(2,794)	10	5
Other financial liabilities designated at fair value	(9)	(25)	(13)	64	31
Debt issues and acceptances	(2,199)	(2,299)	(2,279)	4	4
Loan capital	(214)	(241)	(228)	11	6
Other interest expense	(100)	(257)	(149)	61	33
Total interest expense	(12,763)	(13,207)	(12,895)	3	1
Net interest income	6,185	6,151	5,845	1	6

interim RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 4. Non-interest income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 11-	Mar 11-
$m	March 12	Sept 11	March 11	Mar 12	Mar 12
Fees and commissions
Facility fees	583	569	536	2	9
Transaction fees and commissions	588	576	604	2	(3)
Other non-risk fee income	138	140	143	(1)	(3)
Total fees and commissions	1,309	1,285	1,283	2	2

Wealth management and insurance income
Life insurance and funds management net operating income	744	729	734	2	1
General insurance and Lenders mortgage insurance premiums less claims incurred	53	93	62	(43)	(15)
Total wealth management and insurance income	797	822	796	(3)	-

Trading income[1]
Foreign exchange income	275	174	155	58	77
Other trading securities	131	80	149	64	(12)
Total trading income	406	254	304	60	34

Other income
Dividends received	7	9	8	(22)	(13)
Rental income	1	1	1	-	-
Net gain/(loss) on ineffective hedges	8	(2)	(3)	large	large
Hedging overseas operations	45	20	35	125	29
Net gain/(loss) on derivatives held for risk management purposes[2]	(30)	(3)	(25)	large	(20)
Net gain/(loss) on disposal of assets	46	6	45	large	2
Net gain/(loss) on financial instruments designated at fair value	13	12	16	8	(19)
Other	45	11	42	large	7
Total other income	135	54	119	150	13
Total non-interest income	2,647	2,415	2,502	10	6

1      Trading income primarily includes earnings from our WIB markets, Pacific Banking businesses and our Treasury foreign exchange operations in Australia and New Zealand.

2      Income from derivatives held for risk management purposes primarily comprises net gains/losses on the hedge of our 2003 Trust Preferred Security.

interim RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 5. Operating expenses

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 11-	Mar 11-
$m	March 12	Sept 11	March 11	Mar 12	Mar 12
Salaries and other staff expenses
Salaries and wages	1,562	1,521	1,494	(3)	(5)
Other staff expenses	489	464	466	(5)	(5)
Restructuring costs	120	58	52	(107)	(131)
Total salaries and other staff expenses	2,171	2,043	2,012	(6)	(8)

Equipment and occupancy expenses
Operating lease rentals	269	253	252	(6)	(7)
Depreciation, amortisation and impairment:
Premises	8	8	8	-	-
Leasehold improvements	52	50	39	(4)	(33)
Furniture and equipment	31	32	31	3	-
Technology	42	38	38	(11)	(11)
Software	152	144	121	(6)	(26)
Other	60	55	46	(9)	(30)
Total equipment and occupancy expenses	614	580	535	(6)	(15)

Other expenses
Amortisation of deferred expenditure & intangible assets	111	106	106	(5)	(5)
Non-lending losses	27	23	20	(17)	(35)
Purchased services:
Technology and information services	114	132	122	14	7
Legal	11	19	10	42	(10)
Other professional services	201	238	210	16	4
Credit card loyalty programs	72	60	67	(20)	(7)
Postage and stationery	112	118	109	5	(3)
Outsourcing costs	312	287	305	(9)	(2)
Insurance	9	6	8	(50)	(13)
Advertising	64	101	75	37	15
Training	8	16	12	50	33
Travel	33	34	36	3	8
Other expenses	37	(10)	26	large	(42)
Total other expenses	1,111	1,130	1,106	2	-
Total operating expenses	3,896	3,753	3,653	(4)	(7)

interim RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 6. Deferred expenses and capitalised software

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12
Capitalised software	1,435	1,303	1,038	10	38
Deferred acquisition costs	142	144	149	(1)	(5)
Other	17	13	9	31	89

Note 7. Income tax

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
The income tax expense for the period is reconciled to the profit before income tax as follows
Profit before income tax	4,328	4,283	4,231	1	2
Prima facie income tax based on the Australian company tax rate of 30%	1,298	1,285	1,269	(1)	(2)
The effect of amounts which are not deductible (assessable) in calculating taxable income
Change in tax rate	1	5	2	80	50
Rebateable and exempt dividends	(1)	(2)	-	(50)	-
Life insurance:
Tax adjustment on policy holders earnings[1]	6	(5)	(5)	large	large
Adjustment for life business tax rates	(3)	(7)	1	(57)	large
Other non-assessable items	(10)	(14)	(26)	(29)	(62)
Other non-deductible items	26	44	22	41	(18)
Adjustment for overseas tax rates	(6)	(2)	3	200	large
Income tax (over)/under provided in prior years	(5)	(21)	(12)	(76)	(58)
St.George tax consolidation adjustment[2]	-	-	(1,110)	-	(100)
Other items	21	(63)	91	(133)	77
Total income tax expense in the income statement	1,327	1,220	235	(9)	large
Average effective income tax rate	30.7%	28.5%	5.6%	(220bps)	large
Effective tax rate (excluding life company accounting)	30.5%	28.6%	5.7%	(190bps)	large

1      In accordance with the requirements of AASB 1038, tax expense for First Half 2012 includes a $9 million tax charge on policyholders’ investment earnings (Second Half 2011 $5 million tax credit, First Half 2011 $7 million tax credit) of which $3 million is a prima facie tax expense (Second Half 2011 $2 million tax benefit, First Half 2011 $2 million tax benefit) and the balance of $6 million (Second Half 2011 $5 million, First Half 2011 $5 million) is shown here.

2      With the tax consolidation of St.George on 31 March 2009, Westpac was required to reset the tax value of certain St.George assets to the appropriate market value of those assets. Given the complexity of this process, the assessed tax treatment was finalised with the ATO in the half year ended 31 March 2011. A number of St.George derivative contracts were assessed as having a market value, at the time of tax consolidation, higher than their original value. Pending the determination of the tax consolidation outcome, Westpac’s initial accounting for these contracts had factored in tax on this increase in value. With the tax consolidation impacts completed, it was determined that tax is not required to be paid on the increase in the value of the derivative contracts. This has been reflected in income tax expense in 2010 ($685 million) and 2011 ($1,110 million) financial years. The 2011 amount will be realised evenly over the 2011 to 2014 financial years. Therefore, current tax liability for the 2012 financial year has been reduced by $278 million and a deferred tax asset of $554 million is recorded at 31 March 2012.

interim RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 8. Dividends

	Half Year March 12	Half Year Sept 11	Half Year March 11
Ordinary dividend (cents per share)
Interim (fully franked) - determined dividend	82	-	76
Final (fully franked)	-	80	-
	82	80	76
Total dividends paid ($m)
Ordinary dividends paid	2,423	2,284	2,209
	2,423	2,284	2,209

Ordinary dividend payout ratio	83.8%	79.5%	57.4%

The Group operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. As noted in Section 3.5, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2012 interim dividend only. Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must complete and return a DRP election form to Westpac’s share registry by 5.00pm (Sydney time) on 18 May 2012 which is the record date for the 2012 interim dividend.

interim RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 9. Earnings per ordinary share

				% Mov’t	% Mov’t
	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Earnings per ordinary share (cents)
Basic	97.8	100.6	132.5	(3)	(26)
Fully diluted	94.5	96.9	128.0	(2)	(26)

Weighted average number of fully paid ordinary shares (millions)
Basic	3,031	3,007	2,987	1	1
Fully diluted	3,206	3,194	3,143	-	2

	Half Year March 12	Half Year Sept 11	Half Year March 11
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,030	3,009	2,989
Number of shares issued under the Dividend Reinvestment Plan (DRP)	18	20	14
Number of shares issued under the Employee Share Plan (ESP)	1	-	1
Number of shares issued under Restricted Share Plan (RSP), option and share right schemes	5	1	5
Closing balance	3,054	3,030	3,009

interim RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 9. Earnings per ordinary share (continued)

	Half Year		Half Year		Half Year
	31 March 2012		30 Sept 2011		31 March 2011
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit attributable to owners of Westpac Banking Corporation	2,967	2,967	3,030	3,030	3,961	3,961
Distribution on RSP treasury shares[1]	(4)	-	(5)	-	(3)	-
2004 TPS distributions	-	9	-	11	-	9
2007 convertible notes distributions	-	15	-	16	-	15
Westpac SPS distributions	-	18	-	18	-	19
Westpac SPS II distributions	-	19	-	20	-	19
Westpac CPS	-	1	-	-	-	-
Net profit attributable to owners of Westpac Banking Corporation adjusted for the effect of dilution	2,963	3,029	3,025	3,095	3,958	4,023
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	3,044	3,044	3,019	3,019	3,000	3,000
Effect of own shares held	(13)	(13)	(12)	(12)	(13)	(13)
Potential dilutive adjustment:
Exercise of options and share rights and vesting of restricted shares	-	7	-	8	-	6
Conversion of 2004 TPS	-	24	-	27	-	22
Conversion of 2007 convertible notes	-	49	-	52	-	44
Conversion of Westpac SPS	-	50	-	53	-	45
Conversion of Westpac SPS II	-	43	-	47	-	39
Conversion of Westpac CPS	-	2	-	-	-	-
Total weighted average number of ordinary shares	3,031	3,206	3,007	3,194	2,987	3,143
Earnings per ordinary share (cents)	97.8	94.5	100.6	96.9	132.5	128.0

1     While the equity granted to employees remains unvested, Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding. Despite the shares being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a portion of the profit for the period is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

interim RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 10. Loans

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12
Loans are classified based on the location of the lending office:
Australia
Overdrafts	3,302	3,247	3,590	2	(8)
Credit card outstandings	9,807	9,532	9,714	3	1
Overnight and at call money market loans	45	13	139	large	(68)
Acceptance of finance	38,488	39,260	40,077	(2)	(4)
Term loans:
Housing	276,204	269,597	259,614	2	6
Housing - line of credit	33,923	34,972	35,501	(3)	(4)
Total housing	310,127	304,569	295,115	2	5
Non-housing	82,350	79,479	82,080	4	-
Finance leases	6,202	6,296	4,837	(1)	28
Margin lending	2,667	2,852	3,406	(6)	(22)
Other	3,571	3,234	2,547	10	40
Total Australia	456,559	448,482	441,505	2	3

New Zealand
Overdrafts	1,003	970	927	3	8
Credit card outstandings	1,040	996	930	4	12
Overnight and at call money market loans	1,113	1,235	1,065	(10)	5
Term loans:
Housing	27,998	27,486	25,330	2	11
Non-housing	15,234	15,035	13,827	1	10
Other	385	387	320	(1)	20
Total New Zealand	46,773	46,109	42,399	1	10

Other Overseas
Overdrafts	174	180	167	(3)	4
Term loans:
Housing	981	1,010	936	(3)	5
Non-Housing	3,897	4,061	3,363	(4)	16
Finance leases	72	64	45	13	60
Other	1,688	748	407	126	large
Total Other Overseas	6,812	6,063	4,918	12	39

Total loans	510,144	500,654	488,822	2	4
Provision on loans	(4,020)	(4,045)	(4,615)	1	13
Total net loans[1]	506,124	496,609	484,207	2	5

1     Total net loans include securitised loans of $11,193 million at 31 March 2012, ($11,442 million at 30 September 2011 and $11,136 million at 31 March 2011). The level of securitised loans excludes loans where Westpac is the holder of the related debt securities.

interim RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 11. Provisions for impairment charges

$m	Half Year March 12	Half Year Sept 11	Half Year March 11
Collectively assessed provisions
Balance at beginning of the period	2,953	3,188	3,439
Provisions raised/(released)	196	19	(43)
Write-offs	(359)	(402)	(337)
Interest adjustment	118	125	139
Exchange rate and other adjustments	1	23	(10)
Closing balance	2,909	2,953	3,188

Individually assessed provisions
Balance at beginning of the period	1,461	1,780	1,622
Provisions raised	715	853	766
Write-backs	(260)	(320)	(222)
Write-offs	(427)	(820)	(368)
Interest adjustment	(11)	9	(20)
Exchange rate and other adjustments	4	(41)	2
Closing balance	1,482	1,461	1,780
Total provisions for impairment charges on loans and credit commitments	4,391	4,414	4,968
Less: provisions for credit commitments	(371)	(369)	(353)
Total provisions for impairment charges on loans	4,020	4,045	4,615

$m	Half Year March 12	Half Year Sept 11	Half Year March 11
Reconciliation of impairment charges
Individually assessed provisions raised	715	853	766
Write-backs	(260)	(320)	(222)
Recoveries	(43)	(22)	(38)
Collectively assessed provisions raised/(released)	196	19	(43)
Impairment charges	608	530	463

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 12. Impaired loans

	Australia			New Zealand			Other Overseas			Total
	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at
$m	31 March 2012	30 Sept 2011	31 March 2011	31 March 2012	30 Sept 2011	31 March 2011	31 March 2012	30 Sept 2011	31 March 2011	31 March 2012	30 Sept 2011	31 March 2011
Non-Performing Loans:
Gross amount	3,293	3,437	3,542	721	736	765	113	114	97	4,127	4,287	4,404
Impairment provision	(1,213)	(1,215)	(1,458)	(226)	(212)	(320)	(64)	(60)	(44)	(1,503)	(1,487)	(1,822)
Net	2,080	2,222	2,084	495	524	445	49	54	53	2,624	2,800	2,582

Restructured loans:
Gross amount	23	21	42	-	1	-	102	107	100	125	129	142
Impairment provision	(10)	(11)	(15)	-	-	-	(24)	(18)	(18)	(34)	(29)	(33)
Net	13	10	27	-	1	-	78	89	82	91	100	109

Overdrafts, personal loans and revolving credit greater than 90 days:
Gross amount	219	186	215	14	13	14	2	1	1	235	200	230
Impairment provision	(148)	(138)	(151)	(10)	(8)	(9)	(2)	(1)	(1)	(160)	(147)	(161)
Net	71	48	64	4	5	5	-	-	-	75	53	69

Total Impaired loans:
Gross amount	3,535	3,644	3,799	735	750	779	217	222	198	4,487	4,616	4,776
Impairment provision	(1,371)	(1,364)	(1,624)	(236)	(220)	(329)	(90)	(79)	(63)	(1,697)	(1,663)	(2,016)
Net	2,164	2,280	2,175	499	530	450	127	143	135	2,790	2,953	2,760

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 13. Movement in gross impaired assets1

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12
Balance as at beginning of period	4,616	4,776	4,585	(3)	1
New and increased	1,060	1,343	1,519	(21)	(30)
Write-offs	(786)	(1,222)	(705)	36	(11)
Returned to performing or repaid	(792)	(745)	(925)	(6)	14
Portfolio managed - new/increased/returned/repaid	395	402	337	(2)	17
Exchange rate and other adjustments	(6)	62	(35)	(110)	83
Balance as at period end	4,487	4,616	4,776	(3)	(6)

Note 14. Items past 90 days but well secured

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12
Australia
Housing products	1,417	1,384	1,461	2	(3)
Other products	1,363	1,456	1,899	(6)	(28)
Total Australia	2,780	2,840	3,360	(2)	(17)
New Zealand
Housing products	99	102	137	(3)	(28)
Other products	56	36	19	56	195
Other Overseas	47	46	42	2	12
Total Overseas	202	184	198	10	2
Total	2,982	3,024	3,558	(1)	(16)

Note 15. Impaired assets and provisioning ratios

	As at	As at	As at	Mov’t	Mov’t
	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12
Net impaired assets to equity and collectively assessed provisions	5.8%	6.3%	6.1%	50bps	30bps
Total impaired assets to gross loans	0.88%	0.92%	0.98%	4bps	10bps
Total impaired assets to equity and total provisions	9.1%	9.6%	10.1%	50bps	100bps
Total impaired asset provisions to total impaired assets	37.8%	36.0%	42.2%	180bps	large
Total provisions to gross loans	86bps	88bps	102bps	(2bps)	(16bps)

Collectively assessed provisions to performing non-housing loans[2]	164bps	169bps	182bps	(5bps)	(18bps)
Collectively assessed provisions to risk weighted assets	97bps	105bps	115bps	(8bps)	(18bps)

Collectively assessed provisions to credit risk weighted assets	122bps	126bps	138bps	(4bps)	(16bps)
Total provisions to risk weighted assets	146bps	158bps	179bps	(12bps)	(33bps)

1 Movement represents a six month period.

2 Non-housing loans have been determined on a loan purpose basis.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 16. Delinquencies (90 days past due loans)

	As at	As at	As at	Mov’t	Mov’t
	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12
Mortgages	0.55%	0.55%	0.59%	-	4bps
Other personal lending	1.33%	1.16%	1.34%	(17bps)	1bps
Total personal lending	0.59%	0.58%	0.63%	(1bps)	4bps

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 17. Deposits

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2012	30 Sept 2011	31 March 2011	Sept 11- Mar 12	Mar 11- Mar 12
Australia
Certificates of deposit
At fair value	39,084	36,620	33,738	7	16
At amortised cost	128	602	1,689	(79)	(92)
Total certificates of deposit	39,212	37,222	35,427	5	11
At call and term deposits
Non-interest bearing, repayable at call	14,854	13,932	13,101	7	13
Other interest bearing:
At call	134,306	142,411	142,275	(6)	(6)
Term	130,172	112,617	99,361	16	31
Total at call and term deposits	279,332	268,960	254,737	4	10
Total Australia	318,544	306,182	290,164	4	10

New Zealand
Certificates of deposit
At fair value	1,113	1,221	1,093	(9)	2
Total certificates of deposit	1,113	1,221	1,093	(9)	2
At call and term deposits
Non-interest bearing, repayable at call	2,314	2,160	2,084	7	11
Other interest bearing:
At call	12,247	11,287	10,011	9	22
Term	16,503	16,381	15,308	1	8
Total at call and term deposits	31,064	29,828	27,403	4	13
Total New Zealand	32,177	31,049	28,496	4	13

Other overseas
Certificates of deposit
At fair value	17,009	20,538	16,066	(17)	6
At amortised cost	208	1,158	1,092	(82)	(81)
Total certificates of deposit	17,217	21,696	17,158	(21)	-
At call and term deposits
Non-interest bearing, repayable at call	631	567	420	11	50
Other interest bearing:
At call	2,165	1,995	1,949	9	11
Term	6,724	8,789	4,311	(23)	56
Total at call and term deposits	9,520	11,351	6,680	(16)	43
Total other overseas	26,737	33,047	23,838	(19)	12
Total deposits	377,458	370,278	342,498	2	10
Total deposits at fair value	57,264	58,561	50,897	(2)	13
Total deposits at amortised cost	320,194	311,717	291,601	3	10
Total deposits	377,458	370,278	342,498	2	10

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 18. Capital adequacy – Basel II

	As at	As at	As at
$m	31 March 2012	30 Sept 2011	31 March 2011
Tier 1 capital
Common equity
Paid up ordinary capital	25,833	25,456	24,998
Treasury shares	(110)	(119)	(114)
Equity based remuneration	673	603	567
Foreign currency translation reserve	(340)	(298)	(388)
Non-controlling interests - other	46	43	31
Retained earnings	16,602	16,059	15,526
Less retained earnings in life and general insurance, funds management and securitisation entities	(937)	(765)	(657)
Dividends provided for capital adequacy purposes	(2,504)	(2,424)	(2,287)
Estimated reinvestment under dividend reinvestment plan	426	364	343
Deferred fees	130	142	113
Total common equity	39,819	39,061	38,132
Deductions from common equity
Goodwill (excluding funds management entities)	(9,235)	(9,339)	(9,033)
Deferred tax assets	(1,422)	(1,825)	(2,378)
Goodwill in life and general insurance, funds management and securitisation entities	(1,283)	(1,140)	(1,141)
Capitalised expenditure	(588)	(555)	(485)
Capitalised software	(1,346)	(1,201)	(966)
Tangible investments in non-consolidated subsidiaries	(842)	(910)	(828)
Regulatory expected loss	(809)	(890)	(992)
General reserve for credit losses adjustment	(119)	(38)	(26)
Securitisation	(25)	(31)	(53)
Excess investments in non-subsidiary entities	(6)	(10)	(7)
Regulatory adjustments to fair value positions	(264)	(458)	(199)
Other Tier 1 deductions	(5)	(5)	(12)
Total deductions from common equity	(15,944)	(16,402)	(16,120)
Total common equity after deductions	23,875	22,659	22,012

Residual Tier 1 capital
Westpac CPS	1,175	-	-
Westpac SPS	1,031	1,030	1,028
Westpac SPS II	902	901	900
Trust preferred securities (2003 TPS)	1,137	1,137	1,137
Trust preferred securities (2004 TPS)	573	616	557
Trust preferred securities (2006 TPS)	755	755	755
Total residual Tier 1 capital	5,573	4,439	4,377
Net Tier 1 capital	29,448	27,098	26,389

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 18. Capital adequacy – Basel II (continued)

	As at	As at	As at
$m	31 March 2012	30 Sept 2011	31 March 2011
Tier 2 capital
Upper Tier 2 capital
Subordinated undated capital notes	339	400	378
Eligible general reserve for credit loss	55	67	70
Revaluation reserve - available-for-sale securities	14	14	38
Net upper Tier 2 capital	408	481	486
Lower Tier 2 capital
Eligible subordinated bonds, notes and debentures	4,195	5,176	5,337
Net lower Tier 2 capital	4,195	5,176	5,337
Deductions from Tier 2 capital
Tangible investments in non-consolidated subsidiaries	(842)	(910)	(828)
Regulatory expected loss	(809)	(890)	(992)
Securitisation	(25)	(31)	(53)
Excess investments in non-subsidiary entities	(6)	(10)	(7)
Total deductions from Tier 2 capital	(1,682)	(1,841)	(1,880)
Net Tier 2 capital	2,921	3,816	3,943
Total regulatory capital (Level 2 capital base)	32,369	30,914	30,332
Risk weighted assets	300,046	279,961	276,827
Common equity Tier 1 ratio	8.0%	8.1%	8.0%
Tier 1 capital ratio	9.8%	9.7%	9.5%
Tier 2 capital ratio	1.0%	1.3%	1.5%
Total regulatory capital ratio	10.8%	11.0%	11.0%

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 18. Capital adequacy – Basel II (continued)

	As at	As at	As at
$m	31 March 2012	30 Sept 2011	31 March 2011
Credit risk - on-balance sheet
Corporate[1]	33,514	30,720	30,067
Business lending[2]	32,660	37,404	35,257
Sovereign[3]	993	1,069	423
Bank[4]	1,672	1,856	1,227
Residential mortgages	54,221	52,691	52,153
Australian credit cards	4,176	3,816	4,306
Other retail	7,327	7,224	7,216
Small business[5]	3,312	3,220	3,179
Specialised lending: Property and project finance[6]	36,363	36,007	37,388
Securitisation[7]	2,329	2,424	2,462
Standardised	5,238	5,167	4,752
Total on-balance sheet assets - credit risk	181,805	181,598	178,430

Credit risk - off-balance sheet
Corporate[1]	28,940	26,072	24,100
Business lending[2]	6,854	6,257	7,970
Sovereign[3]	414	423	376
Bank[4]	3,942	4,771	3,119
Residential mortgages	4,017	3,906	3,799
Australian credit cards	1,153	1,068	1,167
Other retail	843	805	752
Small business[5]	946	1,012	982
Specialised lending: Property and project finance[6]	6,400	6,127	6,785
Securitisation[7]	2,674	1,675	1,768
Standardised	841	1,143	1,012
Total off-balance sheet assets - credit risk	57,024	53,259	51,830

Equity risk	1,385	1,498	1,198
Market risk	19,266	8,433	7,472
Operational risk[8]	23,640	19,611	19,960
Interest rate risk in the banking book	13,208	11,823	14,708
Other assets	3,718	3,739	3,229
Total risk weighted assets	300,046	279,961	276,827

1           Corporate – Typically includes exposure where the borrower has annual turnover greater than $50 million, and other business exposures not captured under the definitions of either Business Lending or Small Business.

2           Business Lending – Includes exposures where the borrower has annual turnover less than or equal to $50 million and exposure greater than $1 million.

3           Sovereign – Includes exposures to Governments themselves and other non-commercial enterprises that are owned or controlled by them.

4           Bank – Includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.

5           Small Business – Includes exposures less than or equal to $1 million.

6           Specialised Lending: Property & project finance – Includes exposures to entities created to finance and/or operate specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

7           Securitisation – Exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

8           Operational Risk – The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 19. Derivative financial instruments

$m	Notional Amount[1]	Fair Value (Asset)	Fair Value (Liability)
Held for trading
Interest rate
Futures	89,964	-	-
Forwards	69,469	17	(25)
Swaps	835,434	12,289	(12,104)
Options	22,072	185	(94)
Foreign exchange
Forwards	477,314	4,090	(4,244)
Swaps	276,926	10,660	(4,671)
Options	25,408	271	(417)
Commodities	3,545	156	(122)
Equities	367	37	(14)
Credit	64,231	494	(522)
Total held for trading derivatives	1,864,730	28,199	(22,213)
Fair value hedges
Interest rate
Swaps	32,086	734	(1,503)
Foreign exchange
Swaps	30,231	286	(4,539)
Total fair value hedging derivatives	62,317	1,020	(6,042)
Cash flow hedges
Interest rate
Swaps	86,660	1,330	(929)
Foreign exchange
Swaps	13,370	92	(2,136)
Total cash flow hedging derivatives	100,030	1,422	(3,065)
Net investment hedges
Other	3,543	-	(38)
Total net investment hedges	3,543	-	(38)
Total derivatives as at 31 March 2012	2,030,620	30,641	(31,358)
Total derivatives as at 30 September 2011	2,050,074	49,145	(39,405)
Total derivatives as at 31 March 2011	2,123,154	31,555	(35,258)

1 Notional amount refers to the face value of the amount upon which cash flows are calculated.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 19. Derivative financial instruments (continued)

Value at Risk (VaR) is used as the primary method for measuring and monitoring market risk exposure against Board approved limits. VaR is an estimate of the worst case loss in the value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The types of market risk arising from trading activity include interest rate, foreign exchange, commodity, equity, credit spread and volatility risks. The table below depicts the aggregate Markets VaR for the last three half-years.

Markets - Daily Value at Risk (VaR)1

$m	High	Low	Average
Six months ended 31 March 2012	12.7	4.0	8.3
Six months ended 30 September 2011	14.6	6.7	10.2
Six months ended 31 March 2011	10.4	4.6	7.3

Average	Half Year	Half Year	Half Year
$m	31 Mar 2012	30 Sept 2011	31 March 2011
Interest rate risk	4.5	8.3	5.6
Foreign exchange risk	4.0	3.2	2.6
Equity risk	0.5	0.6	0.4
Commodity risk[2]	3.2	3.5	2.0
Other market risks[3]	3.2	4.3	3.3
Diversification benefit	(7.1)	(9.7)	(6.6)
Net market risk	8.3	10.2	7.3

Treasury’s Traded Risk and Non-Traded Interest Rate Risk

$m	High	Low	Average
Six months ended 31 March 2012	41.7	26.3	33.4
Six months ended 30 September 2011	47.8	22.9	33.1
Six months ended 31 March 2011	42.1	19.5	28.0

1   The daily VaR presented in Note 19 above reflects a divisional view of VaR being the VaR for Markets and the VaR for Treasury’s traded risk and non-traded interest rate risk. This presentation aligns with the presentation of Markets and Treasury, as referred to in Sections 3.2.2 and 4.5 respectively. It varies from the presentations of VaR in Westpac’s 2011 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel II where market risk disclosures are segregated as trading and banking book. The different treatment reflects the aggregation of Treasury’s trading activities with those of Markets in the trading VaR disclosure under the Basel II presentation whereas these activities are included in Treasury’s traded risks and non-traded interest rate risk in the table above.

2   Includes electricity risk.

3   Includes prepayment risk and credit spread risk (exposures to movements in generic credit rating bands).

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 20. Note to the cash flow statement

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Reconciliation of net cash (used in)/provided by operating activities to net profit
Net profit	3,001	3,063	3,996	(2)	(25)
Adjustments:
Depreciation, amortisation and impairment	396	378	343	5	15
(Decrease)/increase in sundry provisions and other non-cash items	1,064	(875)	592	large	80
Impairment charges	651	552	501	18	30
(Increase)/decrease in trading and fair value assets	3,096	(3,173)	(4,944)	198	163
Increase/(decrease) in trading and fair value liabilities	(3,602)	2,044	2,888	large	large
(Decrease)/increase in derivative financial instruments	2,378	(6,595)	(10,365)	136	123
(Increase)/decrease in accrued interest receivable	-	(22)	(172)	100	100
Increase/(decrease) in accrued interest payable	291	78	158	large	84
(Decrease)/increase in current and deferred tax	261	148	(609)	76	143
Net cash (used in)/provided by operating activities	7,536	(4,402)	(7,612)	large	199
Details of assets and liabilities of controlled entities acquired
Total assets (tangible and financial)	73	-	-	-	-
Identifiable intangible assets	120	-	-	-	-
Total liabilities	(70)	-	-	-	-
Fair value of identifiable net assets acquired[1]	123	-	-	-	-
Goodwill	214	-	-	-	-
Total	337	-	-	-	-
Consideration paid
Debt and equity instruments issued	45	-	-	-	-
Cash paid	292	-	-	-	-
Total consideration transferred	337	-	-	-	-
Cash paid	292	-	-	-	-
Less cash acquired	(22)	-	-	-	-
Net cash paid	270	-	-	-	-

1  On 1 October 2011 BT Investment Management Limited (an entity controlled by Westpac) acquired 100% of the share capital of J O Hambro Capital Management Limited, a company incorporated in the United Kingdom.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 21. Other Group investments and changes in control of Group entities

The Group had a significant non-controlling shareholding in the following entities as at 31 March 2012:

	Country
	where	Beneficial
	Business is	Interest
	Carried on	%	Nature of Business
Above The Index Asset Management Pty Limited	Australia	33.0	Funds management
Alleron Investment Management Limited	Australia	39.7	Funds management
Angusknight Pty Limited	Australia	50.0	Employment and training
Arkx Investment Management Pty Limited	Australia	28.0	Investment company
Athos Capital Limited	Hong Kong	35.0	Funds management
Boyd Cook Cove Unit Trust	Australia	50.0	Investment fund
Canning Park Capital Pte Limited	Singapore	30.0	Funds management
Cardlink Services Limited	Australia	25.0	Card clearing system
Cards NZ Limited	New Zealand	15.0	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	Cash logistics
Continuum Capital Management Limited	Australia	45.0	Funds management
Cook Cove Investment Pty Limited	Australia	50.0	Investment company
Cook Cove Investment Trust	Australia	50.0	Investment fund
Cook Cove Pty Limited and its controlled entities	Australia	50.0	Investment company
CV Services Group Pty Limited	Australia	26.9	Investment company
Direct Portfolio Group Limited	Australia	50.0	Holding company
H3 Global Advisors Pty Limited	Australia	43.9	Funds management
Helix Partners Limited	Australia	46.0	Funds management
Mondex Australia Pty Limited	Australia	25.0	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	Smart card operations
Paymark Limited	New Zealand	25.0	Electronic payments processing
Regal Funds Management Pty Limited	Australia	30.0	Funds management
Rhodes Contracting Pty Limited	Australia	25.5	Services to mining
St Hilliers Enhanced Property Fund No.2	Australia	15.0	Property funds fund
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	Intellectual property
Vipro Pty Limited	Australia	33.3	Voucher processing
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	Corporate trustee
Westpac Essential Services Trust I and II and their controlled and non-controlled entities	Australia	36.8	Asset management
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	Corporate trustee

The total carrying amount of the Group’s significant non-controlling shareholding was $217 million (30 September 2011 $206 million, 31 March 2011 $160 million).

During the six months ended 31 March 2012 the Group acquired a non-controlling interest in the following entities:

      Athos Capital Limited (acquired 35.0% on 13 December 2011); and

      Canning Park Capital Pte Ltd (acquired 30.0% on 17 January 2012).

During the six months ended 31 March 2012 the Group’s interest in the following investments changed:

      Arkx Investment Management Pty Limited (reduced from 30.0% to 28.0% on 15 November 2011); and

      H3 Global Advisors Pty Limited (reduced from 45.0% to 43.9% on 25 January 2012).

During the six months ended 31 March 2012 the Group’s interests in the following investments ceased:

      Quadrant Capital Fund No.2 (terminated 3 February 2012); and

      Ronin Consolidated Holdings Pty Ltd (deregistered 28 February 2012).

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

The contribution to the results of the Group from the above investments are not material either individually or in aggregate.

During the six months ended 31 March 2012 the following controlled entities were incorporated, formed or acquired:

      Series 2011 -3 WST Trust (formed 10 October 2011);

      Westpac Covered Bond Trust (formed 26 October 2011); and

      J O Hambro Capital Management Holdings Limited and subsidiaries (acquired 26 October 2011).

During the six months ended 31 March 2012 the following controlled entities ceased to be controlled or were disposed of:

      Autodirect Pty Limited (deregistered 23 November 2011);

      TBNZ Investments (UK) Limited (deregistered 27 December 2011); and

      Tasman Pacific Investments Pty Limited (deregistered 1 January 2012).

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 22. Funding view of the balance sheet

	As at 31 March 2012
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	8,112	-	-	3,350	-	11,462
Receivables due from other financial institutions	908	-	-	2,136	3,618	6,662
Trading securities, other financial assets designated at fair value and available-for-sale securities	56,678	-	-	-	12,497	69,175
Derivative financial instruments	-	-	-	-	30,641	30,641
Loans	35,557	-	-	470,567	-	506,124
Life insurance assets	-	-	-	-	8,147	8,147
Goodwill and other intangibles	-	-	-	12,124	-	12,124
Fixed assets	-	-	-	1,132	-	1,132
Other assets	-	-	-	-	8,465	8,465
Total assets	101,255	-	-	489,309	63,368	653,932

Liabilities
Payables due to other financial institutions	-	-	5,052	-	3,967	9,019
Deposits:
At call	-	166,517	-	-	-	166,517
Term deposits	-	153,399	-	-	-	153,399
Medium term deposit notes	-	-	-	-	-	-
Certificates of deposit	-	-	57,542	-	-	57,542
Derivative financial instruments	-	-	-	-	31,358	31,358
Trading liabilities and other financial liabilities designated at fair value	236	-	-	-	5,969	6,205
Acceptances	-	-	286	-	-	286
Debt issues	-	-	157,290	-	-	157,290
Life insurance liabilities	-	-	-	-	7,196	7,196
Other liabilities	-	-	-	-	11,889	11,889
Loan capital	-	-	8,356	-	-	8,356
Total liabilities	236	319,916	228,526	-	60,379	609,057
Total equity	-	-	1,977	42,986	(88)	44,875
Total net	101,019	(319,916)	(230,503)	446,323	3,077	-

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 22. Funding view of the balance sheet (continued)

	As at 30 September 2011
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	12,935	-	-	3,323	-	16,258
Receivables due from other financial institutions	3,167	-	-	2,779	2,605	8,551
Trading securities, other financial assets designated at fair value and available-for-sale securities	54,063	-	-	-	14,943	69,006
Derivative financial instruments	-	-	-	-	49,145	49,145
Loans	33,384	-	-	463,225	-	496,609
Life insurance assets	-	-	-	-	7,916	7,916
Goodwill and other intangibles	-	-	-	11,779	-	11,779
Fixed assets	-	-	-	1,158	-	1,158
Other assets	-	-	-	-	9,806	9,806
Total assets	103,549	-	-	482,264	84,415	670,228

Liabilities
Payables due to other financial institutions	-	-	5,046	-	9,466	14,512
Deposits:
At call	-	172,352	-	-	-	172,352
Term deposits	-	137,787	-	-	-	137,787
Medium term deposit notes	-	-	933	-	-	933
Certificates of deposit	-	-	59,206	-	-	59,206
Derivative financial instruments	-	-	-	-	39,405	39,405
Trading liabilities and other financial liabilities designated at fair value	134	-	-	-	9,669	9,803
Acceptances	-	-	272	-	-	272
Debt issues	-	-	165,659	-	-	165,659
Life insurance liabilities	-	-	-	-	7,002	7,002
Other liabilities	-	-	-	-	11,316	11,316
Loan capital	-	-	8,173	-	-	8,173
Total liabilities	134	310,139	239,289	-	76,858	626,420
Total equity	-	-	1,982	41,976	(150)	43,808
Total net	103,415	(310,139)	(241,271)	440,288	7,707	-

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 22. Funding view of the balance sheet (continued)

	As at 31 March 2011
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	1,021	-	-	3,760	-	4,781
Receivables due from other financial institutions	2,613	-	-	2,769	3,599	8,981
Trading securities, other financial assets designated at fair value and available-for-sale securities	47,740	-	-	-	13,493	61,233
Derivative financial instruments	-	-	-	-	31,555	31,555
Loans	33,598	-	-	450,609	-	484,207
Life insurance assets	-	-	-	-	9,586	9,586
Goodwill and other intangibles	-	-	-	11,595	-	11,595
Fixed assets	-	-	-	1,090	-	1,090
Other assets	-	-	-	-	8,930	8,930
Total assets	84,972	-	-	469,823	67,163	621,958

Liabilities
Payables due to other financial institutions	-	-	7,914	-	4,959	12,873
Deposits:
At call	-	169,840	-	-	-	169,840
Term deposits	-	118,980	-	-	-	118,980
Medium term deposit notes	-	-	881	-	-	881
Certificates of deposit	-	-	52,797	-	-	52,797
Derivative financial instruments	-	-	-	-	35,258	35,258
Trading liabilities and other financial liabilities designated at fair value	166	-	-	-	7,534	7,700
Acceptances	-	-	418	-	-	418
Debt issues	-	-	153,179	-	-	153,179
Life insurance liabilities	-	-	-	-	8,723	8,723
Other liabilities	-	-	-	-	10,940	10,940
Loan capital	-	-	8,250	-	-	8,250
Total liabilities	166	288,820	223,439	-	67,414	579,839
Total equity	-	-	1,923	40,948	(752)	42,119
Total net	84,806	(288,820)	(225,362)	428,875	501	-

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

Note 23. Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

Westpac has been served with two separate class action proceedings by customers seeking to recover exception fees paid by those customers.  The first set of proceedings was commenced by customers of the Westpac brand; the second by customers of the St.George Bank and BankSA brands.  Westpac has agreed with the plaintiffs to put the proceedings against Westpac, St.George and BankSA on hold until at least June 2012, pending further developments in similar litigation commenced against another Australian bank.

Westpac was one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. Judgment was delivered on 28 October 2008 and final orders were handed down on 30 April 2009. Westpac, along with the other defendant banks, was found liable to repay its share of the monies received from the Bell Group plus interest. Westpac is entitled to lodge a claim as a creditor in the liquidation of the Bell Group, but the amount of its recovery, although anticipated to be considerable, is uncertain at this stage. Before allowance is made for recoveries of money in the liquidation, Westpac’s liability was approximately $188 million after taking into account its arrangements with the other banks. As a result of the judgment, Westpac paid this amount into court. The banks have appealed the decision, which was heard in June 2011 in the Court of Appeal of the Supreme Court of Western Australia. The decision is yet to be handed down.

Note 24. Events subsequent to balance date

No matter or circumstance has arisen since half year ended 31 March 2012 which is not otherwise dealt with in the interim financial report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

INTERIM RESULTS 2012

INTERIM 2012 REPORTED

FINANCIAL INFORMATION

5.7        Statement in Relation to the Review of the Financial Statements

PricewaterhouseCoopers has reviewed the financial statements contained within the Westpac 2012 Interim Financial Report and has issued an unqualified review report. A copy of their report is available with the Interim Financial Report. This Interim Results Announcement has not been subject to audit or review by PricewaterhouseCoopers. The preceding financial information contained in Section 5 “First Half 2012 Reported Financial Information” includes financial information extracted from the reviewed financial statements together with financial information that has not been reviewed.

Dated at Sydney this 3rd day of May 2012 for and on behalf of the Board.

Tim Hartin

Company Secretary

INTERIM RESULTS 2012

INTERIM 2012 CASH EARNINGS

FINANCIAL INFORMATION

6.0        INTERIM 2012 CASH EARNINGS FINANCIAL INFORMATION

INTERIM RESULTS 2012

INTERIM 2012 CASH EARNINGS

FINANCIAL INFORMATION

Note 1. Interest spread and margin analysis (Cash Earnings basis)

	Half Year March 12	Half Year Sept 11	Half Year March 11
Group
Average external interest earning assets ($m)	573,644	555,187	541,217
Net interest income ($m)	6,223	6,205	5,964
Net interest spread	1.87%	1.93%	1.87%
Benefit of net non-interest bearing assets, liabilities and equity	0.30%	0.30%	0.34%
Net interest margin	2.17%	2.23%	2.21%

Analysis by division

Average external interest earning assets ($m)
Westpac Retail & Business Banking	236,817	231,519	224,748
Westpac Institutional Bank	67,992	66,444	64,352
St.George Banking Group	139,116	137,266	135,746
New Zealand (A$)	44,386	43,872	42,705
BT Financial Group	14,094	14,501	14,639
Pacific Banking	2,636	2,357	2,150
Group Businesses	68,603	59,228	56,877
Group total	573,644	555,187	541,217
New Zealand (NZ$)	57,537	56,664	55,975

Net interest income ($m) (excluding capital benefit)[1]
Westpac Retail & Business Banking	2,523	2,519	2,407
Westpac Institutional Bank	626	638	595
St.George Banking Group	1,301	1,338	1,279
New Zealand (A$)	538	516	481
BT Financial Group	114	145	92
Pacific Banking	65	59	52
Group Businesses	1,056	990	1,058
Group total	6,223	6,205	5,964
New Zealand (NZ$)	698	672	633

Interest margin
Westpac Retail & Business Banking	2.13%	2.17%	2.15%
Westpac Institutional Bank	1.84%	1.92%	1.85%
St.George Banking Group	1.87%	1.94%	1.89%
New Zealand (A$)	2.42%	2.35%	2.26%
BT Financial Group	1.62%	1.99%	1.26%
Pacific Banking	4.93%	4.99%	4.85%
Group Businesses	3.08%	3.33%	3.73%
New Zealand (NZ$)	2.43%	2.37%	2.27%

1 Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac’s economic capital framework.

INTERIM RESULTS 2012

INTERIM 2012 CASH EARNINGS

FINANCIAL INFORMATION

Note 2. Average balance sheet and interest rates (Cash Earnings basis)

	Half Year			Half Year			Half Year
	31 March 2012			30 September 2011			31 March 2011
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	7,919	112	2.8%	9,041	147	3.2%	9,982	104	2.1%
Trading securities	46,527	1,125	4.8%	48,018	1,248	5.2%	44,286	1,108	5.0%
Available-for-sale securities	17,885	511	5.7%	15,125	438	5.8%	12,097	351	5.8%
Other financial assets designated at fair value	2,033	54	5.3%	1,729	63	7.3%	1,376	36	5.2%
Regulatory deposits	1,482	10	1.3%	1,325	7	1.1%	1,281	5	0.8%
Loans and other receivables[1]	497,798	17,126	6.9%	479,949	17,490	7.3%	472,195	17,076	7.3%
Total interest earning assets and interest income	573,644	18,938	6.6%	555,187	19,393	7.0%	541,217	18,680	6.9%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	3,559			1,427			1,273
Life insurance assets	7,951			8,452			12,573
All other assets[2]	72,638			71,088			65,597
Total non-interest earning assets	84,148			80,967			79,443
Total assets	657,792			636,154			620,660

	Half Year			Half Year			Half Year
	31 March 2012			30 September 2011			31 March 2011
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	353,703	7,462	4.2%	340,018	7,346	4.3%	328,711	7,336	4.5%
Payables due to other financial institutions	10,738	137	2.6%	8,751	95	2.2%	7,415	96	2.6%
Loan capital	7,259	201	5.5%	7,974	228	5.7%	8,546	215	5.0%
Other interest bearing liabilities[3]	165,367	4,915	5.9%	164,807	5,519	6.7%	160,804	5,069	6.3%
Total interest bearing liabilities and interest expense	537,067	12,715	4.7%	521,550	13,188	5.0%	505,476	12,716	5.0%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	18,283			16,996			16,053
Life insurance policy liabilities	6,926			8,146			11,766
All other liabilities[4]	51,265			47,400			46,833
Total non-interest bearing liabilities	76,474			72,542			74,652
Total liabilities	613,541			594,092			580,128
Shareholders’ equity	42,278			40,143			38,609
Non-controlling interests	1,973			1,919			1,923
Total equity	44,251			42,062			40,532
Total liabilities and equity	657,792			636,154			620,660

1    Other receivables includes other assets, cash and balances held with central banks.

2    Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

3    Includes net impact of Treasury balance sheet management activities.

4    Includes provisions for current and deferred income tax and derivative financial instruments.

INTERIM RESULTS 2012

INTERIM 2012 CASH EARNINGS

FINANCIAL INFORMATION

Note 2. Average balance sheet and interest rates (Cash Earnings basis) (continued)

	Half Year			Half Year			Half Year
	31 March 2012			30 September 2011			31 March 2011
	Average		Average	Average	Average	Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Loans and other receivables[1]
Australia	437,758	15,554	7.1%	428,855	15,946	7.4%	422,938	15,510	7.4%
New Zealand	45,840	1,441	6.3%	45,191	1,424	6.3%	44,194	1,462	6.6%
Other overseas	14,200	131	1.8%	5,903	120	4.1%	5,063	104	4.1%

Deposits
Australia	294,602	6,815	4.6%	282,900	6,698	4.7%	276,831	6,654	4.8%
New Zealand	29,579	519	3.5%	28,875	526	3.6%	27,688	560	4.1%
Other overseas	29,522	128	0.9%	28,243	122	0.9%	24,192	122	1.0%

1    Other receivables includes other assets, cash and balances held with central banks.

INTERIM RESULTS 2012

INTERIM 2012 CASH EARNINGS

FINANCIAL INFORMATION

Note 3. Net interest income (Cash Earnings basis)

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Interest income
Cash	42	34	37	24	14
Loans	17,085	17,452	17,037	(2)	-
Receivables due from other financial institutions	112	147	104	(24)	8
Available-for-sale securities	511	438	351	17	46
Regulatory deposits with central banks overseas	10	7	5	43	100
Trading securities	1,125	1,248	1,108	(10)	2
Net ineffectiveness on qualifying hedges	-	1	-	100	-
Other financial assets designated at fair value	54	63	36	(14)	50
Other interest income	(1)	3	2	(133)	(150)
Total interest income	18,938	19,393	18,680	(2)	1

Interest expense
At call and term deposits	(6,602)	(6,450)	(6,325)	(2)	(4)
Certificates of deposit	(860)	(896)	(1,011)	4	15
Payables due to other financial institutions	(137)	(95)	(96)	(44)	(43)
Debt issues and acceptances	(2,170)	(2,215)	(2,171)	2	-
Loan capital	(201)	(228)	(215)	12	7
Trading liabilities	(2,636)	(3,022)	(2,736)	13	4
Other financial liabilities designated at fair value	(9)	(25)	(13)	64	31
Other interest expense	(100)	(257)	(149)	61	33
Total interest expense	(12,715)	(13,188)	(12,716)	4	-
Net interest income	6,223	6,205	5,964	-	4

INTERIM RESULTS 2012

INTERIM 2012 CASH EARNINGS

FINANCIAL INFORMATION

Note 4. Non-interest income (Cash Earnings basis)

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Fees and commissions
Facility fees	583	569	536	2	9
Transaction fees and commissions	588	576	604	2	(3)
Other non-risk fee income	138	140	143	(1)	(3)
Total fees and commissions	1,309	1,285	1,283	2	2

Wealth management and insurance income[1]
Life insurance and funds management net operating income	749	713	750	5	-
General insurance and lenders mortgage insurance premiums less claims incurred	52	99	61	(47)	(15)
Total wealth management and insurance income	801	812	811	(1)	(1)

Trading income[2]
Foreign exchange income	277	174	155	59	79
Other trading securities	129	80	149	61	(13)
Total trading income	406	254	304	60	34

Other income
Dividends received	7	9	8	(22)	(13)
Rental income	1	1	1	-	-
Net gain/(loss) on ineffective hedges	-	-	-	-	-
Hedging overseas operations	37	33	25	12	48
Net gain/(loss) on derivatives held for risk management purposes[3]	(1)	(5)	2	80	(150)
Net gain/(loss) on disposal of assets	46	6	45	large	2
Net gain/(loss) on financial instruments designated at fair value	13	20	16	(35)	(19)
Other	44	2	42	large	5
Total other income	147	66	139	123	6
Total non-interest income (Cash Earnings basis)	2,663	2,417	2,537	10	5

1 Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 4 and Non-interest income for BTFG is provided in Section 4.1.3.3.

2 Trading income primarily includes earnings from our WIB Markets, Pacific Banking businesses and our Treasury foreign exchange operations in Australia and New Zealand.

3 Income from derivatives held for risk management purposes primarily comprises net gains/losses on the hedge of our 2003 Trust Preferred Security.

INTERIM RESULTS 2012

INTERIM 2012 CASH EARNINGS

FINANCIAL INFORMATION

Note 5. Operating expense analysis (Cash Earnings basis)

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Salaries and other staff expenses
Salaries and wages	1,510	1,501	1,468	(1)	(3)
Other staff expenses	489	463	464	(6)	(5)
Restructuring costs	57	40	52	(43)	(10)
Total salaries and other staff expenses	2,056	2,004	1,984	(3)	(4)

Equipment and occupancy expenses
Operating lease rentals	269	253	252	(6)	(7)
Depreciation, amortisation and impairment:
Premises	8	8	4	-	(100)
Leasehold improvements	52	50	38	(4)	(37)
Furniture and equipment	31	32	29	3	(7)
Technology	42	37	37	(14)	(14)
Software	152	144	121	(6)	(26)
Other	60	54	52	(11)	(15)
Total equipment and occupancy expenses	614	578	533	(6)	(15)

Other expenses
Amortisation of deferred expenditure and intangible assets	3	2	2	(50)	(50)
Non-lending losses	27	23	20	(17)	(35)
Purchased services:
Technology and information services	114	132	122	14	7
Legal	9	19	10	53	10
Other professional services	195	235	196	17	1
Credit card loyalty programs	72	60	67	(20)	(7)
Postage and stationery	112	118	109	5	(3)
Outsourcing costs	308	287	304	(7)	(1)
Insurance	9	6	8	(50)	(13)
Advertising	64	101	75	37	15
Training	8	16	12	50	33
Travel	28	34	36	18	22
Other expenses	36	(10)	23	large	(57)
Total other expenses	985	1,023	984	4	-
Total operating expenses	3,655	3,605	3,501	(1)	(4)

INTERIM RESULTS 2012

INTERIM 2012 CASH EARNINGS

FINANCIAL INFORMATION

Note 6. Earnings per share (Cash Earnings basis)

				% Mov’t	% Mov’t
	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11- Mar 12	Mar 11- Mar 12
Cash Earnings per ordinary share (cents)	105.0	103.8	105.6	1	(1)
Weighted average number of fully paid ordinary shares (millions)	3,044	3,019	3,000	1	1

	Half Year March 12	Half Year Sept 11	Half Year March 11
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,030	3,009	2,989
Number of shares issued under the Dividend Reinvestment Plan (DRP)	18	20	14
Number of shares issued under the Employee Share Plan (ESP)	1	-	1
Number of shares issued under option and share right schemes	5	1	5
Closing balance	3,054	3,030	3,009

	Half Year March 12	Half Year Sept 11	Half Year March 11
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit	3,230	3,166	3,203
Net profit attributable to non-controlling interests	(35)	(33)	(35)
Cash Earnings	3,195	3,133	3,168
Weighted average number of ordinary shares (millions)	3,044	3,019	3,000
Earnings per ordinary share (cents)	105.0	103.8	105.6

INTERIM RESULTS 2012

OTHER

INFORMATION

7.0                              OTHER INFORMATION

7.1                              Credit Ratings1 and Exchange Rates

Rating agency	Long Term	Short Term
Fitch Ratings	AA-	F1+
Moody’s Investor Services	Aa2	P-1
Standard & Poor’s	AA-	A-1+

Six months to/as at	31 March 2012		30 September 2011		31 March 2011
Currency	Average	Spot	Average	Spot	Average	Spot
US$	1.0334	1.0413	1.0575	0.9763	0.9963	1.0340
GBP	0.6578	0.6512	0.6523	0.6265	0.6263	0.6419
NZ$	1.2967	1.2691	1.2956	1.2746	1.3164	1.3586

1  As at 31 March 2012.

INTERIM RESULTS 2012

OTHER

INFORMATION

7.2                              Disclosure Regarding Forward-Looking Statements

This Interim Results Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Interim Results Announcement and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

■              the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

■                the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

■                market volatility, including uncertain conditions in funding, equity and asset markets;

■                adverse asset, credit or capital market conditions;

■                changes to our credit ratings;

■                levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

■                market liquidity and investor confidence;

■                changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

■               the effects of competition in the geographic and business areas in which Westpac conducts its operations;

■                reliability and security of Westpac’s technology and risks associated with changes to technology systems;

■                the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

■                the effectiveness of our risk management policies, including our internal processes, systems and employees;

■                the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

■                internal and external events which may adversely impact our reputation;

■              changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate; and

■                various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk Factors’ in Westpac’s 2012 Interim Financial Report.  When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this Interim Results Announcement, whether as a result of new information, future events or otherwise, after the date of this Interim Results Announcement.

INTERIM RESULTS 2012

OTHER

INFORMATION

7.3                              Financial Calendar

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depositary Receipts in New York. Westpac Convertible Preference Shares (Westpac CPS), Westpac Stapled Preferred Securities (Westpac SPS and Westpac SPS II) are listed on the ASX.

Important dates for shareholders to note over the following months are:

Ex-dividend date for final dividend	14 May 2012
Record date for interim dividend (Sydney)[1]	18 May 2012
Record date for interim dividend (New York)[2]	17 May 2012
Interim dividend payable	2 July 2012
Financial year end	30 September 2012
Final results and ordinary share dividend announcement	5 November 2012
Ex-dividend date for final dividend	9 November 2012
Record date for final dividend (Sydney)[1,3]	15 November 2012
Record date for final dividend (New York)[2,3]	14 November 2012
Annual General Meeting[4]	13 December 2012
Final dividend payable[3]	20 December 2012

Important dates for Westpac CPS investors to note over the following months are:

Record date for September semi-annual dividend	22 September 2012
Payment date for September semi-annual dividend	2 October 2012

Important dates for Westpac SPS and Westpac SPS II investors to note over the following months are:

Record date for June quarter distribution	22 June 2012
Payment date for June quarter distribution	2 July 2012
Record date for September quarter distribution	22 September 2012
Payment date for September quarter distribution	2 October 2012

Share Registries

Australia	New Zealand

Ordinary shares on the main register, Westpac CPS, Westpac SPS and Westpac SPS II	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 16, Brookfields House, 19 Victoria Street West
Sydney NSW 2000 Australia	Auckland 1142 New Zealand
Postal Address: Locked Bag A6015, Sydney South NSW 1235	Postal Address: P.O. Box 91976, Auckland 1030, New Zealand
Website: www.linkmarketservices.com.au	Website: www.linkmarketservices.com
Telephone: 1800 804 255 (toll free in Australia) International: +61 2 8280 7070	Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998

New York	For further information contact:

Depositary in USA for American Depositary Receipts (ADS)[5] JP Morgan Chase Bank, N.A.	Media: Paul Marriage, Head of Media Relations,
PO Box 64504	+61 2 8219 8512
St Paul MN 55164-0504
USA	Analysts and Investors:
Website: www.adr.com Email: jpmorgan.adr@wellsfargo.com Telephone: +1 800 990 1135 (toll free in US and Canada) International: + 1 651 453 2128	Andrew Bowden, Head of Investor Relations, +61 2 8253 4008

1 Final participation date for Dividend Reinvestment Plan (DRP).

2 Dividends will be converted to local currency at the ruling rate on the day of record.

3 Dates will be confirmed at the time of announcing the 2012 final results.

4 Details regarding the date of this meeting and the business to be dealt with, will be contained in the separate Notice of Meeting sent to Shareholders in November 2012.

5 Each ADS is comprised of five fully paid ordinary shares.

interim RESULTS 2012

SEGMENT

RESULT

8.0        SEGMENT RESULT

8.1        Half Year Segment Reported Results

Six Months to 31 March 2012	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Pacific Banking	Group Businesses[2]	Group
Net interest income	2,687	1,438	198	4,323	781	587	72	422	6,185
Non-interest income	581	280	776	1,637	703	165	77	65	2,647
Net operating income	3,268	1,718	974	5,960	1,484	752	149	487	8,832
Operating expenses	(1,549)	(755)	(561)	(2,865)	(480)	(321)	(48)	(182)	(3,896)
Impairment charges	(218)	(240)	(6)	(464)	(65)	(76)	(10)	7	(608)
Profit from ordinary activities before income tax expense	1,501	723	407	2,631	939	355	91	312	4,328
Tax expense	(452)	(218)	(120)	(790)	(276)	(97)	(31)	(133)	(1,327)
Net profit	1,049	505	287	1,841	663	258	60	179	3,001
Net profit attributable to non-controlling interests	-	-	(3)	(3)	-	(1)	(5)	(25)	(34)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,049	505	284	1,838	663	257	55	154	2,967

WBC Cash Earnings adjustments:
TPS revaluations	-	-	-	-	-	-	-	24	24
Treasury shares	-	-	-	-	-	-	-	12	12
Ineffective hedges	-	-	-	-	-	-	-	(8)	(8)
Merger transaction and integration expenses	-	-	-	-	-	-	-	-	-
FV gain / (loss) on economic hedges	-	-	-	-	-	-	-	20	20
Amortisation of intangible assets[3]	-	64	10	74	-	-	-	-	74
Fair value amortisation of financial instruments[4]	-	-	-	-	-	-	-	18	18
Tax consolidation adjustment[5]	-	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	-	-	-	-	-	-	-	(5)	(5)
Tax provision	-	-	-	-	-	-	-	-	-
Supplier program	-	-	-	-	-	-	-	93	93
Cash Earnings	1,049	569	294	1,912	663	257	55	308	3,195

[1]	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for First Half 2012 (1.2967).
[2]	Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $9 million credit
	ii)	Tax expense $9 million debit
[3]

Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships, as well as intangible assets (management contracts) related to the J O Hambro acquisition.

[4]	Amortisation of fair value adjustments recognised on merger with St.George.
[5]	Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

INTERIM RESULTS 2012

SEGMENT

RESULT

8.1        Half Year Segment Reported Results (continued)

Six months to 30 September 2011 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Pacific Banking	Group Businesses[2]	Group
Net interest income	2,684	1,479	226	4,389	782	573	64	343	6,151
Non-interest income	547	283	816	1,646	552	154	59	4	2,415
Net operating income	3,231	1,762	1,042	6,035	1,334	727	123	347	8,566
Operating expenses	(1,562)	(763)	(530)	(2,855)	(470)	(322)	(46)	(60)	(3,753)
Impairment charges	(274)	(213)	(1)	(488)	78	(84)	(18)	(18)	(530)
Profit from ordinary activities before income tax expense	1,395	786	511	2,692	942	321	59	269	4,283
Tax expense	(401)	(236)	(155)	(792)	(281)	(98)	(19)	(30)	(1,220)
Net profit	994	550	356	1,900	661	223	40	239	3,063
Net profit attributable to non-controlling interests	-	-	(2)	(2)	-	(1)	(3)	(27)	(33)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	994	550	354	1,898	661	222	37	212	3,030

WBC Cash Earnings adjustments:
TPS revaluations	-	-	-	-	-	-	-	(6)	(6)
Treasury shares	-	-	-	-	-	-	-	(13)	(13)
Ineffective hedges	-	-	-	-	-	-	-	17	17
Merger transaction and integration expenses	-	-	-	-	-	-	-	32	32
FV gain / (loss) on economic hedges	-	-	-	-	-	-	-	(26)	(26)
Amortisation of intangible assets[3]	-	65	9	74	-	-	-	-	74
Fair value amortisation of financial instruments[4]	-	-	-	-	-	-	-	63	63
Tax consolidation adjustment[5]	-	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	-	-	-	-	-	-	-	(15)	(15)
Tax provision	-	-	-	-	-	-	-	(23)	(23)
Cash Earnings	994	615	363	1,972	661	222	37	241	3,133

[1]	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Second Half 2011 (1.2956).
[2]	Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $5 million debit
	ii)	Tax expense $5 million credit
[3]	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.
[4]	Amortisation of fair value adjustments recognised on merger with St.George.
[5]	Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

interim RESULTS 2012

SEGMENT

RESULT

8.1        Half Year Segment Reported Results (continued)

Six months to 31 March 2011 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Pacific Banking	Group Businesses[2]	Group
Net interest income	2,575	1,427	177	4,179	761	544	58	303	5,845
Non-interest income	544	266	797	1,607	630	150	48	67	2,502
Net operating income	3,119	1,693	974	5,786	1,391	694	106	370	8,347
Operating expenses	(1,525)	(744)	(499)	(2,768)	(468)	(305)	(39)	(73)	(3,653)
Impairment charges	(273)	(180)	5	(448)	12	(101)	(7)	81	(463)
Profit from ordinary activities before income tax expense	1,321	769	480	2,570	935	288	60	378	4,231
Tax expense	(400)	(231)	(141)	(772)	(280)	(81)	(17)	915	(235)
Net profit	921	538	339	1,798	655	207	43	1,293	3,996
Net profit attributable to non-controlling interests	-	-	(5)	(5)	-	(2)	(3)	(25)	(35)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	921	538	334	1,793	655	205	40	1,268	3,961

WBC Cash Earnings adjustments:
TPS revaluations	-	-	-	-	-	-	-	27	27
Treasury shares	-	-	-	-	-	-	-	7	7
Ineffective hedges	-	-	-	-	-	-	-	(4)	(4)
Merger transaction and integration expenses	-	-	-	-	-	-	-	34	34
FV gain / (loss) on economic hedges	-	-	-	-	-	-	-	62	62
Amortisation of intangible assets[3]	-	64	8	72	-	-	-	-	72
Fair value amortisation of financial instruments[4]	-	-	-	-	-	-	-	6	6
Tax consolidation adjustment[5]	-	-	-	-	-	-	-	(1,110)	(1,110)
Buyback of government guaranteed debt	-	-	-	-	-	-	-	20	20
Tax provision	-	-	-	-	-	-	-	93	93
Cash Earnings	921	602	342	1,865	655	205	40	403	3,168

[1]	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for First Half 2011 (1.3164).
[2]	Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $7 million debit
	ii)	Tax expense $7 million credit
[3]	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.
[4]	Amortisation of fair value adjustments recognised on merger with St.George.
[5]	Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

interim RESULTS 2012

SEGMENT

RESULT

8.2        Westpac New Zealand Division Performance (A$ Equivalent to Section 4.3)

Westpac New Zealand operations provide banking, wealth and insurance products and services to New Zealand consumer, business and institutional customers.  The New Zealand wealth business includes New Zealand Life Company and BT New Zealand.  Results for the First Half 2012, Second Half 2011, and First Half 2011 have been converted into Australian dollars (A$) at the actual average exchange rates each month, the average rates for the reporting periods are:  1.2967, 1.2956 and 1.3164 respectively.

				% Mov’t	% Mov’t
$m	Half Year March 12	Half Year Sept 11	Half Year March 11	Sept 11 - Mar 12	Mar 11 - Mar 12
Net interest income	587	573	544	2	8
Non-interest income	165	154	150	7	10
Net operating income	752	727	694	3	8
Operating expenses	(321)	(322)	(305)	-	(5)
Core earnings	431	405	389	6	11
Impairment charges	(76)	(84)	(101)	10	25
Operating profit before tax	355	321	288	11	23
Tax and non-controlling interests	(98)	(99)	(83)	1	(18)
Cash Earnings	257	222	205	16	25

Economic profit	123	86	67	43	84
Expense to income ratio	42.7%	44.3%	43.9%	160bps	120bps
	$bn	$bn	$bn
Deposits	31.1	29.8	27.2	4	14
Net loans	45.8	45.2	41.4	1	11
Total assets	47.1	46.3	42.5	2	11
Total committed exposure	65.6	63.6	57.9	3	13
Funds under management	2.5	2.1	1.8	19	39

Impact of Movements in the A$/ NZ$ Exchange Rate

	Half Year March 12 vs Half Year Sept 11			Half Year March 12 vs Half Year March 11
	Cash Earnings growth	FX impact $m	Growth ex-FX	Cash Earnings growth	FX impact $m	Growth ex-FX
Net interest income	0%	1	-	4%	(9)	4%
Non-interest income	10%	-	10%	5%	(3)	5%
Net operating income	3%	1	3%	5%	(12)	4%
Operating expenses	(1)%	-	(1)%	(4)%	5	(4)%
Core earnings	4%	1	4%	5%	(7)	4%
Impairment charges	(15)%	-	(15)%	(31)%	1	(31)%
Operating profit before income tax	3%	1	3%	2%	(6)	2%
Income tax expense	(5)%	-	(5)%	(4)%	2	(4)%
Net profit	2%	1	2%	1%	(4)	1%
Net profit attributable to non-controlling interests	(6)%	-	(6)%	-	-	-
Cash Earnings	2%	1	2%	1%	(4)	1%

interim RESULTS 2012

GROUP

RECONCILIATIONS

9.0        GROUP RECONCILIATIONS

9.1        Group Half Year Earnings Reconciliation

Notes (refer to page 143)		1	2	3	5	9(a)	4	4	9(b)	9(a)	9(a)	6	8	7
		Cash Earnings adjustments
Six months to 31 March 2012 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	Merger T&I1	GG Fee FX Hedge	Hedging of MTM	Amortisation of intangible assets[2]	Fair value amortisation of financial instruments	Tax consolidation adjustment[3]	Buyback of government guaranteed debt	Tax provision	Supplier program	Cash Earnings
Net interest income	6,185	-	-	-	(10)	-	4	25	-	26	-	(7)	-	-	6,223
Fees and commissions	1,309	-	-	-	-	-	-	-	-	-	-	-	-	-	1,309
Wealth management & insurance income	797	(9)	-	13	-	-	-	-	-	-	-	-	-	-	801
Trading income	406	-	-	-	-	-	-	-	-	-	-	-	-	-	406
Other income	135	-	14	-	(2)	-	-	-	-	-	-	-	-	-	147
Non-interest income	2,647	(9)	14	13	(2)	-	-	-	-	-	-	-	-	-	2,663
Net operating income	8,832	(9)	14	13	(12)	-	4	25	-	26	-	(7)	-	-	8,886
Salaries and other staff expenses	(2,171)	-	-	-	-	-	-	-	-	-	-	-	-	115	(2,056)
Equipment and occupancy expenses	(614)	-	-	-	-	-	-	-	-	-	-	-	-	-	(614)
Other expenses	(1,111)	-	-	-	-	-	-	-	108	-	-	-	-	18	(985)
Operating expenses	(3,896)	-	-	-	-	-	-	-	108	-	-	-	-	133	(3,655)
Core earnings	4,936	(9)	14	13	(12)	-	4	25	108	26	-	(7)	-	133	5,231
Impairment charges	(608)	-	-	-	-	-	-	-	-	-	-	-	-	-	(608)
Operating profit before tax	4,328	(9)	14	13	(12)	-	4	25	108	26	-	(7)	-	133	4,623
Income tax expense	(1,327)	9	10	(1)	4	-	(1)	(8)	(33)	(8)	-	2	-	(40)	(1,393)
Net profit	3,001	-	24	12	(8)	-	3	17	75	18	-	(5)	-	93	3,230
Net profit attributable to non-controlling interests	(34)	-	-	-	-	-	-	-	(1)	-	-	-	-	-	(35)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	2,967	-	24	12	(8)	-	3	17	74	18	-	(5)	-	93	3,195
WBC Cash Earnings adjustments:
TPS revaluations	24	-	(24)	-	-	-	-	-	-	-	-	-	-	-	-
Treasury shares	12	-	-	(12)	-	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	(8)	-	-	-	8	-	-	-	-	-	-	-	-	-	-
Merger transaction and integration expenses[1]	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
FV gain / (loss) on economic hedges	20	-	-	-	-	-	(3)	(17)	-	-	-	-	-	-	-
Amortisation of intangible assets[2]	74	-	-	-	-	-	-	-	(74)	-	-	-	-	-	-
Fair value amortisation of financial instruments	18	-	-	-	-	-	-	-	-	(18)	-	-	-	-	-
Tax consolidation adjustment[3]	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	(5)	-	-	-	-	-	-	-	-	-	-	5	-	-	-
Tax provision	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Supplier program	93	-	-	-	-	-	-	-	-	-	-	-	-	(93)	-
Cash Earnings	3,195	-	-	-	-	-	-	-	-	-	-	-	-	-	3,195

[1]	Transaction and integration expenses related to the merger.
[2]

Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the J O Hambro acquisition.

[3]	Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

INTERIM RESULTS 2012

GROUP

RECONCILIATIONS

9.1        Group Half Year Earnings Reconciliation (continued)

Notes (refer to page 143)		1	2	3	5	9(a)	4	4	9(b)	9(a)	9(a)	6	8	7
		Cash Earnings adjustments
Six months to 30 September 2011 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	Merger T&I1	GG Fee FX Hedge	Hedging of MTM	Amortisation of intangible assets[2]	Fair value amortisation of financial instruments	Tax consolidation adjustment[3]	Buyback of government guaranteed debt	Tax provision	Supplier program	Cash Earnings
Net interest income	6,151	-	-	-	21	2	(18)	(18)	-	89	-	(22)	-	-	6,205
Fees and commissions	1,285	-	-	-	-	-	-	-	-	-	-	-	-	-	1,285
Wealth management & insurance income	822	5	-	(15)	-	-	-	-	-	-	-	-	-	-	812
Trading income	254	-	-	-	-	-	-	-	-	-	-	-	-	-	254
Other income	54	-	10	-	2	-	-	-	-	-	-	-	-	-	66
Non-interest income	2,415	5	10	(15)	2	-	-	-	-	-	-	-	-	-	2,417
Net operating income	8,566	5	10	(15)	23	2	(18)	(18)	-	89	-	(22)	-	-	8,622
Salaries and other staff expenses	(2,043)	-	-	-	-	39	-	-	-	-	-	-	-	-	(2,004)
Equipment and occupancy expenses	(580)	-	-	-	-	2	-	-	-	-	-	-	-	-	(578)
Other expenses	(1,130)	-	-	-	-	3	-	-	104	-	-	-	-	-	(1,023)
Operating expenses	(3,753)	-	-	-	-	44	-	-	104	-	-	-	-	-	(3,605)
Core earnings	4,813	5	10	(15)	23	46	(18)	(18)	104	89	-	(22)	-	-	5,017
Impairment charges	(530)	-	-	-	-	-	-	-	-	-	-	-	-	-	(530)
Operating profit before tax	4,283	5	10	(15)	23	46	(18)	(18)	104	89	-	(22)	-	-	4,487
Income tax expense	(1,220)	(5)	(16)	2	(6)	(14)	5	5	(30)	(26)	-	7	(23)	-	(1,321)
Net profit	3,063	-	(6)	(13)	17	32	(13)	(13)	74	63	-	(15)	(23)	-	3,166
Net profit attributable to non-controlling interests	(33)	-	-	-	-	-	-	-	-	-	-	-	-	-	(33)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,030	-	(6)	(13)	17	32	(13)	(13)	74	63	-	(15)	(23)	-	3,133
WBC Cash Earnings adjustments:
TPS revaluations	(6)	-	6	-	-	-	-	-	-	-	-	-	-	-	-
Treasury shares	(13)	-	-	13	-	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	17	-	-	-	(17)	-	-	-	-	-	-	-	-	-	-
Merger transaction and integration expenses[1]	32	-	-	-	-	(32)	-	-	-	-	-	-	-	-	-
FV gain / (loss) on economic hedges	(26)	-	-	-	-	-	13	13	-	-	-	-	-	-	-
Amortisation of intangible assets[2]	74	-	-	-	-	-	-	-	(74)	-	-	-	-	-	-
Fair value amortisation of financial instruments	63	-	-	-	-	-	-	-	-	(63)	-	-	-	-	-
Tax consolidation adjustment[3]	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	(15)	-	-	-	-	-	-	-	-	-	-	15	-	-	-
Tax provision	(23)	-	-	-	-	-	-	-	-	-	-	-	23	-	-
Supplier program	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash Earnings	3,133	-	-	-	-	-	-	-	-	-	-	-	-	-	3,133

1     Transaction and integration expenses related to the merger.

2     Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

3     Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

INTERIM RESULTS 2012

GROUP

RECONCILIATIONS

9.1        Group Half Year Earnings Reconciliation (continued)

Notes (refer to page 143)		1	2	3	5	9(a)	4	4	9(b)	9(a)	9(a)	6	8	7
		Cash Earnings adjustments
Six months to 31 March 2011 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	Merger T&I1	GG Fee FX Hedge	Hedging of MTM	Amortisation of intangible assets[2]	Fair value amortisation of financial instruments	Tax consolidation adjustment[3]	Buyback of government guaranteed debt	Tax provision	Supplier program	Cash Earnings
Net interest income	5,845	-	-	-	(8)	1	12	76	-	9	-	29	-	-	5,964
Fees and commissions	1,283	-	-	-	-	-	-	-	-	-	-	-	-	-	1,283
Wealth management & insurance income	796	7	-	8	-	-	-	-	-	-	-	-	-	-	811
Trading income	304	-	-	-	-	-	-	-	-	-	-	-	-	-	304
Other income	119	-	17	-	3	-	-	-	-	-	-	-	-	-	139
Non-interest income	2,502	7	17	8	3	-	-	-	-	-	-	-	-	-	2,537
Net operating income	8,347	7	17	8	(5)	1	12	76	-	9	-	29	-	-	8,501
Salaries and other staff expenses	(2,012)	-	-	-	-	28	-	-	-	-	-	-	-	-	(1,984)
Equipment and occupancy expenses	(535)	-	-	-	-	2	-	-	-	-	-	-	-	-	(533)
Other expenses	(1,106)	-	-	-	-	18	-	-	104	-	-	-	-	-	(984)
Operating expenses	(3,653)	-	-	-	-	48	-	-	104	-	-	-	-	-	(3,501)
Core earnings	4,694	7	17	8	(5)	49	12	76	104	9	-	29	-	-	5,000
Impairment charges	(463)	-	-	-	-	-	-	-	-	-	-	-	-	-	(463)
Operating profit before tax	4,231	7	17	8	(5)	49	12	76	104	9	-	29	-	-	4,537
Income tax expense	(235)	(7)	10	(1)	1	(15)	(4)	(22)	(32)	(3)	(1,110)	(9)	93	-	(1,334)
Net profit	3,996	-	27	7	(4)	34	8	54	72	6	(1,110)	20	93	-	3,203
Net profit attributable to non-controlling interests	(35)	-	-	-	-	-	-	-	-	-	-	-	-	-	(35)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,961	-	27	7	(4)	34	8	54	72	6	(1,110)	20	93	-	3,168
WBC Cash Earnings adjustments:
TPS revaluations	27	-	(27)	-	-	-	-	-	-	-	-	-	-	-	-
Treasury shares	7	-	-	(7)	-	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	(4)	-	-	-	4	-	-	-	-	-	-	-	-	-	-
Merger transaction and integration expenses[1]	34	-	-	-	-	(34)	-	-	-	-	-	-	-	-	-
FV gain / (loss) on economic hedges	62	-	-	-	-	-	(8)	(54)	-	-	-	-	-	-	-
Amortisation of intangible assets[2]	72	-	-	-	-	-	-	-	(72)	-	-	-	-	-	-
Fair value amortisation of financial instruments	6	-	-	-	-	-	-	-	-	(6)	-	-	-	-	-
Tax consolidation adjustment[3]	(1,110)	-	-	-	-	-	-	-	-	-	1,110	-	-	-	-
Buyback of government guaranteed debt	20	-	-	-	-	-	-	-	-	-	-	(20)	-	-	-
Tax provision	93	-	-	-	-	-	-	-	-	-	-	-	(93)	-	-
Supplier program	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash Earnings	3,168	-	-	-	-	-	-	-	-	-	-	-	-	-	3,168

1 Transaction and integration expenses related to the merger.

2 Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

3 Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

INTERIM RESULTS 2012

GROUP

RECONCILIATIONS

Notes

Cash Earnings Adjustments

(1)        Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policy holders tax recoveries). Westpac reverses the impact of this gross up to provide comparability across reporting periods.

(2)        Hybrid revaluations

TPS revaluations

Adjustment for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore, there is a mismatch in the timing of income recognition in the reported results. The mismatch is added back to reported results in deriving Cash Earnings as it does not affect the Group’s profits over time.

(3)        Treasury shares

Under A-IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in deriving income.

(4)        Fair value gain/(loss) on other economic hedges (which do not qualify for hedge accounting under A-IFRS) comprises:

-       The unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting Non-interest income is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

-       the unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the Government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge; and

-       the unrealised fair value gains/(losses) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge.

(5)        Ineffective hedges

The gain/(loss) on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time.

(6)        Gain/(loss) on buyback of Government guaranteed debt

During 2011, the Group bought back some Government guaranteed debt which reduced Government guarantee fees (70 basis points) paid. In undertaking the buybacks, in addition to the 70 basis points fee saving, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result, the cost incurred is recognised at the time of the buybacks. In Cash Earnings, the cost incurred is being amortised over the original term of the debt that was bought back. The Cash Earnings adjustment gives effect to the timing difference between reported earnings and Cash Earnings.

INTERIM RESULTS 2012

GROUP

RECONCILIATIONS

(7)        Significant items

Supplier Program

In First Half 2012, the Group incurred and provisioned for non-recurring expenses as part of its program to increase the use of global specialists in certain technology and back office operations.  These expenses included costs associated with streamlining and better documenting systems and processes, technology costs to enable infrastructure and enhance interaction with suppliers, and costs associated with restructuring the workforce.  Given the significant size of these expenses and that they are not considered in determining dividends they are being treated as Cash Earnings adjustments.

(8)        Tax Provision

In First Half 2011, the Group increased tax provisions by $93 million in respect of certain existing positions for transactions previously undertaken by the Group. The increase reflected the recent trend of global taxation authorities challenging the historical tax treatment of cross border and complex transactions. This increase in tax provisions was treated as a Cash Earnings adjustment as it related to the global management of existing tax positions and does not reflect ongoing operations. The Group’s management of tax positions has moved to disclosing any such transactions to the taxation authorities at or around the time of execution. In Second Half 2011, several of these outstanding matters were resolved. As a result $23 million of the provision was not required. This benefit was also treated as a Cash Earnings adjustment.

(9)        St.George merger and J O Hambro acquisition related Cash Earnings adjustments

(a) as part of the merger with St.George, transaction and integration expenses incurred over three years following the merger were treated as a Cash Earnings adjustment as they do not impact the earnings expected from St.George following the integration period.  As the merger was completed over three years ago, no further merger transaction expenses will be incurred;

(a) the accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, has been treated as a Cash Earnings adjustment; and

(a) tax consolidation adjustment – finalisation of tax consolidation related to the merger with St.George gave rise to an income tax expense adjustment of $1,110 million in First Half 2011. The tax consolidation process required Westpac to reset the tax value of certain St.George assets to the appropriate market value of those assets as at the effective date of the tax consolidation (31 March 2009). These adjustments have been treated as a Cash Earnings adjustment due to their size and because they do not reflect ongoing operations.

(b) amortisation of intangible assets – The merger with St.George resulted in the recognition of core deposit intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between five and nine years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders;

(b) amortisation of intangible assets – The acquisition of J O Hambro, previously a privately owned London-based boutique equity investment manager, by BT Investment Management (BTIM) during First Half 2012 resulted in the recognition of management contract intangible assets.  These intangible items are amortised over their useful lives, ranging between five and twenty years.  The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders.

INTERIM RESULTS 2012

ECONOMIC

PROFIT

10.0      ECONOMIC PROFIT

Group economic profit is defined as Cash Earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits.

Divisional economic profit is defined as Cash Earnings less a capital charge.  The capital charge is calculated at 11% on allocated capital plus 70% of the value of Australian tax paid.

Economic profit is used as a key measure of financial performance because it focuses on shareholder value generated by requiring a return in excess of a risk-adjusted cost of capital.

Six months to 31 March 2012 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Pacific Banking
Cash Earnings	3,195	1,049	569	294	1,912	663	257	55
Franking benefit	817	316	172	86	574	182	-	-
Adjusted Cash Earnings	4,012	1,365	741	380	2,486	845	257	55
Average ordinary equity	42,278	6,721	5,603	3,486	15,810	6,277	2,439	251
Equity charge	(2,325)	(370)	(308)	(192)	(870)	(345)	(134)	(14)
Economic profit	1,687	995	433	188	1,616	500	123	41

Six months to 30 September 2011 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Pacific Banking
Cash Earnings	3,133	994	615	363	1,972	661	222	37
Franking benefit	776	281	184	110	575	184	—	—
Adjusted Cash Earnings	3,909	1,275	799	473	2,547	845	222	37
Average ordinary equity	40,143	6,341	5,515	3,181	15,037	5,657	2,470	222
Equity charge	(2,214)	(349)	(304)	(175)	(828)	(312)	(136)	(13)
Economic profit	1,695	926	495	298	1,719	533	86	24

Six months to 31 March 2011 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Pacific Banking
Cash Earnings	3,168	921	602	342	1,865	655	205	40
Franking benefit	833	280	181	102	563	193	—	—
Adjusted Cash Earnings	4,001	1,201	783	444	2,428	848	205	40
Average ordinary equity	38,609	6,195	5,510	3,259	14,964	6,093	2,511	208
Equity charge	(2,118)	(340)	(302)	(179)	(821)	(334)	(138)	(11)
Economic profit	1,883	861	481	265	1,607	514	67	29

1  In A$ equivalents.

INTERIM RESULTS 2012

GLOSSARY

11.0      GLOSSARY

Earnings	Cash Earnings

Net profit attributable to owners of WBC adjusted for the impact of the economic hedges related to TPS, earnings from Treasury shares, gains/losses on ineffective hedges, the impact of unrealised New Zealand earnings hedges gains/losses, and the impact of integration costs and the amortisation of certain intangibles in relation to the merger with St.George, fair value gains/losses on economic hedges, tax consolidation adjustment, buyback of Government guaranteed debt, provision adjustment, costs associated with the supplier program and the amortisation of intangibles relating to the acquisition of J O Hambro.

	Core earnings	Core earnings is operating profit, before income tax and impairment charges.
Shareholder Value	Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (statutory basis).
	Cash Earnings per ordinary share	Cash Earnings divided by the weighted average ordinary shares (Cash Earnings basis).
	Weighted average ordinary shares (Cash Earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.
	Weighted average ordinary shares (reported)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).
	Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.
	Dividend payout ratio – net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.
	Dividend payout ratio – Cash Earnings	Ordinary dividend divided by Cash Earnings.
	Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.
	Cash ROE	Cash Earnings divided by average ordinary equity.
	Cash Earnings to average tangible equity	Cash Earnings divided by average tangible ordinary equity.
	Economic profit – Group	Cash Earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group’s Australian tax expense.
	Economic Profit – Divisions	Cash Earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax paid.
	Average ordinary equity	Average total equity less average non-controlling interests.
	Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).
	Net tangible assets per ordinary share	Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number ordinary shares on issue (statutory basis)
Productivity and efficiency	Operating expenses	Operating expenses do not include impairment charges on loans.
	Expense to income ratio	Operating expenses divided by net operating income.
Total banking expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Westpac RBB, St.George Banking Group, WIB, Private Bank (part of BTFG), New Zealand banking operations, Pacific Bank and the Group Businesses.

	Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

INTERIM RESULTS 2012

GLOSSARY

Business Performance	Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.
	Net interest margin	The net interest margin is calculated by dividing net interest income by average interest earning assets.
	Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.
	Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.
	Divisional margin	Net interest income (excluding capital benefit) for a division as a percentage of the average interest earning assets for that division.
Capital Adequacy	Total regulatory capital ratio	Total regulatory capital as defined by APRA divided by risk-weighted assets.
	Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk-weighted assets.
	Common equity Tier 1 capital ratio	Total common equity capital as defined by APRA divided by risk weighted assets.
Risk Weighted Assets (RWA)

Assets (both on and off-balance sheet) of Westpac are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets.

Credit Risk Weighted Assets

Credit risk weighted assets represent risk-weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude equity risk, market risk, operational risk, interest rate risk in the banking book and other assets. Note 18 in Section 5 provides a breakdown of risk weighted assets between credit risk weighted assets and other risk weighted assets.

Asset quality	Individually Assessed Provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the income statement.

Collectively Assessed Provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

■      facilities 90 days or more past due, and not well secured – exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

■      non-accrual assets – exposures with individually assessed impairment provisions held against them, excluding restructured loans;

■      restructured assets – exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

■     other assets acquired through security enforcement (includes other real estate owned) – includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

■      any other assets where the full collection of interest and principal is in doubt.

INTERIM RESULTS 2012

GLOSSARY

Asset quality (cont’d)	90 days past due – well secured

Includes facilities where:

■     contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

■      the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

	Watchlist and Substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.
	Stressed assets	Stressed assets are Watchlist and Substandard, 90 days past due well secured and impaired assets.
Total Committed Exposure (TCE)

Total Committed Exposure (TCE) represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and under-writing risk.

Other	Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to non-controlling interests). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on Cash Earnings.

	First Half 2012	Six months ended 31 March 2012.
	Second Half 2011	Six months ended 30 September 2011.
	First Half 2011	Six months ended 31 March 2011.
	Prior comparative period	Refers to the six months ended 31 March 2011
	Prior half / Prior period	Refers to the six months ended 30 September 2011
	Net Promoter Score (NPS)[1]	Refers to an external measure of customer advocacy which looks at how willing our customers are to recommend Westpac to their family and friends.
St.George

In this announcement references to ‘St.George’ refer to the division and its brands namely: ‘St.George Bank’, ‘Bank of Melbourne’, and ‘BankSA’ , and RAMS unless it clearly means the St.George Bank brand.

1  Net Promoter Scoresm and NPSsm is a service mark of Bain and Company Inc., Satmetrix Systems Inc. and Mr Frederick Reichheld.